                                            Registration Statement No. 333-72336
                                                                       811-08317


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          Pre-Effective Amendment No. 2


                                       And


         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                         Post-Effective Amendment No. 7



           THE TRAVELERS SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
           -----------------------------------------------------------
                           (Exact name of Registrant)

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                               (Name of Depositor)

                  ONE TOWER SQUARE, HARTFORD, CONNECTICUT 06183
                  ---------------------------------------------
              (Address of Depositor's Principal Executive Offices)

        Depositor's Telephone Number, including area code: (860) 277-0111
                                                           --------------

                                ERNEST J. WRIGHT
                     The Travelers Life and Annuity Company
                                One Tower Square
                           Hartford, Connecticut 06183
                           ---------------------------
                     (Name and Address of Agent for Service)


Approximate Date of Proposed Public Offering:  As soon as practicable  following the effectivness of the
                                               Registration Statement

It is proposed that this filing will become effective (check appropriate box):

N/A      immediately upon filing pursuant to paragraph (b) of Rule 485.
N/A      on___________ pursuant to paragraph (b) of Rule 485.
N/A      60 days after filing pursuant to paragraph (a)(1) of Rule 485.
N/A      on ___________ pursuant to paragraph (a)(1) of Rule 485.

If appropriate, check the following box:

______ this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                     PART A

                      Information Required in a Prospectus

                   TRAVELERS PRIMELITE II ANNUITY PROSPECTUS:
            THE TRAVELERS SEPARATE ACCOUNT PF FOR VARIABLE ANNUITIES
          THE TRAVELERS SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES

This prospectus describes TRAVELERS PRIMELITE II ANNUITY, a flexible premium deferred variable annuity contract (the "Contract") issued by The Travelers Insurance Company or The Travelers Life and Annuity Company, depending on the state in which you purchased your Contract. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("qualified Contracts") as well as those that do not qualify for such treatment ("nonqualified Contracts"). We may issue it as an individual Contract or as a group Contract. When we issue a group Contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to Contracts and certificates as "Contracts."

You can choose to have your premium ("purchase payments") accumulate on a variable and/or fixed basis in one of our funding options. Your contract value before the maturity date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the variable funding options you select. You bear the investment risk of investing in the variable funding options. The variable funding options are:


AIM VARIABLE INSURANCE FUNDS, INC.
  AIM V.I. Capital Appreciation Portfolio -- Series
    II
  AIM V.I. Value Fund -- Series II
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
  Premier Growth Portfolio -- Class B
  Technology Portfolio -- Class B
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS
TRUST
  Mutual Shares Securities Fund -- Class 2
  Templeton Growth Securities Fund -- Class 2
GREENWICH STREET SERIES FUND
  Appreciation Portfolio
  Fundamental Value Portfolio
OPPENHEIMER VARIABLE ACCOUNT FUNDS
  Oppenheimer Capital Appreciation Fund -- Service
    Shares
  Oppenheimer Main Street Growth & Income
    Fund -- Service Shares
PIONEER VARIABLE CONTRACTS TRUST
  Pioneer Fund VCT Portfolio -- Class II
  Pioneer Mid Cap Value VCT Portfolio -- Class II
PUTNAM VARIABLE TRUST
  Putnam VT International Growth Fund -- Class IB
    Shares
  Putnam VT Small Cap Value Fund -- Class IB Shares
SMITH BARNEY ALLOCATION SERIES INC.
  Select Balanced Portfolio
  Select Growth Portfolio
  Select High Growth Portfolio
SMITH BARNEY INVESTMENT SERIES
  Select Government Portfolio
  Smith Barney Growth and Income Portfolio
  Smith Barney Large Cap Core Portfolio
  Smith Barney Premier Selections All Cap Growth
    Portfolio
TRAVELERS SERIES FUND INC.
  MFS Total Return Portfolio
  Smith Barney Aggressive Growth Portfolio
  Smith Barney High Income Portfolio
  Smith Barney International All Cap Growth
    Portfolio
  Smith Barney Large Capitalization Growth
    Portfolio
  Smith Barney Large Cap Value Portfolio
  Smith Barney Mid Cap Core Portfolio
  Smith Barney Money Market Portfolio
  Travelers Managed Income Portfolio *
THE TRAVELERS SERIES TRUST
  Convertible Bond Portfolio
  MFS Mid Cap Growth Portfolio
  MFS Research Portfolio
  Social Awareness Stock Portfolio
VAN KAMPEN LIFE INVESTMENT TRUST
  Comstock Portfolio -- Class II Shares
  Emerging Growth Portfolio -- Class II Shares
  Growth and Income Portfolio -- Class II Shares
VARIABLE ANNUITY PORTFOLIOS
  Smith Barney Small Cap Growth Opportunities
    Portfolio
VARIABLE INSURANCE PRODUCTS FUND (FIDELITY)
  Equity Income Portfolio -- Service Class 2
  Growth Portfolio -- Service Class 2
VARIABLE INSURANCE PRODUCTS FUND III (FIDELITY)
  Mid Cap Portfolio -- Service Class 2



*Not available until March 1, 2002


The Contract, certain contract features and/or some of the funding options may not be available in all states. THE CURRENT PROSPECTUSES FOR THE UNDERLYING FUNDS THAT SUPPORT THE VARIABLE FUNDING OPTIONS MUST ACCOMPANY THIS PROSPECTUS. READ AND RETAIN THEM FOR FUTURE REFERENCE.


This prospectus provides the information that you should know before investing in the Contract. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated February 4, 2002. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to The Travelers Insurance Company, PrimeElite Travelers Service Center, One Tower Square, Hartford, Connecticut 06183, call (888) 556-5412 or access the SEC's website (http://www.sec.gov). See Appendix C for the SAI's table of contents.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


                       PROSPECTUS DATED FEBRUARY 4, 2002

                               TABLE OF CONTENTS

Index of Special Terms................      2
Summary...............................      3
Fee Table.............................      6
Condensed Financial Information.......     13
The Annuity Contract..................     13
  Contract Owner Inquiries............     13
  Purchase Payments...................     13
  Accumulation Units..................     14
  The Variable Funding Options........     14
Fixed Account.........................     17
Charges and Deductions................     17
  General.............................     17
  Withdrawal Charge...................     18
  Free Withdrawal Allowance...........     19
  Transfer Charges....................     19
  Administrative Charges..............     19
  Mortality and Expense Risk Charge...     20
  E.S.P. Charge.......................     20
  Variable Funding Option Expenses....     20
  Premium Tax.........................     20
  Changes in Taxes Based Upon Premium
     or Value.........................     20
Transfers.............................     20
  Dollar Cost Averaging...............     21
Access to Your Money..................     22
  Systematic Withdrawals..............     22
  Loans...............................     23
Ownership Provisions..................     23
  Types of Ownership..................     23
Contract Owner........................     23
  Beneficiary.........................     23
  Annuitant...........................     23
Death Benefit.........................     23
  Death Proceeds Before the Maturity
     Date.............................     24
  Step-Up Value.......................     24
  Enhance Stepped-Up Provisions.......     24
  Payment of Proceeds.................     25
  Death Proceeds After the Maturity
     Date.............................     27
The Annuity Period....................     27
  Maturity Date.......................     27
  Allocation of Annuity...............     28
  Variable Annuity....................     28
  Fixed Annuity.......................     29
Payment Options.......................     29
  Election of Options.................     29
  Annuity Options.....................     29
Miscellaneous Contract Provisions.....     30
  Right to Return.....................     30
  Termination.........................     30
  Required Reports....................     30
  Suspension of Payments..............     31
The Separate Accounts.................     31
  Performance Information.............     31
Federal Tax Considerations............     32
  General Taxation of Annuities.......     32
  Types of Contracts: Qualified or
     Nonqualified.....................     33
  Nonqualified Annuity Contracts......     33
  Qualified Annuity Contracts.........     34
  Penalty Tax for Premature
     Distributions....................     34
  Diversification Requirements for
     Variable Annuities...............     34
  Ownership of the Investments........     34
  Mandatory Distributions for
     Qualified Plans..................     34
  Taxation of Death Benefit
     Proceeds.........................     35
Other Information.....................     35
  The Insurance Companies.............     35
  Financial Statements................     35
  Distribution of Variable Annuity
     Contracts........................     35
  Conformity with State and Federal
     Laws.............................     35
  Voting Rights.......................     36
  Legal Proceedings and Opinions......     36
Appendix A: The Fixed Account.........    A-1
Appendix B: Waiver of Withdrawal
  Charge for Nursing Home
  Confinement.........................    B-1
Appendix C: Contents of the Statement
  of Additional Information...........    C-1

                             INDEX OF SPECIAL TERMS

The following terms are italicized throughout the prospectus. Refer to the page listed for an explanation of each term.

Accumulation Unit.....................     14
Accumulation Period...................     14
Annuitant.............................     23
Annuity Payments......................     28
Annuity Unit..........................     14
Cash Surrender Value..................     22
Contingent Annuitant..................     23
Contract Date.........................     13
Contract Owner........................     23
Contract Value........................     13
Contract Year.........................     13
Death Report Date.....................     23
Fixed Account.........................    A-1
Funding Option(s).....................     14
Joint Owner...........................     23
Maturity Date.........................     27
Modified Purchase Payment.............     24
Purchase Payment......................     13
Underlying Fund.......................     14
Written Request.......................     13

                                    SUMMARY:
                         TRAVELERS PRIMELITE II ANNUITY

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is either The Travelers Insurance Company or The Travelers Life and Annuity Company, ("the Company," "We" or "Us") depending on where you reside. Each company sponsors its own segregated asset account ("Separate Account"). The Travelers Insurance Company sponsors the Travelers Separate Account PF for Variable Annuities ("Separate Account PF"); The Travelers Life and Annuity Company sponsors the Travelers Separate Account PF II for Variable Annuities ("Separate Account PF II"). When we refer to the Separate Account, we are referring to either Separate Account PF or Separate Account PF II, depending upon your issuing Company.

Your issuing Company is The Travelers Life and Annuity Company unless you reside in one of the following locations. The Travelers Insurance Company issues Contracts in the locations listed below:

Bahamas                                          New Hampshire
British Virgin Islands                           New York
Guam                                             U.S. Virgin Islands

You may also refer to the cover page of your Contract for the name of your issuing company. You may only purchase a Contract in states where the Contract has been approved for sale. The Contract may not currently be available for sale in all states.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the variable funding options and/or to the Fixed Account that is part of our general account (the "Fixed Account"). We guarantee money directed to the Fixed Account as to principal and interest. The variable funding options are designed to produce a higher rate of return than the Fixed Account; however, this is not guaranteed. You can also lose money in the variable funding options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase. During the accumulation phase generally, under a qualified contract, your pre-tax contribution accumulates on a tax-deferred basis and is taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a nonqualified contract, earnings on your after-tax contribution accumulates on a tax-deferred basis and is taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (annuity payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments from the variable funding options and/or the Fixed Account. If you elect variable income payments, the dollar amount or your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO SHOULD PURCHASE THIS CONTRACT? The Contract is currently available for use in connection with (1) individual nonqualified purchases; (2) Individual Retirement Annuities (IRAs); and (3) other qualified retirement plans. Qualified contracts include contracts qualifying under Section 401(a), 403(b), or 408(b) of the Internal Revenue Code of 1986, as amended. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its Death Benefit, Annuity Option Benefits, and other non-tax-related benefits.

You may purchase the Contract with an initial payment of at least $5,000. You may make additional payments of at least $100 at any time during the accumulation phase.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within twenty days after you receive it, you will receive a full refund of your contract value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the underlying funds). Where state law requires a longer right to return period, or the return of purchase payments, the Company will comply. You bear the investment risk on the purchase payment allocated to a variable funding option during the right to return period; therefore, the contract value we return may be greater or less than your purchase payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, we will refund your full purchase payment. During the remainder of the right to return period, we will refund your contract value (including charges we assessed). We will determine your contract value at the close of business on the day we receive a written request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? Through its subaccounts, the Separate Account uses your purchase payments to purchase units, at your direction, of one or more of the variable funding options. In turn, each variable funding option invests in an underlying mutual fund ("underlying fund") that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these variable funding options.

You can transfer among the variable funding options as frequently as you wish without any current tax implications. Currently there is no limit to the number of transfers allowed. We may, in the future, limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other contract owners. You may transfer between the Fixed Account and the variable funding options twice a year (during the 30 days after the six-month contract date anniversary), provided the amount is not greater than 15% of the Fixed Account value on that date.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge daily from the amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E at an annual rate of 1.50%. We also deduct an annual administrative charge of $30 for contracts with a value of less than $50,000. Each underlying fund also charges for management and other expenses.

We will apply a withdrawal charge to withdrawals from the Contract, and will calculate it as a percentage of the purchase payments. The maximum percentage is 8%, decreasing to 0% in years nine and later.

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your purchase payments and on any earnings when you make a withdrawal or begin receiving annuity payments. Under a nonqualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts.

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Withdrawal charges, income taxes, and/or a penalty tax may apply to taxable amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? The death benefit applies upon the first death of the contract owner, joint owner, or annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) due proof of death and
(2) written payment instructions. Please refer to the Death Benefit section in the prospectus for more details.

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? Because the contracts described in this prospectus are newly registered, as of the date of this prospectus there is no Condensed Financial Information.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - DOLLAR COST AVERAGING. This is a program that allows you to invest a fixed amount of money in variable funding options each month, theoretically giving you a lower average cost per unit over time than a single one-time purchase. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels, and does not guarantee profits or prevent losses in a declining market. Potential investors should consider their financial ability to continue purchases through periods of low price levels.

     - SYSTEMATIC WITHDRAWAL OPTION. Before the maturity date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match your original (or your latest) funding option allocation request.

     - SPOUSAL CONTRACT CONTINUANCE. (NONQUALIFIED CONTRACTS ONLY) If your spouse is named as a beneficiary, and you die prior to the maturity date, your spouse may elect to continue the contract as owner rather than have the death benefit paid to the beneficiary. This feature applies to a spousal joint contract owner and/or beneficiary only.

     - ENHANCED STEPPED-UP PROVISION ("E.S.P."). For an additional charge, the total death benefit may be increased based on your contract earnings.

                                   FEE TABLE
--------------------------------------------------------------------------------
The purpose of this Fee Table is to assist contract owners in understanding the various costs and expenses that you will bear, directly or indirectly, if you purchase this Contract. See "Charges and Deductions" in this prospectus for additional information. Expenses shown do not include premium taxes, which may be applicable. "Other Expenses" include operating costs of each underlying fund. Each fund reflects these expenses in its net asset value; the expenses are not deducted from your contract value.

TRANSACTION EXPENSES

     WITHDRAWAL CHARGE (as a percentage of the purchase payments withdrawn)

            YEARS SINCE PURCHASE
                PAYMENT MADE                       WITHDRAWAL CHARGE
                    0-1                                   8%
                     2                                    8%
                     3                                    7%
                     4                                    7%
                     5                                    6%
                     6                                    5%
                     7                                    4%
                     8                                    3%
                 9 or more                                0%


     TRANSFER CHARGE........................................      $0
     (We reserve the right to charge $10 on any transfers
      which exceed 12 per year.)
ANNUAL SEPARATE ACCOUNT CHARGES:
  (as a percentage of the average daily net assets of the
  Separate Account)

WITH E.S.P.
Mortality Expense Risk Charge.......   1.50%
Administrative Expense Charge.......   0.15%
E.S.P. Charge.......................   0.25%
                                       -----
     Total Separate Account
       Charges......................   1.90%
WITHOUT E.S.P.
Mortality Expense Risk Charge.......   1.50%
Administrative Expense Charge.......   0.15%
                                       -----
     Total Separate Account
       Charges......................   1.65%


OTHER ANNUAL CHARGES
  ANNUAL CONTRACT ADMINISTRATIVE CHARGE.....................     $30
  (waived if contract value is $50,000 or more)
VARIABLE FUNDING OPTION EXPENSES:
  (as a percentage of average daily net assets of the funding option as of December 31, 2000, unless otherwise noted)

                                                                                                  TOTAL
                                                                                                  ANNUAL
                                                                                                OPERATING
                                              MANAGEMENT FEE                 OTHER EXPENSES      EXPENSES
                                              (AFTER EXPENSE                 (AFTER EXPENSE   (AFTER EXPENSE
FUNDING OPTIONS:                              REIMBURSEMENT)   12B-1 FEES    REIMBURSEMENT)   REIMBURSEMENT)
------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS, INC.
    AIM V.I. Capital Appreciation
      Portfolio -- Series II................       0.61%          0.25%           0.23%            1.09%
    AIM V.I. Value Fund -- Series II........       0.60%          0.25%           0.26%            1.11%
ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
    Premier Growth Portfolio -- Class B.....       1.00%          0.25%           0.05%            1.30%
    Technology Portfolio -- Class B.........       0.97%          0.25%           0.09%            1.31%
FRANKLIN TEMPLETON VARIABLE INSURANCE
  PRODUCTS TRUST
    Mutual Shares Securities Fund -- Class
      2.....................................       0.60%          0.25%           0.20%            1.05%
    Templeton Growth Securities Fund --
      Class 2...............................       0.81%                          0.07%            0.88%(1)
GREENWICH STREET SERIES FUND
    Appreciation Portfolio..................       0.75%                          0.03%            0.78%(2)
    Fundamental Value Portfolio.............       0.75%                          0.04%            0.79%(2)

                                                                                                  TOTAL
                                                                                                  ANNUAL
                                                                                                OPERATING
                                              MANAGEMENT FEE                 OTHER EXPENSES      EXPENSES
                                              (AFTER EXPENSE                 (AFTER EXPENSE   (AFTER EXPENSE
FUNDING OPTIONS:                              REIMBURSEMENT)   12b-1 FEES    REIMBURSEMENT)   REIMBURSEMENT)
------------------------------------------------------------------------------------------------------------
OPPENHEIMER VARIABLE ACCOUNT FUNDS
    Oppenheimer Capital Appreciation
      Fund -- Service Shares*...............       0.64%          0.15%           0.03%            0.82%
    Oppenheimer Main Street Growth & Income
      Fund -- Service Shares*...............       0.70%          0.15%           0.03%            0.88%
PIONEER VARIABLE CONTRACTS TRUST
    Pioneer Fund VCT Portfolio- Class II*...       0.65%          0.25%           0.03%            0.93%(3)
    Pioneer Mid Cap Value VCT Portfolio --
      Class II*.............................       0.65%          0.25%           0.11%            1.01%(3)
PUTNAM VARIABLE TRUST
    Putnam VT International Growth Fund --
      Class IB Shares*......................       0.76%          0.25%           0.18%            1.19%
    Putnam VT Small Cap Value Fund -- Class
      IB Shares*............................       0.80%          0.25%           0.30%            1.35%
SMITH BARNEY ALLOCATION SERIES INC.
    Select Balanced Portfolio...............       0.35%                          0.71%            1.06%(4)
    Select Growth Portfolio.................       0.35%                          0.77%            1.12%(4)
    Select High Growth Portfolio............       0.35%                          0.79%            1.14%(4)
SMITH BARNEY INVESTMENT SERIES
    Select Government Portfolio.............       0.60%                          0.20%            0.80%(5)
    Smith Barney Growth and Income
      Portfolio.............................       0.75%                          0.20%            0.95%(5)
    Smith Barney Large Cap Core Portfolio...       0.75%                          0.20%            0.95%(5)
    Smith Barney Premier Selection All Cap
      Growth Portfolio......................       0.75%                          0.20%            0.95%(5)
THE TRAVELERS SERIES TRUST
    Convertible Bond Portfolio..............       0.66%                          0.14%            0.80%(6)
    MFS Mid Cap Growth Portfolio............       0.86%                          0.04%            0.90%
    MFS Research Portfolio..................       0.86%                          0.06%            0.92%
    Social Awareness Stock Portfolio........       0.71%                          0.04%            0.75%
TRAVELERS SERIES FUND INC.
    MFS Total Return Portfolio..............       0.80%                          0.04%            0.84%(7)
    Smith Barney Aggressive Growth
      Portfolio.............................       0.80%                          0.19%            0.99%(7)
    Smith Barney High Income Portfolio......       0.60%                          0.06%            0.66%(7)
    Smith Barney International All Cap
      Growth Portfolio......................       0.90%                          0.08%            0.98%(7)
    Smith Barney Large Capitalization Growth
      Portfolio.............................       0.75%                          0.02%            0.77%(7)
    Smith Barney Large Cap Value
      Portfolio.............................       0.65%                          0.01%            0.66%(7)
    Smith Barney Mid Cap Core Portfolio.....       0.75%                          0.20%            0.95%(7)
    Smith Barney Money Market Portfolio.....       0.50%                          0.03%            0.53%(7)
    Travelers Managed Income Portfolio......       0.65%                          0.04%            0.69%(7)
VAN KAMPEN LIFE INVESTMENT TRUST
    Comstock Portfolio Class II Shares*.....       0.00%          0.25%           0.95%            1.20%(8)
    Emerging Growth Portfolio Class II
      Shares*...............................       0.70%          0.25%           0.05%            1.00%
    Growth and Income Portfolio Class II
      Shares*...............................       0.55%          0.25%           0.20%            1.00%(9)
VARIABLE ANNUITY PORTFOLIOS
    Smith Barney Small Cap Growth
      Opportunities Portfolio...............       0.75%                          0.15%            0.90%(10)
VARIABLE INSURANCE PRODUCTS FUND
    Equity Income Portfolio -- Service Class
      2*....................................       0.48%          0.25%           0.09%            0.82%(11)
    Growth Portfolio -- Service Class 2*....       0.57%          0.25%           0.08%            0.90%(11)
VARIABLE INSURANCE PRODUCTS FUND III
    Mid Cap Portfolio -- Service Class 2*...       0.57%          0.25%           0.17%            0.94%(12)

 * The 12b-1 fees deducted from these classes cover certain distribution, shareholder support and administrative services provided by intermediaries (the insurance company, broker dealer or other service provider).

(1)  The Management Fee includes 0.13% for fund administration.

(2)  The Management Fee includes 0.20% for fund administration.

(3)  Expenses are as of October 31, 2001 (the Fund's fiscal year end).

(4) Each Portfolio of the SMITH BARNEY CONCERT ALLOCATION SERIES INC. (a "fund of funds") invests in the shares of other mutual funds ("underlying funds"). The Management Fee for each Portfolio is 0.35%. While the

Portfolios have no direct expenses, the "Other Expenses" figure represents a weighted average of the total expense ratios of the underlying funds as of 1/31/00 (the fiscal year end of the Portfolios).

(5) The Adviser has agreed to waive all or a portion of its fees and reimburse certain expenses for the year ended October 31, 2000 (the Fund's fiscal year end). If such fees were not waived and expenses not reimbursed, Total Annual Operating Expenses for the SMITH BARNEY PREMIER SELECTION ALL CAP GROWTH PORTFOLIO, the SMITH BARNEY LARGE CAP CORE PORTFOLIO, the GROWTH AND INCOME PORTFOLIO, and the SELECT GOVERNMENT PORTFOLIO would have been 2.14%, 1.55%, 2.05% and 2.06%, respectively. As a result of a voluntary expense limitation, the expense ratios of these funds will not exceed 0.95%, 0.95%, 0.95%, and 0.80%, respectively.

(6) The Travelers Insurance Company has agreed to reimburse the CONVERTIBLE BOND PORTFOLIO for expenses for the period ended December 31, 2000 which exceeded 0.80%. Without such voluntary arrangements, the actual annualized Total Annual Operating Expenses would have been 0.90%.

(7) Expenses are as of October 31, 2001 (the Fund's fiscal year end).

(8) If certain expenses had not been assumed by Van Kampen, Total Annual Operating Expenses for the COMSTOCK PORTFOLIO CLASS II SHARES would have been 2.38%.

(9) If certain expenses had not been assumed by Van Kampen, Total Annual Operating Expenses for the GROWTH AND INCOME PORTFOLIO CLASS II would have been 1.03%.

(10) The Adviser has agreed to reimburse SMITH BARNEY Small Cap Growth Opportunities Portfolio for the period ended December 31, 2000. If such expenses were not voluntarily reimbursed, the actual annualized Total Annual Operating Expenses would have been 4.45%.

(11) Actual Total Annual Operating Expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. Without such reduction, Total Annual Operating Expenses for the EQUITY-INCOME PORTFOLIO -- SERVICE CLASS 2 and the GROWTH PORTFOLIO -- SERVICE CLASS 2 would have been 0.83% and 0.91%, respectively.

(12) Actual Total Annual Operating Expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. Without such reduction, Total Annual Operating Expenses for the MID-CAP PORTFOLIO -- SERVICE CLASS 2 would have been 0.99%.

EXAMPLES

These examples show what your costs would be under certain hypothetical situations. The examples do not represent past or future expenses. Your actual expenses may be more or less than those shown. We base examples on annual expenses of the underlying funds, and assume that any fee waivers and expense reimbursements will continue. We cannot guarantee that these fee waivers and expense reimbursements will continue. The examples also assume that the $30 annual administrative charge is equivalent to 0.060% of the estimated annual Separate Account contract value.

EXAMPLE WITH E.S.P.:

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets and the charges reflected in the expense table above with the E.S.P. option selected.

-------------------------------------------------------------------------------------------------------------------------
                                                                                      IF CONTRACT IS NOT SURRENDERED OR
                                              IF CONTRACT IS SURRENDERED AT THE          ANNUITIZED AT END OF PERIOD
                                                    END OF PERIOD SHOWN:                          SHOWN**:
                                            -------------------------------------   -------------------------------------
              FUNDING OPTION                1 YEAR   3 YEARS   5 YEARS   10 YEARS   1 YEAR   3 YEARS   5 YEARS   10 YEARS
-------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS, INC.
    AIM V.I. Capital Appreciation
      Portfolio -- Series II..............   111       164       220       335        31        94       160       335
    AIM V.I. Value Fund -- Series II......   111       164       221       337        31        94       161       337
ALLIANCE VARIABLE PRODUCTS SERIES FUND,
  INC.
    Premier Growth Portfolio -- Class B...   113       170       230       355        33       100       170       355
    Technology Portfolio -- Class B.......   113       170       230       356        33       100       170       356
FRANKLIN TEMPLETON VARIABLE INSURANCE
PRODUCTS TRUST
    Mutual Shares Securities Fund -- Class
      2...................................   110       163       218       332        30        93       158       332
    Templeton Growth Securities Fund --
      Class 1.............................   109       158       209       316        29        88       149       316
GREENWICH STREET SERIES FUND
    Appreciation Portfolio................   108       155       204       306        28        85       144       306
    Fundamental Value Portfolio...........   108       155       205       307        28        85       145       307
OPPENHEIMER VARIABLE ACCOUNT FUNDS
    Oppenheimer Capital Appreciation
      Fund -- Service Shares..............   108       156       206       310        28        86       146       310
    Oppenheimer Main Street Growth &
      Income Fund -- Service Shares.......   109       158       209       316        29        88       149       316
PIONEER VARIABLE CONTRACTS TRUST
    Pioneer Fund VCT Portfolio -- Class
      II..................................   109       159       212       320        29        89       152       320
    Pioneer Mid Cap Value VCT Portfolio --
      Class II............................   110       162       216       328        30        92       156       328
PUTNAM VARIABLE TRUST
    Putnam VT International Growth Fund --
      Class IB Shares.....................   112       167       224       345        32        97       164       345
    Putnam VT Small Cap Value Fund --
      Class IB Shares.....................   113       172       232       359        33       102       172       359
SALOMON BROTHERS VARIABLE SERIES FUNDS,
  INC.
    Capital Fund..........................   110       161       215       327        30        91       155       327
    Investors Fund........................   109       159       211       318        29        89       151       318
SMITH BARNEY ALLOCATION SERIES INC.
    Select Balanced Portfolio.............   110       163       218       333        30        93       158       333
    Select Growth Portfolio...............   111       165       221       338        31        95       161       338
    Select High Growth Portfolio..........   111       165       222       340        31        95       162       340
SMITH BARNEY INVESTMENT SERIES
    Growth and Income Portfolio...........   109       160       213       322        29        90       153       322
    Smith Barney Large Cap Core
      Portfolio...........................   109       160       213       322        29        90       153       322
    Smith Barney Premier Selection All Cap
      Growth Portfolio....................   109       160       213       322        29        90       153       322
    Select Government Portfolio...........   108       155       205       308        28        85       145       308
THE TRAVELERS SERIES TRUST
    Convertible Bond Portfolio............   108       155       205       308        28        85       145       308
    Large Cap Portfolio...................   108       156       206       310        28        86       146       310
    MFS Mid Cap Growth Portfolio..........   109       158       210       317        29        88       150       317
    MFS Research Portfolio................   109       159       211       319        29        89       151       319
    Social Awareness Stock Portfolio......   107       154       203       303        27        84       143       303
TRAVELERS SERIES FUND INC.
    MFS Total Return Portfolio............   108       156       207       312        28        86       147       312
    Smith Barney Aggressive Growth
      Portfolio...........................   110       161       215       326        30        91       155       326
    Smith Barney High Income Portfolio....   106       151       198       294        26        81       138       294
    Smith Barney International All Cap
      Growth Portfolio....................   110       161       214       325        30        91       154       325
    Smith Barney Large Capitalization
      Growth Portfolio....................   108       154       204       305        28        84       144       305
    Smith Barney Large Cap Value
      Portfolio...........................   106       151       198       294        26        81       138       294
    Smith Barney Mid Cap Core Portfolio...   109       160       213       322        29        90       153       322
    Smith Barney Money Market Portfolio...   105       147       192       282        25        77       132       282
    Travelers Managed Income Portfolio....   107       152       200       297        27        82       140       297

-------------------------------------------------------------------------------------------------------------------------
                                                                                      IF CONTRACT IS NOT SURRENDERED OR
                                              IF CONTRACT IS SURRENDERED AT THE          ANNUITIZED AT END OF PERIOD
                                                    END OF PERIOD SHOWN:                          SHOWN**:
                                            -------------------------------------   -------------------------------------
              FUNDING OPTION                1 YEAR   3 YEARS   5 YEARS   10 YEARS   1 YEAR   3 YEARS   5 YEARS   10 YEARS
-------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN LIFE INVESTMENT TRUST
    Comstock Portfolio Class II Shares*...   112       167       225       346        32        97       165       346
    Emerging Growth Portfolio Class II
    Shares*...............................   110       161       215       327        30        91       155       327
    Growth and Income Portfolio Class II
    Shares*...............................   110       161       215       327        30        91       155       327
VARIABLE ANNUITY PORTFOLIOS
    Smith Barney Small Cap Growth
      Opportunities Portfolio.............   109       158       210       317        29        88       150       317
VARIABLE INSURANCE PRODUCTS FUND
    Equity Income Portfolio -- Service
      Class 2.............................   108       156       206       310        28        86       146       310
    Growth Portfolio -- Service Class 2...   109       158       210       317        29        88       150       317
VARIABLE INSURANCE PRODUCTS FUND III
    Mid Cap Portfolio -- Service Class
      2...................................   110       161       215       326        30        91       155       326

EXAMPLE WITHOUT E.S.P.:

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets and the charges reflected in the expense table above without the E.S.P. option selected.

-------------------------------------------------------------------------------------------------------------------------
                                                                                      IF CONTRACT IS NOT SURRENDERED OR
                                              IF CONTRACT IS SURRENDERED AT THE          ANNUITIZED AT END OF PERIOD
                                                    END OF PERIOD SHOWN:                          SHOWN**:
                                            -------------------------------------   -------------------------------------
              FUNDING OPTION                1 YEAR   3 YEARS   5 YEARS   10 YEARS   1 YEAR   3 YEARS   5 YEARS   10 YEARS
-------------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS, INC.
    AIM V.I. Capital Appreciation
      Portfolio -- Series II..............   108       156       207       312        28        86       147       312
    AIM V.I. Value Fund -- Series II......   108       157       208       314        28        87       148       314
ALLIANCE VARIABLE PRODUCTS SERIES FUND,
  INC.
    Premier Growth Portfolio -- Class B...   110       163       218       332        30        93       158       332
    Technology Portfolio -- Class B.......   110       163       218       333        30        93       158       333
FRANKLIN TEMPLETON VARIABLE INSURANCE
  PRODUCTS TRUST
    Mutual Shares Securities Fund -- Class
      2...................................   108       155       205       308        28        85       145       308
    Templeton Growth Securities Fund --
      Class 1.............................   106       150       197       291        26        80       137       291
GREENWICH STREET SERIES FUND
    Appreciation Portfolio................   105       147       192       282        25        77       132       282
    Fundamental Value Portfolio...........   105       148       193       282        25        78       133       282
OPPENHEIMER VARIABLE ACCOUNT FUNDS
    Oppenheimer Capital Appreciation
      Fund -- Service Shares..............   106       148       194       285        26        78       134       285
    Oppenheimer Main Street Growth &
      Income Fund -- Service Shares.......   106       150       197       291        26        80       137       291
PIONEER VARIABLE CONTRACTS TRUST
    Pioneer Fund VCT Portfolio -- Class
      II..................................   107       152       199       296        27        82       139       296
    Pioneer Mid Cap Value VCT Portfolio --
      Class II............................   107       154       203       304        27        84       143       304
PUTNAM VARIABLE TRUST
    Putnam VT International Growth Fund --
      Class IB Shares.....................   109       159       212       321        29        89       152       321
    Putnam VT Small Cap Value Fund --
      Class IB Shares.....................   111       164       220       336        31        94       160       336
SALOMON BROTHERS VARIABLE SERIES FUNDS,
  INC.
    Capital Fund..........................   107       154       203       303        27        84       143       303
    Investors Fund........................   106       151       198       294        26        81       138       294
SMITH BARNEY ALLOCATION SERIES INC.
    Select Balanced Portfolio.............   108       156       206       309        28        86       146       309
    Select Growth Portfolio...............   108       157       209       315        28        87       149       315
    Select High Growth Portfolio..........   109       158       210       317        29        88       150       317
SMITH BARNEY INVESTMENT SERIES
    Growth and Income Portfolio...........   107       152       200       298        27        82       140       298
    Smith Barney Large Cap Core
      Portfolio...........................   107       152       200       298        27        82       140       298
    Smith Barney Premier Selection All Cap
      Growth Portfolio....................   107       152       200       298        27        82       140       298
    Select Government Portfolio...........   105       148       193       283        25        78       133       283
THE TRAVELERS SERIES TRUST
    Convertible Bond Portfolio............   105       148       193       283        25        78       133       283
    Large Cap Portfolio...................   106       148       194       285        26        78       134       285
    MFS Mid Cap Growth Portfolio..........   106       151       198       293        26        81       138       293
    MFS Research Portfolio................   107       151       199       295        27        81       139       295
    Social Awareness Stock Portfolio......   105       146       191       279        25        76       131       279
TRAVELERS SERIES FUND INC.
    MFS Total Return Portfolio............   106       149       195       287        26        79       135       287
    Smith Barney Aggressive Growth
      Portfolio...........................   107       154       202       302        27        84       142       302
    Smith Barney High Income Portfolio....   104       144       186       270        24        74       126       270
    Smith Barney International All Cap
      Growth Portfolio....................   107       153       202       301        27        83       142       301
    Smith Barney Large Capitalization
      Growth Portfolio....................   105       147       192       281        25        77       132       281
    Smith Barney Large Cap Value
      Portfolio...........................   104       144       186       270        24        74       126       270
    Smith Barney Mid Cap Core Portfolio...   107       152       200       298        27        82       140       298
    Smith Barney Money Market Portfolio...   103       140       179       256        23        70       119       256
    Travelers Managed Income Portfolio....   104       145       187       273        24        75       127       273

-------------------------------------------------------------------------------------------------------------------------
                                                                                      IF CONTRACT IS NOT SURRENDERED OR
                                              IF CONTRACT IS SURRENDERED AT THE          ANNUITIZED AT END OF PERIOD
                                                    END OF PERIOD SHOWN:                          SHOWN**:
                                            -------------------------------------   -------------------------------------
              FUNDING OPTION                1 YEAR   3 YEARS   5 YEARS   10 YEARS   1 YEAR   3 YEARS   5 YEARS   10 YEARS
-------------------------------------------------------------------------------------------------------------------------
VAN KAMPEN LIFE INVESTMENT TRUST
    Comstock Portfolio Class II Shares*...   109       160       213       322        29        90       153       322
    Emerging Growth Portfolio Class II
      Shares*.............................   107       154       203       303        27        84       143       303
    Growth and Income Portfolio Class II
      Shares*.............................   107       154       203       303        27        84       143       303
VARIABLE ANNUITY PORTFOLIOS
    Smith Barney Small Cap Growth
      Opportunities Portfolio.............   106       151       198       293        26        81       138       293
VARIABLE INSURANCE PRODUCTS FUND
    Equity Income Portfolio -- Service
      Class 2.............................   106       149       194       286        26        79       134       286
    Growth Portfolio -- Service Class 2...   106       151       198       294        26        81       138       294
VARIABLE INSURANCE PRODUCTS FUND III
    Mid Cap Portfolio -- Service Class
      2...................................   107       154       202       302        27        84       142       302

                        CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
Because the contracts described in this prospectus are newly registered, there is no Condensed Financial Information available as of the date of this prospectus.

                              THE ANNUITY CONTRACT
--------------------------------------------------------------------------------
Travelers PrimElite II Annuity is a contract between the contract owner ("you") and the Company. We describe your rights and benefits in this prospectus and in the Contract. There may be differences in your Contract because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

You make purchase payments to us and we credit them to your Contract. We promise to pay you an income, in the form of annuity payments, beginning on a future date that you choose, the maturity date. The purchase payments accumulate tax deferred in the funding options of your choice. We offer multiple variable funding options, and one Fixed Account option. The contract owner assumes the risk of gain or loss according to the performance of the variable funding options. The contract value is the amount of purchase payments, plus or minus any investment experience on the amounts you allocate to the Separate Account ("Separate Account contract value") or interest on the amounts you allocate to the Fixed Account ("Fixed Account contract value"). The contract value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the maturity date the contract value will equal or exceed the total purchase payments made under the Contract. The date the contract and its benefits become effective is referred to as the contract date. Each 12-month period following the contract date is called a contract year.

Certain changes and elections must be made in writing to the Company. Where the term "written request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at (888) 556-5412.

PURCHASE PAYMENTS

Your initial purchase payment is due and payable before the Contract becomes effective. The initial purchase payment must be at least $5,000. You may make additional payments of at least $100 at any time. Under certain circumstances, we may waive the minimum purchase payment requirement. Purchase payments over $1,000,000 may be made only with our prior consent.

We will apply the initial purchase payment less any applicable premium tax (net purchase payment) within two business days after we receive it in good order at our Home Office. We will credit subsequent purchase payments to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

ACCUMULATION UNITS

The period between the contract date and the maturity date is the accumulation period. During the accumulation period, an accumulation unit is used to calculate the value of a Contract. An accumulation unit works like a share of a mutual fund. Each funding option has a corresponding accumulation unit value. The accumulation units are valued each business day and their values may increase or decrease from day to day. The number of accumulation units we will credit to your Contract once we receive a purchase payment is determined by dividing the amount directed to each funding option by the value of its accumulation unit. We calculate the value of an accumulation unit for each funding option each day the New York Stock Exchange is open. The values are calculated as of 4:00 p.m. Eastern time. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the maturity date), you are credited with annuity units.

THE VARIABLE FUNDING OPTIONS

You choose the variable funding options to which you allocate your purchase payments. These variable funding options are subaccounts of the Separate Account. The subaccounts invest in the underlying funds. You are not investing directly in the underlying fund. Each underlying fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. You will find detailed information about the funds and their inherent risks in the current fund prospectuses for the underlying funds that must accompany this prospectus. Since each option has varying degrees of risk, please read the prospectuses carefully before investing. There is no assurance that any of the underlying funds will meet its investment objectives. Contact your Primerica Financial Services representative or call (888) 556-5412 to request additional copies of the prospectuses.

The Company has entered into agreements with either the investment adviser or distributor of certain of the underlying funds in which the adviser or distributor pays us a fee for providing administrative services, which fee may vary. The fee is ordinarily based upon an annual percentage of the average aggregate net amount invested in the underlying funds on behalf of the Separate Account. In addition, an affiliated broker-dealer will receive 12b-1 fees deducted from certain underlying fund assets for providing distribution, shareholder support and administrative services to some of the underlying funds.

If any of the underlying funds become unavailable for allocating purchase payments, or if we believe that further investment in an underlying fund is inappropriate for the purposes of the Contract, we may substitute another funding option. However, we will not make any substitutions without notifying you and obtaining any state and SEC approval, if necessary. From time to time we may make new funding options available.

The current variable funding options are listed below, along with their investment advisers and any subadviser:

        FUNDING OPTION                          INVESTMENT OBJECTIVE                 INVESTMENT ADVISER/SUBADVISER
--------------------------------------------------------------------------------------------------------------------
AIM VARIABLE INSURANCE FUNDS,
INC.
    AIM V.I. Capital             Seeks to achieve growth of capital by investing     AIM Advisors, Inc.
    Appreciation Fund --         principally in common stocks of companies likely
    Series II                    to benefit from new or innovative products,
                                 services or processes as well as those that have
                                 experienced above-average long-term growth and
                                 have excellent prospects for future growth.
    AIM V.I. Value Fund --       Seeks to achieve long-term growth of capital by     AIM Advisors, Inc.
    Series II                    investing primarily in equity securities of
                                 undervalued companies. Income is a secondary
                                 objective.

        FUNDING OPTION                          INVESTMENT OBJECTIVE                 INVESTMENT ADVISER/SUBADVISER
--------------------------------------------------------------------------------------------------------------------
ALLIANCE VARIABLE PRODUCTS
SERIES FUND
    Premier Growth Portfolio --  Seeks long-term growth of capital by investing      Alliance Capital Management,
    Class B                      primarily in equity securities of a limited number  L.P.
                                 of large, carefully selected, high quality U.S.
                                 companies that are judged likely to achieve
                                 superior earning momentum.
    Technology Portfolio --      Seeks long-term growth of capital by investing      Alliance Capital Management,
    Class B                      primarily in equity securities of companies that    L.P.
                                 use technology extensively in the development of
                                 new or improved products or processes. Current
                                 income is incidental to the Portfolio's objective.
FRANKLIN TEMPLETON VARIABLE
INSURANCE PRODUCTS TRUST
    Mutual Shares Securities     Seeks to achieve capital appreciation by investing  Franklin Mutual Advisers, LLC
    Fund -- Class 2              primarily in equity securities of companies
                                 believed to be available at market prices less
                                 than their value based on certain recognized or
                                 objective criteria.
    Templeton Growth Securities  Seeks capital growth by investing predominantly in  Templeton Global Advisors
    Fund -- Class I              equity securities of companies with a favorable     Limited, Inc.
                                 outlook for earnings and whose rate of growth is
                                 expected to exceed that of the U.S. economy over
                                 time. Current income is only an incidental
                                 consideration.
GREENWICH STREET SERIES FUND
    Appreciation Portfolio       Seeks long term appreciation of capital by          Smith Barney Fund Management
                                 investing primarily in equity securities.           LLC ("SBFM")
    Fundamental Value Portfolio  Seeks long term capital growth with current income  SBFM as a secondary objective.
OPPENHEIMER VARIABLE
ACCOUNT FUNDS
    Oppenheimer Capital          Seeks to achieve capital appreciation with an       OppenheimerFunds, Inc.
    Appreciation Fund --         emphasis on common stocks of well-known,
    Service Shares               established companies.
    Oppenheimer Main Street      Seeks to achieve high total return, which includes  OppenheimerFunds, Inc.
    Growth & Income Fund --      growth in the value of its shares as well as
    Service Shares               current income, by investing mainly in common
                                 stock of U.S. companies.
PIONEER VARIABLE CONTRACTS
TRUST
    Pioneer Fund VCT             Seeks reasonable income and growth of capital by    Pioneer
    Portfolio -- Class II        investing in a broad list of carefully selected,
                                 reasonably priced securities.
    Pioneer Mid Cap Value        Seeks capital appreciation by investing primarily   Pioneer
    VCT Portfolio -- Class II    in equity securities of mid-size companies.
PUTNAM VARIABLE TRUST
    Putnam VT International      Seeks capital appreciation by investing mostly in   Putnam Investment Management,
    Growth Fund -- Class IB      common stocks of companies outside the United       Inc.
    Shares                       States.
    Putnam VT Small Cap Value    Seeks capital appreciation by investing mainly in   Putnam Investment Management,
    Fund -- Class IB Shares      common stocks of U.S. companies with a focus on     Inc.
                                 value stocks.
SMITH BARNEY ALLOCATION SERIES,
  INC.
    Select Balanced Portfolio    Seeks a balance of growth of capital and income by  Travelers Investment Advisers
                                 investing in a select group of mutual funds.        ("TIA")
    Select Growth Portfolio      Seeks long term growth of capital by investing in   TIA
                                 a select group of mutual funds.
    Select High Growth           Seeks capital appreciation by investing in a        TIA
    Portfolio                    select group of mutual funds.
SMITH BARNEY INVESTMENT SERIES
    Select Government Portfolio  Seeks high current return consistent with the       SBFM
                                 preservation of capital by investing primarily in
                                 debt instruments issued or guaranteed by the U.S.
                                 government, its agencies or instrumentalities.
    Smith Barney Growth and      Seeks both growth and income by investing princi-   SBFM
    Income Portfolio             pally in equity securities which provide dividend
                                 and interest income but may invest in non-income
                                 producing investments for potential appreciation
                                 in value.

        FUNDING OPTION                          INVESTMENT OBJECTIVE                 INVESTMENT ADVISER/SUBADVISER
--------------------------------------------------------------------------------------------------------------------
SMITH BARNEY INVESTMENT SERIES
(CONT'D)
    Smith Barney Large Cap Core  Seeks capital appreciation by investing primarily   SBFM
    Portfolio                    in U.S. common stocks and other equity securities,
                                 typically of established companies with large
                                 market capitalization.
    Smith Barney Premier         Seeks long-term growth of capital using a multi-    SBFM
    Selection All Cap Growth     manager approach investing in small, medium and
    Portfolio                    large sized companies.
TRAVELERS SERIES FUND INC.
    MFS Total Return Portfolio   (a balanced portfolio) Seeks to obtain              TIA
                                 above-average income (compared to a portfolio       Subadviser: Massachusetts
                                 entirely invested in equity securities) consistent  Financial Services Company with the prudent employment of capital. Generally,  ("MFS")
                                 at least 40% of the Portfolio's assets are
                                 invested in equity securities.
    Smith Barney Aggressive      Seeks capital appreciation by investing primarily   SBFM
    Growth Portfolio             in common stocks of companies that are
                                 experiencing, or have the potential to experience,
                                 growth of earnings, or that exceed the average
                                 earnings growth rate of companies whose securities
                                 are included in the S&P 500.
    Smith Barney High Income     Seeks high current income. Capital appreciation is  SBFM
    Portfolio                    a secondary objective. The Portfolio will invest
                                 at least 65% of its assets in high-yielding
                                 corporate debt obligations and preferred stock.
    Smith Barney International   Seeks total return on assets from growth of         SBFM
    All Cap Growth Portfolio     capital and income by investing at least 65% of
                                 its assets in a diversified portfolio of equity
                                 securities of established non-U.S. issuers.
    Smith Barney Large           Seeks long-term growth of capital by investing in   SBFM
    Capitalization Growth        equity securities of companies with large market
    Portfolio                    capitalizations.
    Smith Barney Large Cap       Seeks current income and long-term growth of        SBFM
    Value Portfolio              income and capital by investing primarily, but not
                                 exclusively, in common stocks.
    Smith Barney Mid Cap Core    Seeks long-term growth of capital by investing      SBFM
    Portfolio                    primarily in equity securities of medium-sized
                                 companies with market capitalizations between $1
                                 billion and $5 billion at the time of investment.
    Smith Barney Money Market    Seeks maximum current income and preservation of    SBFM
    Portfolio                    capital.
    Travelers Managed Income     Seeks high current income consistent with prudent   TIA
    Portfolio                    risk of capital through investments in corporate
                                 debt obligations, preferred stocks, and
                                 obligations issued or guaranteed by the U.S.
                                 Government or its agencies or instrumentalities.
THE TRAVELERS SERIES TRUST
    Convertible Bond Portfolio   Seeks current income and capital appreciation by    TAMIC
                                 investing in convertible bond securities and in
                                 combinations of nonconvertible fixed-income
                                 securities and warrants or call options
    MFS Mid Cap Growth           Seeks to obtain long-term growth of capital by      Travelers Asset Management
    Portfolio                    investing, under normal market conditions, at       International Company LLC
                                 least 65% of its total assets in equity securities  ("TAMIC")Subadviser: MFS of companies with medium market capitalization
                                 which the investment adviser believes have
                                 above-average growth potential.
    MFS Research Portfolio       Seeks to provide long-term growth of capital and    TAMIC
                                 future income.                                      Subadviser: MFS
    Social Awareness Stock       Seeks to obtain long-term capital appreciation and  SBFM
    Portfolio                    retention of net investment income.
VAN KAMPEN LIFE INVESTMENT
TRUST
    Comstock Portfolio -- Class  Seeks capital growth and income through             Van Kampen Asset Management,
    II Shares                    investments in equity securities, including common  Inc. ("VKAM")
                                 stocks and securities convertible into common and
                                 preferred stocks.
    Emerging Growth              Seeks capital appreciation by investing primarily   VKAM
    Portfolio -- Class II        in common stocks of companies Shares considered to
                                 be emerging growth companies.

        FUNDING OPTION                          INVESTMENT OBJECTIVE                 INVESTMENT ADVISER/SUBADVISER
--------------------------------------------------------------------------------------------------------------------
    Growth and Income            Seeks long-term growth of capital and income.       VKAM
    Portfolio -- Class II
    Shares
VARIABLE ANNUITY PORTFOLIOS
    Smith Barney Small Cap       Seeks long-term capital growth by investing in      Citi Fund Management, Inc.
    Growth Opportunities         equity securities of U.S. companies with market
    Portfolio                    capitalizations below the top 1,000 stocks of the
                                 equity market. Under normal circumstances, at
                                 least 65% of the fund's total assets will be
                                 invested in such companies. Dividend income, if
                                 any, is incidental to this investment objective.
VARIABLE INSURANCE PRODUCTS
FUND
    Equity-Income Portfolio --   Seeks reasonable income. The fund will also         FMR
    Service Class 2              consider the potential for capital appreciation.
                                 The fund's goal is to achieve a yield which
                                 exceeds the composite yield on the securities
                                 comprising the S&P 500.
    Growth Portfolio -- Service  Seeks to achieve capital appreciation.              FMR
    Class 2
VARIABLE INSURANCE PRODUCTS
FUND III
    Mid Cap Portfolio --         Seeks long-term growth of capital and income by     FMR
    Service Class 2              investing primarily in income-producing equity
                                 securities, including common stocks and
                                 convertible securities.

                                 FIXED ACCOUNT
--------------------------------------------------------------------------------

We offer our Fixed Account as a funding option. Please see Appendix A for more information.

                             CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the service and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts;

     - the death benefit paid on the death of the contract owner, annuitant, or first of the joint owners,

     - the available funding options and related programs (including dollar-cost averaging, portfolio rebalancing, and systematic withdrawal programs);

     - administration of the annuity options available under the Contracts; and

     - the distribution of various reports to contract owners.

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts,

     - sales and marketing expenses including commission payments to your sales agent, and

     - other costs of doing business.

Risks we assume include:

     - that annuitants may live longer than estimated when the annuity factors under the Contracts were established;

     - that the amount of the death benefit will be greater than the contract value, and

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted.

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

We may reduce or eliminate the withdrawal charge, the administrative charges and/or the mortality and expense risk charge under the Contract when certain sales or administration of the Contract result in savings or reduced expenses and/or risks. For certain trusts, we may change the order in which purchase payments and earnings are withdrawn in order to determine the withdrawal charge. We will not reduce or eliminate the withdrawal charge or the administrative charge where such reduction or elimination would be unfairly discriminatory to any person.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. (For example, the withdrawal charge we collect may not fully cover all of the sales and distribution expenses we actually incur.) We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses. Any outstanding loans will not impact the amount of any fee.

WITHDRAWAL CHARGE

We do not deduct a sales charge from purchase payments when they are made to the Contract. However, a withdrawal charge will apply if purchase payments are withdrawn before they have been in the Contract for eight years. We will assess the charge as a percentage of the purchase payment withdrawn as follows:

YEARS SINCE PURCHASE                   WITHDRAWAL
    PAYMENT MADE                         CHARGE
        0-1                                8%
         2                                 8%
         3                                 7%
         4                                 7%
         5                                 6%
         6                                 5%
         7                                 4%
         8                                 3%
     9 or more                             0%

For purposes of the withdrawal charge calculation, withdrawals are deemed to be taken first from:

        (a) any purchase payment to which no withdrawal charge applies, then

        (b) any remaining free withdrawal allowance (as described below) (after being reduced by (a)), then

        (c) any purchase payment to which a withdrawal charge applies (on a first-in, first-out basis), then

        (d) any Contract earnings.

Unless you instruct us otherwise, we will deduct the withdrawal charge from the amount requested.

We will not deduct a withdrawal charge:

        - from payments we make due to the death of the contract owner or the annuitant (with no contingent annuitant surviving);

        - if an annuity payout (based on life expectancy) has begun (after the first contract year);

        - due to a minimum distribution under our minimum distribution rules then in effect; or

        - if the annuitant is confined to an eligible Nursing Home as described in Appendix D.

NOTE: Any free withdrawals taken will not reduce purchase payments still subject to a withdrawal charge.

FREE WITHDRAWAL ALLOWANCE

The free withdrawal allowance applies to partial and full surrenders, but does not apply to any withdrawals transferred directly to other financial institutions.

Beginning in the second contract year, you may withdraw up to 15% of the contract value annually, without a withdrawal charge. In addition, if you have enrolled in our systematic withdrawal program and have made an initial purchase payment of at least $50,000, you may withdraw up to 15% of the contract value in the first contract year without incurring a withdrawal charge. (If you have purchase payments no longer subject to a withdrawal charge, the maximum you may withdraw without a withdrawal charge is the greater of (a) the free withdrawal allowance, or (b) the total amount of purchase payments no longer subject to a withdrawal charge. Note: Any free withdrawal taken will reduce purchase payments no longer subject to a withdrawal charge.) The available free withdrawal amount is 15% of the contract value at the end of the previous contract year.

TRANSFER CHARGE

We reserve the right to assess a transfer charge of up to $10.00 on transfers exceeding 12 per year. We will notify you in writing at your last known address at least 31 days before we impose any such transfer charge.

ADMINISTRATIVE CHARGES

There are two administrative charges: the annual contract administrative charge and the administrative expense charge. We will deduct the $30 annual contract administrative charge on the fourth Friday of each August. This charge compensates us for expenses incurred in the first contract year, and we will prorate this charge (i.e. calculate) from the date of purchase. We will also prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a contract administrative charge:

        (1) from the distribution of death proceeds; or

        (2) after an annuity payout has begun; or

        (3) if your contract value on the date of assessment equals or is greater than $50,000.

We deduct the administrative expense charge (sometimes called "sub-account administrative charge") on each business day from amounts allocated to the variable funding options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the variable funding options, and is reflected in our accumulation and annuity unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the variable funding options. We reflect the deduction in our calculation of accumulation and annuity unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. This charge equals 1.50% annually. This charge compensates the company for risks assumed, benefits provided and expenses incurred, including payment of commissions to your sales agent.

E.S.P. CHARGE

If the E.S.P. option is selected, a charge is deducted each business day from amounts held in the variable funding options. The charge equals, on an annual basis, 0.25% of the amounts held in each funding option.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the underlying funds in the fee table. Please review the prospectus for each underlying fund for a more complete description of that fund and its expenses.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your contract value either upon death, surrender, annuitization, or at the time you make purchase payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                   TRANSFERS
--------------------------------------------------------------------------------

Up to 30 days before the maturity date, you may transfer all or part of the contract value between variable funding options. Please note that the contract is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the stock market. Therefore, all transfers are subject to the following restrictions:

1. EXCESSIVE TRANSFERS. We reserve the right to restrict transfers if we determine you are engaging in a pattern of transfers that may disadvantage contract owners. In making this determination, we will consider, among other things, the following factors:

     - the total dollar amount being transferred;

     - the number of transfers you made within the previous three months;

     - whether your transfers follow a pattern designed to take advantage of short term market fluctuations; and

     - whether your transfers are part of a group of transfers made by a third party on behalf of the individual contract owners in the group.

2. MARKET TIMERS. We reserve the right to restrict transfers by any market timing firm or any other third party authorized to initiate transfers on behalf of multiple contract owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one owner, or

     - reject the transfer or exchange instructions of individual owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one owner.

FUTURE MODIFICATIONS. We will continue to monitor the transfer activity occurring among the variable funding options, and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, the ability to use the Internet, facsimile or telephone in making transfers.

If, in our sole discretion, we determine you are engaging in activity as described above or similar activity which will potentially hurt the rights or interests of contract owners, we will exercise our contractual right to restrict your number of transfers to one every six months. None of these restrictions are applicable to transfers made under a Dollar Cost Averaging Program, a rebalancing program, or, if applicable, any asset allocation program described in this prospectus.

We will make transfers at the value(s) next determined after we receive your request in good order at our Home Office. After the maturity date, you may make transfers only if allowed by your contract or with our consent. There are no charges on transfers currently; however, we reserve the right to charge a fee of up to $10.00 on transfers exceeding 12 per year. These restrictions are subject to any state law requirements.

DOLLAR COST AVERAGING

Dollar cost averaging or the pre-authorized transfer program (the "DCA Program") allows you to transfer a set dollar amount to other funding options on a monthly or quarterly basis during the accumulation phase of the Contract. Using this method, you will purchase more accumulation units in a funding option if the value per unit is low and will purchase fewer accumulation units if the value per unit is high. Therefore, you may achieve a lower-than-average cost per unit in the long run if you have the financial ability to continue the program over a long enough period of time. Dollar cost averaging does not assure a profit or protect against a loss.

You may elect the DCA Program through written request or other method acceptable to us. You must have a minimum total contract value of $5,000 to enroll in the DCA Program. The minimum amount that may be transferred through this program is $100.

You may establish pre-authorized transfers of contract values from the Fixed Account, subject to certain restrictions. Under the DCA Program, automated transfers from the Fixed Account may not deplete your Fixed Account Value in less than twelve months from your enrollment in the DCA Program.

In addition to the DCA Program, we may credit increased interest rates to contract owners under an administrative Special DCA Program established at our discretion, depending on availability and state law. Under this program, the contract owner may pre-authorize level transfers to any of the funding options under either a 6 Month Program or 12 Month Program. The 6 Month Program and the 12 Month Program will generally have different credited interest rates. Under the 6 Month Program, the interest rate can accrue up to 6 months on amounts in the Special DCA Program and we must transfer all purchase payments and accrued interest on a level basis to the selected funding options in 6 months. Under the 12 Month Program, the interest rate can accrue up to 12 months on funds in the Special DCA Program and we must transfer all purchase payments and accrued interest in this Program on a level basis to the selected funding options in 12 months.

The pre-authorized transfers will begin after the initial Program purchase payment and complete enrollment instructions are received by Travelers. If complete Program enrollment instructions are not received by the Company within 15 days of receipt of the initial Program purchase payment, the entire balance in the Program will be credited with the non-Program interest rate then in effect for the Fixed Account.

You may start or stop participation in the DCA Program at any time, but you must give the Company at least 30 days' notice to change any automated transfer instructions that are currently in place. If you stop the Special DCA Program and elect to remain in the Fixed Account, we will credit your contract value for the remainder of 6 or 12 months with the interest rate for non-Program funds.

You may only have one DCA Program or Special DCA Program in place at one time. We will allocate any subsequent purchase payments we receive within the Program period selected to the current funding options over the remainder of that Program transfer period, unless you otherwise direct.

All provisions and terms of the Contract apply to the DCA and Special DCA Programs, including provisions relating to the transfer of money between funding options. We reserve the right to suspend or modify transfer privileges at any time and to assess a processing fee for this service.

                              ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

Any time before the maturity date, you may redeem all or any portion of the cash surrender value, that is, the contract value less any withdrawal charge and any premium tax not previously deducted. Unless you submit a written request specifying the fixed or variable funding option(s) from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the cash surrender value as of the close of business after we receive your surrender request at our Home Office. The cash surrender value may be more or less than the purchase payments you made. You may not make withdrawals during the annuity period.

We may defer payment of any cash surrender value for a period of up to seven days after the written request is received, but it is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request.

SYSTEMATIC WITHDRAWALS

Before the maturity date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes and withdrawal charge. To elect systematic withdrawals, you must have a contract value of at least $15,000 and you must make the election on the form we provide. We will surrender accumulation units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to contract owners (where allowed by state law).

Each systematic withdrawal is subject to federal income taxes on the taxable portion. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the contract owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

LOANS

Loans may be available under your Contract. Loans may only be taken against funds allocated or transferred to the Fixed Account. If available, all loan provisions are described in your Contract or loan agreement.

                              OWNERSHIP PROVISIONS
--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

Contract Owner (you). The Contract belongs to the contract owner named in the Contract (on the Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for nonqualified contracts. You have sole power during the annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the contract owner.

Joint Owner. For nonqualified contracts only, you may name joint owners (e.g., spouses) in a written request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a written request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the annuitant or the contract owner. If more than one beneficiary survives the annuitant or contract owner, they will share equally in benefits unless you recorded different shares with the Company by written request before the death of the annuitant or contract owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from either the variable funding options or the Fixed Account, as most recently elected by the contract owner, until the death report date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by written request during the lifetime of the annuitant and while the Contract continues.

ANNUITANT

The annuitant is designated in the Contract (on the Specifications page), and is the individual on whose life the maturity date and the amount of the monthly annuity payments depend. You may not change the annuitant after your Contract is in effect.

You may not change, delete or add a contingent annuitant after the Contract becomes effective.

                                 DEATH BENEFIT
--------------------------------------------------------------------------------

Before the maturity date, generally, a death benefit is payable when either the annuitant or a contract owner dies. We calculate the death benefit at the close of the business day on which the Company's Home Office receives due proof of death and written payment instructions ("death report date"). Any applicable premium tax, outstanding loans or withdrawals not previously deducted will be subtracted from any death benefit.

We must be notified of the annuitant's death no later than six months from the date of death in order to pay the death proceeds as described under "Death Proceeds Before the Maturity Date." If we are notified more than six months after the death, we will pay death proceeds equal to the contract value on the death report date, less any applicable premium tax.

NOTE: If the owner dies before the annuitant, the death benefit is recalculated, replacing all references to "annuitant" with "owner".

DEATH PROCEEDS BEFORE THE MATURITY DATE

            AGE ON CONTRACT DATE                                  DEATH BENEFIT
  ---------------------------------------------------------------------------------------------------
  ---------------------------------------------------------------------------------------------------
    If the annuitant was younger than age    - the contract value;
    75 on the contract date, the death       - the total purchase payments made under the contract;
    benefit will be the greatest of:           or
                                             - the step-up value, if any, as described below.
  ---------------------------------------------------------------------------------------------------
    If the annuitant was between age 75 and  - the contract value; or
    age 80 on the contract date, the death   - total purchase payments made under the contract.
    benefit will be the greater of:
  ---------------------------------------------------------------------------------------------------

STEP-UP VALUE

WHERE THE ANNUITANT WAS YOUNGER THAN AGE 76 ON THE CONTRACT DATE. The step-up value will initially equal the contract value on the first contract date anniversary. On each subsequent contract date anniversary that occurs before the Annuitant's 76(th) birthday and before the Annuitant's death, if the contract value is greater than the step-up value, the step-up value will be increased to equal the contract value on that date. If the step-up value is greater than the contract value, the step-up value will remain unchanged. Whenever a purchase payment is made, the step-up value will be increased by the amount of that purchase payment. Whenever a withdrawal is taken, the step-up value will be reduced by a partial surrender reduction as described below. The only changes made to the step-up value on or after the annuitant's 76(th) birthday will be those related to additional purchase payments or partial withdrawals as described above.

PARTIAL SURRENDER REDUCTION. If you make a withdrawal we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value, multiplied by (2) the amount of the partial surrender, divided by (3) the contract value before the surrender.

For example, assume your current contract value is $55,000. If your original step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

     50,000 X (10,000/55,000) = 9,090

Your new step-up value would be 50,000-9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current contract value is $30,000. If your original step-up value is $50,000, and you decide to make a partial withdrawal of $10,000, we would reduce the step-up value as follows:

     50,000 X (10,000/30,000) = 16,666

Your new step-up value would be 50,000-16,666, or $33,334.

ENHANCED STEPPED-UP PROVISION ("E.S.P.")

This provision is not available to a customer when either the annuitant or owner is age 76 or older on the Rider Effective Date. The Rider Effective Date is the date the Rider is attached to and made a part of the Contract. For a separate charge, at the time of purchase you may select the E.S.P. This option may increase the total amount of your death benefit based on your contract earnings. If you have selected the E.S.P., the total death benefit as of the death report date will equal the death benefit described above plus the greater of zero or the following amount:

IF THE ANNUITANT IS YOUNGER THAN AGE 70 ON THE RIDER EFFECTIVE DATE, 40% OF THE LESSER OF: (1) 250% of the modified purchase payments excluding purchase payments that are both received after the first Rider Effective Date anniversary and within 12 months of the death report date, or (2) your contract value minus the modified purchase payments, calculated as of the death report date; or

IF THE ANNUITANT IS BETWEEN THE AGES OF 70 AND 75 ON THE RIDER EFFECTIVE DATE, 25% OF THE LESSER OF: (1) 250% of the modified purchase payments excluding purchase payments that are both received after the first Rider Effective Date anniversary and within 12 months of the death report date, or (2) your contract value minus the modified purchase payments, calculated as of the death report date.

THE INITIAL MODIFIED PURCHASE PAYMENT IS EQUAL TO THE CONTRACT VALUE AS OF THE RIDER EFFECTIVE DATE. Whenever a purchase payment is made after the Rider Effective Date, the modified purchase payment(s) are increased by the amount of the purchase payment. Whenever a partial surrender taken after the rider effective date, the modified purchase payment(s) are reduced by a partial surrender reduction as described below.

THE PARTIAL SURRENDER REDUCTION IS EQUAL TO 1) THE MODIFIED PURCHASE PAYMENT(S) IN EFFECT immediately prior to the reduction for the partial surrender, multiplied by 2) the amount of the partial surrender divided by 3) the contract value immediately prior to the partial surrender.

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the maturity date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

                             NONQUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                MANDATORY
   BEFORE THE MATURITY DATE,       THE COMPANY WILL PAY                                       PAYOUT RULES
     UPON THE DEATH OF THE           THE PROCEEDS TO:                UNLESS...                   APPLY*
--------------------------------------------------------------------------------------------------------------
 Owner (who is not the           The beneficiary (ies),     Unless, the beneficiary is      Yes
 annuitant) (with no joint       or if none, to the         the contract owner's spouse
 owner)                          contract owner's estate.   and the spouse elects to
                                                            continue the contract as the
                                                            new owner rather than receive
                                                            the distribution.
--------------------------------------------------------------------------------------------------------------
 Owner (who is the annuitant)    The beneficiary (ies),     Unless, the beneficiary is      Yes
 (with no joint owner)           or if none, to the         the contract owner's spouse
                                 contract owner's estate.   and the spouse elects to
                                                            continue the contract as the
                                                            new owner rather than receive
                                                            the distribution.
--------------------------------------------------------------------------------------------------------------
 Joint Owner (who is not the     The surviving joint        Unless the surviving joint      Yes
 annuitant)                      owner.                     owner is the spouse and
                                                            elects to continue the
                                                            contract.
--------------------------------------------------------------------------------------------------------------

                                                                                                MANDATORY
   BEFORE THE MATURITY DATE,       THE COMPANY WILL PAY                                       PAYOUT RULES
     UPON THE DEATH OF THE           THE PROCEEDS TO:                UNLESS...                   APPLY*
--------------------------------------------------------------------------------------------------------------
 Joint Owner (who is the         The beneficiary (ies),     Unless the beneficiary/         Yes
 annuitant)                      or if none, to the         surviving joint owner is the
                                 surviving joint owner.     contract owner's spouse and
                                                            the spouse elects to continue
                                                            the contract.
                                                            Or, unless there is a
                                                            contingent annuitant the
                                                            contingent annuitant becomes
                                                            the annuitant and the
                                                            proceeds will be paid to the
                                                            surviving joint owner. If the
                                                            surviving joint owner is the
                                                            spouse, the spouse may elect
                                                            to continue the contract.
--------------------------------------------------------------------------------------------------------------
 Annuitant (who is not the       The beneficiary (ies)      Unless the beneficiary is the   Yes
 contract owner)                 or, if none, to the        contract owner's spouse and
                                 contract owner.            the spouse elects to continue
                                                            the contract.
                                                            Or, unless, there is a
                                                            contingent annuitant. Then,
                                                            the contingent annuitant
                                                            becomes the annuitant and the
                                                            Contract continues in effect
                                                            (generally using the original
                                                            maturity date). The proceeds
                                                            will then be paid upon the
                                                            death of the contingent
                                                            annuitant or owner.
--------------------------------------------------------------------------------------------------------------
 Annuitant (who is the contract  See death of "owner who                                    Yes
 owner)                          is the annuitant" above.
--------------------------------------------------------------------------------------------------------------
 Annuitant (where owner is a     The beneficiary (ies)                                      Yes (Death of
 nonnatural person/trust)        (e.g. the trust).                                          annuitant is
                                                                                            treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)
--------------------------------------------------------------------------------------------------------------
 Contingent Annuitant (assuming  No death proceeds are                                      N/A
 annuitant is still alive)       payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------
 Beneficiary                     No death proceeds are                                      N/A
                                 payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------
 Contingent Beneficiary          No death proceeds are                                      N/A
                                 payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------

* Certain payout rules of the Internal Revenue Code (IRC) are triggered upon the death of any Owner. Non-spousal Beneficiaries (as well as spousal beneficiaries who choose not to assume the contract) must begin taking distributions based on the Beneficiary's life expectancy within one year of death or take a complete distribution of contract proceeds within 5 years of death. Spousal Beneficiaries must choose to continue the contract as allowed under the Spousal Contract Continuance provision described below within one year of death. If Mandatory Distributions have begun, the 5 year payout option is not available.

SPOUSAL CONTRACT CONTINUANCE (NONQUALIFIED CONTRACTS ONLY -- DOES NOT APPLY IF A NON-SPOUSE IS A JOINT OWNER)

Within one year of death, if your spouse is named as an owner and/or beneficiary, and you die before the maturity date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. If you were the annuitant and your spouse elects to continue the Contract, your spouse will be named the annuitant as of the death report date.

If your spouse elects to continue the Contract as contract owner, the death benefit will be calculated as of the death report date. If the contract value is less than the calculated death benefit, the contract value will be increased to equal the death benefit. This amount is referred to as the adjusted contract value. Any difference between the contract value and the adjusted contract value will be allocated to the funding options in the same proportion as the allocations of the Contract prior to the death report date.

Any premium paid before the death report date is no longer subject to a withdrawal charge if your spouse elects to continue the Contract. Purchase payments made to the Contract after the death report date will be subject to the withdrawal charge. All other Contract fees and charges applicable to the original Contract will also apply to the continued Contract. All other benefits and features of your Contract will be based on your spouse's age on the death report date as if your spouse had purchased the Contract with the adjusted contract value on the death report date. This spousal contract continuance is available only once for each Contract.

                              QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                MANDATORY
                                                                                              PAYOUT RULES
   BEFORE THE MATURITY DATE,       THE COMPANY WILL PAY                                       APPLY (SEE *
     UPON THE DEATH OF THE           THE PROCEEDS TO:                UNLESS...                   ABOVE)
--------------------------------------------------------------------------------------------------------------
 Owner/Annuitant                 The beneficiary (ies),                                     Yes
                                 or if none, to the
                                 contract owner's estate.
--------------------------------------------------------------------------------------------------------------
 Beneficiary                     No death proceeds are                                      N/A
                                 payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------
 Contingent Beneficiary          No death proceeds are                                      N/A
                                 payable; contract
                                 continues.
--------------------------------------------------------------------------------------------------------------

DEATH PROCEEDS AFTER THE MATURITY DATE

If any contract owner or the annuitant dies on or after the maturity date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity or income option then in effect.

                               THE ANNUITY PERIOD
--------------------------------------------------------------------------------

MATURITY DATE

Under the Contract, you can receive regular income payments (annuity payments). You can choose the month and the year in which those payments begin (maturity date). You can also choose among income plans (annuity options) or elect a lump sum distribution. While the annuitant is alive, you can change your selection any time up to the maturity date. Annuity payments will begin on the maturity date stated in the Contract unless the Contract has been fully surrendered or the proceeds have been paid to the beneficiary before that date, or unless you elect another date. Annuity payments are a series of periodic payments (a) for life; (b) for life with either a minimum number of payments or a specific amount assured; (c) for the joint lifetime of the annuitant and another person, and thereafter during the lifetime of the survivor; or (d) of fixed payments for a certain time period. We may require proof that the annuitant is alive before annuity payments are made. Not all options may be available in all states.

You may choose to annuitize at any time after you purchase the contract. Unless you elect otherwise, the maturity date will be the annuitant's 90th birthday. For Contracts issued in Florida and New York, the maturity date elected may not be later than the annuitant's 90th birthday.

Certain annuity options taken at the maturity date may be used to meet the minimum required distribution requirements of federal tax law, or a program of partial surrenders may be used instead. These mandatory distribution requirements take effect generally upon the death of the contract owner, or with qualified contracts upon either the later of the contract owner's attainment of age 70 1/2 or year of retirement; or the death of the contract owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your annuity payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time annuity payments begin, you have not made an election, we will apply your cash surrender value to provide an annuity funded by the same investment options as you have selected during the accumulation period. At least 30 days before the maturity date, you may transfer the contract value among the funding options in order to change the basis on which we will determine annuity payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the variable funding options. We determine the number of annuity units credited to the Contract by dividing the first monthly annuity payment attributable to each variable funding option by the corresponding accumulation unit value as of 14 days before the date annuity payments begin. We use an annuity unit to measure the dollar value of an annuity payment. The number of annuity units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly annuity payment. If you elect a variable annuity, the amount we apply to it will be the cash surrender value as of 14 days before the date annuity payments begin less any applicable premium tax not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly annuity payment by multiplying the benefit per $1,000 of value shown in the Contract tables (or, if they would produce a larger payment, the tables then in effect on the maturity date) by the number of thousands of dollars of contract value you apply to that annuity option, and factors in an assumed daily net investment factor. We call this your net investment rate. Your net investment rate corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your variable funding options is less than 3%, then the dollar amount of your variable annuity payment will decrease. However, if the annualized investment performance, after expenses, of your variable funding options is greater than 3%, then the dollar amount of your variable annuity payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent annuity payments changes from month to month based on the investment experience of the applicable funding options. The total amount of each annuity payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of annuity units we credited to each funding option by the corresponding annuity unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments which do not vary during the annuity period. We will calculate the dollar amount of the first fixed annuity payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your cash surrender value as of the date annuity payments begin. Payout rates will not be lower than those shown in the Contract. If it would produce a larger payment, the first fixed annuity payment will be determined using the Life Annuity Tables in effect on the maturity date.

                                PAYMENT OPTIONS
--------------------------------------------------------------------------------

ELECTION OF OPTIONS

While the annuitant is alive, you can change your annuity option selection any time up to the maturity date. Once annuity or income payments have begun, no further elections are allowed.

During the annuitant's lifetime, if you do not elect otherwise before the maturity date, we will pay you (or another designated payee) the first of a series of monthly annuity payments based on the life of the annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain qualified contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract.

The minimum amount that can be placed under an annuity option will be $1,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the contract value in a lump-sum.

On the maturity date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the annuitant must be made by the contract owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the cash surrender value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options. Options 1 through 4 are available for both fixed and/or variable annuities. Option 5 is only available for fixed annuities.

Option 1 -- Life Annuity -- No Refund. The Company will make annuity payments during the lifetime of the annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly annuity payments during the lifetime of the annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular annuity payments during the lifetime of the annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make annuity payments during the lifetimes of the annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make annuity payments to the secondary payee in an amount equal to 50% of the payments which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period (Fixed Account only). We will make periodic payments for the period selected.

                       MISCELLANEOUS CONTRACT PROVISIONS
--------------------------------------------------------------------------------

RIGHT TO RETURN

You may return the Contract for a full refund of the contract value plus any contract charges and premium taxes you paid (but not any fees and charges the underlying fund assessed) within twenty days after you receive it (the "right to return period"). You bear the investment risk of investing in the variable funding options during the right to return period; therefore, the contract value we return may be greater or less than your purchase payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, we will refund your purchase payment in full; during the remainder of the right to return period, we will refund the contract value (including charges).

We will determine the contract value following the close of the business day on which we receive your Contract and a written request for a refund. Where state law requires a longer period, or the return of purchase payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

You do not need to make any purchase payments after the first to keep the Contract in effect. However, we reserve the right to terminate the Contract on any business day if your contract value as of that date is less than $2,000 and you have not made purchase payments for at least two years, unless otherwise specified by state law. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the cash surrender value less any applicable taxes.

REQUIRED REPORTS

As often as required by law, but at least once in each contract year before the due date of the first annuity payment, we will furnish a report showing the number of accumulation units credited to the Contract and the corresponding accumulation unit value(s) as of the report date for each funding option to which the contract owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the SEC so that the sale of securities held in the Separate Account may not reasonably occur or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders. Payments from the Fixed Account may be delayed up to 6 months.

                             THE SEPARATE ACCOUNTS
--------------------------------------------------------------------------------

The Travelers Insurance Company and the Travelers Life and Annuity Company each sponsor separate accounts: Separate Account PF and Separate Account PF II, respectively. Both Separate Account PF and Separate Account PF II were established on July 30, 1997 and are registered with the SEC as unit investment trusts (separate account) under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the variable funding options.

We hold the assets of Separate Account PF and Separate Account PF II for the exclusive and separate benefit of the owners of each separate account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business which we may conduct. Obligations under the Contract are obligations of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Shares of the variable funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts. Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the variable funding options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each variable funding option's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

PERFORMANCE INFORMATION

From time to time, we may advertise several types of historical performance for the Contract's variable funding options. We may advertise the "standardized average annual total returns" of the variable funding option, calculated in a manner prescribed by the SEC, and the "nonstandardized total return," as described below. Specific examples of the performance information appear in the SAI.

STANDARDIZED METHOD. We compute quotations of average annual total returns according to a formula in which a hypothetical initial investment of $1,000 is applied to the variable funding option, and then related to ending redeemable values over one-, five-, and ten-year periods, or for a period covering the time during which the funding option has been in existence, if less. These quotations reflect the deduction of all recurring charges during each period (on a pro rata basis in the case of fractional periods). We convert the deduction for the annual contract administrative charge to a percentage of assets based on the actual fee collected, divided by the average net assets for Contracts sold. Each quotation assumes a total redemption at the end of each period with the applicable withdrawal charge deducted at that time. Because the contracts described in this prospectus are new, there is no standardized performance information available as of the date of this prospectus.

NONSTANDARDIZED METHOD. We calculate nonstandardized "total returns" in a similar manner based on the performance of the funding options over a period of time, usually for the calendar year-to-date, and for the past one-, three-, five- and ten-year periods. Nonstandardized total returns will not reflect the deduction of the annual contract administrative charge, which, if reflected, would decrease the level of performance shown. These returns also do not reflect the withdrawal charge because we designed the Contract for long-term investment.

For underlying funds that were in existence before they became available as a funding option, the nonstandardized average annual total return quotations reflects the investment performance that such funding options would have achieved (reduced by the applicable charges) had the underlying fund been held under the Contract for the period quoted. The total return quotations are based upon historical earnings and are not necessarily representative of future performance.

GENERAL. Within the guidelines prescribed by the SEC and the National Association of Securities Dealers, Inc. ("NASD"), performance information may be quoted numerically or may be presented in a table, graph or other illustration. Advertisements may include data comparing performance to well-known indices of market performance (including, but not limited to, the Dow Jones Industrial Average, the Standard & Poor's (S&P) 500 Index, the S&P 400 Index, the Lehman Brothers Long T-Bond Index, the Russell 1000, 2000 and 3000 Indices, the Value Line Index, and the Morgan Stanley Capital International's EAFE Index). Advertisements may also include published editorial comments and performance rankings compiled by independent organizations (including, but not limited to, Lipper Analytical Services, Inc. and Morningstar, Inc.) and publications that monitor the performance of the Separate Account and the variable funding options.

                           FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

The following general discussion of the federal income tax consequences under this Contract is not intended to cover all situations, and is not meant to provide tax advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax adviser regarding your personal situation. For your information, a more detailed tax discussion is contained in the SAI.

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for money put into an annuity. The Internal Revenue Code (Code) governs how this money is ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below.

TAX-FREE EXCHANGES: The Internal Revenue Code provides that, generally, no gain or loss is recognized when an annuity contract is received in exchange for a life, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

TYPES OF CONTRACTS: QUALIFIED OR NONQUALIFIED

If you purchase an annuity contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or individual retirement annuity (IRA), your contract is referred to as a qualified contract. Some examples of qualified contracts are: IRAs, 403(b) annuities established by public school systems or certain tax-exempt organizations, corporate sponsored pension and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. An exception to this is a qualified plan called a Roth IRA. Under Roth IRAs, after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a qualified contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the contract. If you purchase the contract on an individual basis with after-tax dollars and not under one of the programs described above, your contract is referred to as nonqualified.

NONQUALIFIED ANNUITY CONTRACTS

As the owner of a nonqualified annuity, you do not receive any tax benefit (deduction or deferral of income) on purchase payments, but you will not be taxed on increases in the value of your contract until a distribution occurs -- either as a withdrawal (distribution made prior to the maturity date), or as annuity payments. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings. Similarly, when you receive an annuity payment, part of each payment is considered a return of your purchase payments and will not be taxed. The remaining portion of the annuity payment (i.e., any earnings) will be considered ordinary income for tax purposes.

If a nonqualified annuity is owned by other than an individual, however, (e.g., by a corporation), increases in the value of the contract attributable to purchase payments made after February 28, 1986 are includible in income annually. Furthermore, for contracts issued after April 22, 1987, if you transfer the contract without adequate consideration all deferred increases in value will be includible in your income at the time of the transfer.

If you make a partial withdrawal, this money will generally be taxed as first coming from earnings, (income in the contract), and then from your purchase payments. These withdrawn earnings are includible in your income. (See "Penalty Tax for Premature Distributions" below.) There is income in the contract to the extent the contract value exceeds your investment in the contract. The investment in the contract equals the total purchase payments you paid less any amount received previously which was excludible from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash distribution under the tax law.

The Contract provides one or more optional enhanced death benefits that in some cases may exceed the greater of the purchase price or the contract value. It is possible that the IRS may take a position that the charges for the optional enhanced death benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional death benefit should be treated as a taxable withdrawal, you should consult your tax adviser before selecting any ride or endorsement to the Contract.

Federal tax law requires that nonqualified annuity contracts meet minimum mandatory distribution requirements upon the death of the contract owner, including the first of joint owners. If these requirements are not met, the contract will not be treated as an annuity contract for Federal income tax purposes and earnings under the contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the new contract owner is the surviving spouse. We will administer Contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the contract have generally not yet been taxed, the full amount of all distributions, including lump-sum withdrawals and annuity payments, are generally taxed at the ordinary income tax rate unless the distribution is transferred to an eligible rollover account or contract. The Contract is available as a vehicle for IRA rollovers and for other qualified contracts. There are special rules which govern the taxation of qualified contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. We have provided a more complete discussion in the SAI.

The Contract includes one or more optional enhanced death benefits that in some case may exceed the greater of the purchase payments or the contract value. The IRS has not reviewed the Contract for qualification as an IRA, and has not addressed in a ruling of general applicability, whether a death benefit such as the optional death benefit(s) in the Contract comports with IRA qualification requirements. Although Travelers regards the optional enhanced death benefit as a permissible benefit under an IRA, the IRS may take a contrary position regarding tax qualification resulting in deemed distributions and penalty taxes. You should consult your tax adviser prior to selecting any optional enhanced death benefit for an IRA.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS

Taxable distributions taken before the contract owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the contract owner. Other exceptions may be available in certain qualified plans.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any nonqualified variable annuity contracts based on a separate account shall not be treated as an annuity for any period if investments made in the account are not adequately diversified. Final tax regulations define how separate accounts must be diversified. The Company monitors the diversification of investments constantly and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the contract owner of tax deferred treatment. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying separate account for Federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. There is little guidance in this area, and some features of the Contract, such as the flexibility of the contract owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the contract owner investment control over separate account assets, we reserve the right to modify the Contract as necessary to prevent a contract owner from being treated as the owner of the separate account assets supporting the Contract.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement.

Distributions must begin or be continued according to required patterns following the death of the contract owner or annuitant of both qualified and nonqualified annuities.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Contract because of the death of an owner or annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the contract; of (ii) if distributed under a payment option, they are taxed in the same way as annuity payments.

                               OTHER INFORMATION
--------------------------------------------------------------------------------

THE INSURANCE COMPANIES

Please refer to your Contract or the first page of the Summary of this prospectus to determine which Company issued your Contract.

The Travelers Insurance Company is a stock insurance company chartered in 1864 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is an indirect wholly owned subsidiary of Citigroup Inc. The Company's Home Office is located at One Tower Square, Hartford, Connecticut 06183.

The Travelers Life and Annuity Company is a stock insurance company chartered in 1973 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in a majority of the states of the United States, the District of Columbia and Puerto Rico, and intends to seek licensure in the remaining states, except New York. The Company is an indirect wholly owned subsidiary of Citigroup Inc. The Company's Home Office is located at One Tower Square, Hartford, Connecticut 06183.

FINANCIAL STATEMENTS

The financial statements for the Company and its separate account are located in the Statement of Additional Information.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

We intend to sell the Contracts in all jurisdictions where we are licensed to do business and where the Contract is approved. Any registered representative of affiliated or independent broker-dealers who sell the Contracts will be qualified to sell variable annuities under applicable federal and state laws. Each broker-dealer is registered with the SEC under the Securities Exchange Act of 1934, and all are members of the NASD. The principal underwriter of the Contracts is our affiliate, Travelers Distribution LLC, One Tower Square, Hartford, CT.

Up-front compensation paid to sales representatives will not exceed 7% of the purchase payments made under the Contracts. If asset based compensation is paid, it will not exceed 2% of the average account value annually. From time to time, we may pay or permit other promotional incentives, in cash, credit or other compensation.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a Contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, cash surrender value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the

Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the contract owner is subject.

VOTING RIGHTS

The Company is the legal owner of the shares of the underlying funds. However, we believe that when an underlying fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares we own on our own behalf. Should we determine that we are no longer required to comply with the above, we will vote on the shares in our own right.

LEGAL PROCEEDINGS AND OPINIONS

Legal matters in connection with the federal laws and regulations affecting the issue and sale of the contract described in this prospectus, as well as the organization of the Companies, their authority to issue variable annuity contracts under Connecticut law and the validity of the forms of the variable annuity contracts under Connecticut law, have been passed on by the General Counsel of the Companies.

THE TRAVELERS INSURANCE COMPANY

There are no pending legal proceedings affecting the Separate Account. There is one material pending legal proceeding, other than ordinary routine litigation incidental to business, to which the Company is a party.

In March 1997, a purported class action entitled Patterman v. The Travelers, Inc., et al. was commenced in the Superior Court of Richmond County, Georgia, alleging, among other things, violations of the Georgia RICO statute and other state laws by an affiliate of the Company, Primerica Financial Services, Inc. and certain of its affiliates. Plaintiffs seek unspecified compensatory and punitive damages and other relief. From February 1998 through April 2000, various motions for transfer of the lawsuit were heard and appealed. In April 2000, the matter was remanded to the Superior Court of Richmond County by the Georgia Supreme Court. Also, in April 2000 defendants moved for summary judgement on all counts of the complaint. Discovery commenced in May 2000. Defendants intend to vigorously contest the litigation.

THE TRAVELERS LIFE AND ANNUITY COMPANY

There are no pending material legal proceedings affecting the Separate Account, the principal underwriter or the Company.

                                   APPENDIX A
--------------------------------------------------------------------------------

                               THE FIXED ACCOUNT

The Fixed Account is part of the Company's general account assets. These general account assets include all assets of the Company other than those held in the separate accounts sponsored by the Company or its affiliates.

The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the general account may, however, be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in the prospectus.

Under the Fixed Account, the Company assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic annuity payment. The investment gain or loss of the Separate Account or any of the funding options does not affect the Fixed Account contract value, or the dollar amount of fixed annuity payments made under any payout option.

We guarantee that, at any time, the Fixed Account contract value will not be less than the amount of the purchase payments allocated to the Fixed Account, plus interest credited as described below, less any applicable premium taxes or prior withdrawals.

Purchase payments allocated to the Fixed Account and any transfers made to the Fixed Account become part of the Company's general account which supports insurance and annuity obligations. Neither the general account nor any interest therein is registered under, nor subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.

Investment income from the Fixed Account allocated to us includes compensation for mortality and expense risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.

We guarantee the initial rate for any allocations into the Fixed Account for one year from the date of such allocation. We guarantee subsequent renewal rates for the calendar quarter. We also guarantee that for the life of the Contract we will credit interest at not less than 3% per year. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of 3% per year in our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the minimum guarantee of 3% for any given year.

TRANSFERS

You may make transfers from the Fixed Account to any other available variable funding option(s) twice a year during the 30 days following the semiannual anniversary of the contract effective date. We limit transfers to an amount of up to 15% of the Fixed Account contract value on the semiannual contract effective date anniversary. (This restriction does not apply to transfers under the Dollar Cost Averaging Program.) Amounts previously transferred from the Fixed Account to variable funding options may not be transferred back to the Fixed Account for a period of at least six months from the date of transfer. We reserve the right to waive either of these restrictions.

Automated transfers from the Fixed Account to any of the variable funding options may begin at any time. Automated transfers from the Fixed Account may not deplete your Fixed Account value in a period of less than twelve months from your enrollment in the Dollar Cost Averaging Program.

                                   APPENDIX B
--------------------------------------------------------------------------------

            WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME CONFINEMENT
   (This waiver is not available if the Owner is age 71 or older on the date the Contract is issued.)

If, after the first contract year and before the maturity date, the owner begins confinement in an Eligible Nursing Home, and remains confined for the qualifying period, you may make a total or partial withdrawal, subject to the maximum withdrawal amount described below, without incurring a Withdrawal Charge. In order for the Withdrawal Charge to be waived, the withdrawal must be made during continued confinement in an Eligible Nursing Home after the qualifying period has been satisfied, or within sixty (60) days after such confinement ends. The qualifying period is confinement in an Eligible Nursing Home for ninety (90) consecutive days. We will require proof of confinement in a form satisfactory to us, which may include certification by a licensed physician that such confinement is medically necessary.

An Eligible Nursing Home is defined as an institution or special nursing unit of a hospital which:

(a) is Medicare approved as a provider of skilled nursing care services; and

(b) is not, other than in name only, an acute care hospital, a home for the aged, a retirement home, a rest home, a community living center, or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

                                       OR

Meets all of the following standards:

(a) is licensed as a nursing care facility by the state in which it is licensed;

(b) is either a freestanding facility or a distinct part of another facility such as a ward, wing, unit or swing-bed of a hospital or other facility;

(c) provides nursing care to individuals who are not able to care for themselves and who require nursing care;

(d) provides, as a primary function, nursing care and room and board; and charges for these services;

(e) provides care under the supervision of a licensed physician, registered nurse (RN) or licensed practical nurse (LPN);

(f) may provide care by a licensed physical, respiratory, occupational or speech therapist; and

(g) is not, other than in name only, an acute care hospital, a home for the aged, a retirement home, a rest home, a community living center, or a place mainly for the treatment of alcoholism, mental illness or drug abuse.

FILING A CLAIM: You must provide the Company with written notice of a claim during continued confinement after the 90-day qualifying period, or within sixty days after such confinement ends.

The maximum withdrawal amount for which we will waive the Withdrawal Charge is the contract value on the next valuation date following written proof of claim, less any purchase payments made within a one-year period before confinement in an Eligible Nursing Home begins, less any purchase payments made on or after the Owner's 71st birthday.

Any withdrawal requested which falls under the scope of this waiver will be paid as soon as we receive proper written proof of your claim, and will be paid in a lump sum. You should consult with your personal tax adviser regarding the tax impact of any withdrawals taken from your contract.

                                   APPENDIX C
--------------------------------------------------------------------------------

              CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to The Travelers Insurance Company or The Travelers Life and Annuity Company. A list of the contents of the Statement of Additional Information is set forth below:

     The Insurance Company
     Principal Underwriter
     Distribution and Principal Underwriting Agreement
     Valuation of Assets
     Performance Information
     Federal Tax Considerations
     Independent Accountants
     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated January 23, 2002 are available without charge. To request a copy, please clip this coupon on the dotted line above, enter your name and address in the spaces provided below, and mail to: The Travelers Insurance Company, PrimeElite Travelers Service Center, One Tower Square, Hartford, Connecticut 06183. The Travelers Insurance Company Statement of Additional Information is printed on Form L-12956S, and The Travelers Life and Annuity Statement of Additional Information is printed on Form L-12956-TLAC-S.

Name: -----------------------------------

Address: --------------------------------

                      THIS PAGE INTENTIONALLY LEFT BLANK.

L-12956                                                         February 4, 2002

                                  PRIMELITE II


                       STATEMENT OF ADDITIONAL INFORMATION

                                      dated

                                February 4, 2002

                                       for

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                                    ISSUED BY

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

This Statement of Additional Information ("SAI") is not a prospectus but relates to, and should be read in conjunction with, the Individual Variable Annuity Contract Prospectus dated February 4, 2002. A copy of the Prospectus may be obtained by writing to The Travelers Life and Annuity Company, PrimElite Travelers Service Center, One Tower Square, Hartford, Connecticut 06183-8036, or by calling (888) 556-5412 or by accessing the Securities and Exchange Commission's website at http://www.sec.gov.


                                TABLE OF CONTENTS

THE INSURANCE COMPANY ...............................        1

PRINCIPAL UNDERWRITER ...............................        1

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT ...        1

VALUATION OF ASSETS .................................        1

PERFORMANCE INFORMATION .............................        2

FEDERAL TAX CONSIDERATIONS ..........................        7

INDEPENDENT ACCOUNTANTS .............................       10

FINANCIAL STATEMENTS ................................       F-1

                              THE INSURANCE COMPANY

        The Travelers Life and Annuity Company (the "Company") is a stock insurance company chartered in 1973 in Connecticut and continuously engaged in the insurance business since that time. The Company is licensed to conduct a life insurance business in all states, (except New Hampshire and New York) and the District of Columbia and Puerto Rico. The Company's Home Office is located at One Tower Square Hartford, Connecticut 06183 and its telephone number is
(860) 277-0111.

        The Company is a wholly owned subsidiary of The Travelers Insurance Company, an indirect, wholly owned subsidiary of Citigroup Inc. ("Citigroup"), a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Global Investment Management and Private Banking, and Investment Activities segments.

STATE REGULATION. The Company is subject to the laws of the state of Connecticut governing insurance companies and to regulation by the Insurance Commissioner of the state of Connecticut (the "Commissioner"). An annual statement covering the operations of the Company for the preceding year, as well as its financial conditions as of December 31 of such year, must be filed with the Commissioner in a prescribed format on or before March 1 of each year. The Company's books and assets are subject to review or examination by the Commissioner or his agents at all times, and a full examination of its operations is conducted at least once every four years.

        The Company is also subject to the insurance laws and regulations of all other states in which it is licensed to operate. However, the insurance departments of each of these states generally apply the laws of the home state (jurisdiction of domicile) in determining the field of permissible investments.

THE SEPARATE ACCOUNT. Separate Account PF II meets the definition of a separate account under the federal securities laws, and will comply with the provisions of the 1940 Act. Additionally, the operations of Separate Account PF II are subject to the provisions of Section 38a-433 of the Connecticut General Statutes which authorizes the Commissioner to adopt regulations under it. Section 38a-433 contains no restrictions on the investments of the Separate Account, and the Commissioner has adopted no regulations under the Section that affect the Separate Account.

                              PRINCIPAL UNDERWRITER

        Travelers Distribution LLC ("TDLLC") serves as principal underwriter for Separate Account PF II and the Contracts. The offering is continuous. TDLLC's principal executive offices are located at One Tower Square, Hartford, Connecticut. TDLLC is affiliated with the Company and Separate Account PF II.


                DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT

        Under the terms of the Distribution and Principal Underwriting Agreement among Separate Account PF II, TDLLC and the Company, TDLLC acts as agent for the distribution of the Contracts and as principal underwriter for the Contracts. The Company reimburses TDLLC for certain sales and overhead expenses connected with sales functions.


                               VALUATION OF ASSETS

FUNDING OPTIONS: The value of the assets of each Funding Option is determined at 4:00 p.m. eastern time on each business day, unless we need to close earlier due to an emergency. A business day is any day the New York Stock Exchange is open. Each security traded on a national securities exchange is valued at the last reported sale price on the business day. If there has been no sale on that day, then the value of the security is taken to be the mean between the reported bid and asked prices on the business day or on the basis of quotations received from a reputable broker or any other recognized source.

        Any security not traded on a securities exchange but traded in the over-the-counter-market and for which market quotations are readily available is valued at the mean between the quoted bid and asked prices on the business day or on the basis of quotations received from a reputable broker or any other recognized source.

        Securities traded on the over-the-counter-market and listed securities with no reported sales are valued at the mean between the last reported bid and asked prices or on the basis of quotations received from a reputable broker or other recognized source.

        Short-term investments for which a quoted market price is available are valued at market. Short-term investments maturing in more than sixty days for which there is no reliable quoted market price are valued by "marking to market" (computing a market value based upon quotations from dealers or issuers for securities of a similar type, quality and maturity.) "Marking to market" takes into account unrealized appreciation or depreciation due to changes in interest rates or other factors which would influence the current fair values of such securities. Short-term investments maturing in sixty days or less for which there is no reliable quoted market price are valued at amortized cost which approximates market.

THE CONTRACT VALUE: The value of an accumulation unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is used to measure the investment performance of a Funding Option from one valuation period to the next. The net investment factor for a Funding Option for any valuation period is equal to the sum of 1.000000 plus the net investment rate (the gross investment rate less any applicable Funding Option deductions during the valuation period relating to the mortality and expense risk charge and the administrative expense charge). The gross investment rate of a Funding Option is equal to (a) minus (b), divided by (c) where:

    (a) = investment income plus capital gains and losses (whether realized or unrealized);
    (b) = any deduction for applicable taxes (presently zero); and
    (c) = the value of the assets of the funding option at the beginning of the valuation period.

        The gross investment rate may be either positive or negative. A Funding Option's investment income includes any distribution whose ex-dividend date occurs during the valuation period.

ACCUMULATION UNIT VALUE. The value of the accumulation unit for each Funding Option was initially established at $1.00. The value of an accumulation unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is calculated for each Funding Option and takes into account the investment performance, expenses and the deduction of certain expenses.

ANNUITY UNIT VALUE. The initial Annuity Unit Value applicable to each Funding Option was established at $1.00. An annuity unit value as of any business day is equal to (a) the value of the annuity unit on the preceding business day, multiplied by (b) the corresponding net investment factor for the valuation period just ended, divided by (c) the assumed net investment factor for the valuation period. (For example, the assumed net investment factor based on an annual assumed net investment rate of 3.0% for a Valuation Period of one day is
1.000081 and, for a period of two days, is 1.000081 x 1.000081.)


                             PERFORMANCE INFORMATION

        From time to time, the Company may advertise several types of historical performance for the Funding Options of Separate Account PF II. The Company may advertise the "standardized average annual total returns" of the Funding Options, calculated in a manner prescribed by the Securities and Exchange Commission, as well as the "nonstandardized total returns," as described below:

        STANDARDIZED METHOD. Quotations of average annual total returns are computed according to a formula in which a hypothetical initial investment of $1,000 is applied to the Funding Option, and then related to ending redeemable values over one-, five-, and ten-year periods, or for a period covering the time during which the Funding Option has been in existence, if less. If a Funding Option has been in existence for less than one year, the "since inception" total return performance quotations are year-to-date and are not average annual total returns. These quotations reflect the deduction of all recurring charges during each period (on a pro rata basis in the case of fractional periods). The deduction for the annual contract administrative charge is converted to a percentage of assets based on the actual fee collected, divided by the average net assets for contracts sold under the Prospectus to which this SAI relates. Each quotation assumes a total redemption at the end of each period with the assessment of any applicable withdrawal charge at that time. Because the contracts described in this Statement of Additional Information are newly registered, there is no standardized performance information yet available

        NONSTANDARDIZED METHOD. Nonstandardized "total returns" will be calculated in a similar manner based on the performance of the Funding Options over a period of time, usually for the calendar year-to-date, and for the past one-, three-, five- and ten-year periods. Nonstandardized total returns will not reflect the deduction of any applicable withdrawal charge or the annual contract administrative charge, which, if reflected, would decrease the level of performance shown. The withdrawal charge is not reflected because the Contract is designed for long-term investment.

        For Funding Options that were in existence prior to the date they became available under Separate Account PF, the nonstandardized average annual total return quotations will reflect the investment performance that such Funding Options would have achieved (reduced by the applicable charges) had they been held under the Contract for the period quoted. The total return quotations are based upon historical earnings and are not necessarily representative of future performance.

        Average annual total returns for each of the Funding Options computed according to the standardized and nonstandardized methods for the period ending December 31, 2001 are set forth in the following table.

                                  PRIMELITE II
       NONSTANDARDIZED PERFORMANCE WITH ESP OPTION SELECTED AS OF 12/31/01

                                           Cumulative Returns                  Average Annual Returns
                                  ------------------------------------  ------------------------------------
                                    YTD      1 YR      3YR      5YR       3YR     5YR        Inception
----------------------------------------------------------------------  ------------------------------------
ASSET ALLOCATION ACCOUNTS:
----------------------------------------------------------------------  ------------------------------------
Smith Barney Allocation Select      -3.24%    -3.24%    5.05%    -        1.65%     -      4.34%  3/10/1997
Balanced Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Allocation Select     -11.52%   -11.52%   -5.78%    -       -1.96%     -      2.96%  3/11/1997
Growth Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Allocation Select     -13.74%   -13.74%   -2.21%    -       -0.74%     -      3.83%  3/10/1997
High Growth Portfolio
----------------------------------------------------------------------  ------------------------------------
EQUITY ACCOUNTS:
----------------------------------------------------------------------  ------------------------------------
AIM V.I. Capital Appreciation      -24.79%   -24.79%  -6.71%   21.60%   -2.29%    3.99%    9.62%   5/5/1993
Fund - Series II Shares
----------------------------------------------------------------------  ------------------------------------
AIM V.I. Value Fund - Series II    -14.23%   -14.23%   -8.46%  44.31%    -2.90%    7.61%  11.26%   5/5/1993
Shares
----------------------------------------------------------------------  ------------------------------------
Alliance Premier Growth            -18.97%   -18.97%  -14.20%  63.62%    -4.97%   10.34%  13.43%  6/26/1992
Portfolio-Class B*
----------------------------------------------------------------------  ------------------------------------
Alliance Technology Portfolio-     -26.87%   -26.87%  -3.09%   62.69%   -1.04%   10.22%    9.96%  1/11/1996
Class B
----------------------------------------------------------------------  ------------------------------------
Fidelity VIP Equity Income          -7.02%    -7.02%    2.86%  41.44%     0.94%    7.18%   9.66%  10/9/1986
Portfolio - Service Class 2
----------------------------------------------------------------------  ------------------------------------
Fidelity VIP Growth Portfolio -    -19.42%   -19.42%  -5.43%   56.65%   -1.84%    9.39%   11.47%  10/9/1986
Service Class 2
----------------------------------------------------------------------  ------------------------------------
Fidelity VIP Mid Cap Portfolio -    -5.35%    -5.35%   44.59%    -       13.06%     -     13.96% 12/29/1998
Service Class 2*
----------------------------------------------------------------------  ------------------------------------
MFS Mid Cap Growth Portfolio       -25.11%   -25.11%   29.46%       -     8.98%        -   6.82%  3/23/1998
----------------------------------------------------------------------  ------------------------------------
MFS Research Portfolio             -23.92%   -23.92% -14.46%     -      -5.07%      -     -2.98%  3/23/1998
----------------------------------------------------------------------  ------------------------------------
Mutal Shares Securities Fund -       5.03%     5.03%   7.28%   21.71%    2.37%    4.00%    4.53%  11/8/1996
Class 2
----------------------------------------------------------------------  ------------------------------------
Oppenheimer Capital Appreciation   -14.26%   -14.26%   16.67%  76.45%     5.27%  12.02%   12.06%   4/3/1985
Fund/ VA -  Service Shares
----------------------------------------------------------------------  ------------------------------------
Oppenheimer Main Street Growth &   -11.97%   -11.97%   -5.99%   3.97%    -2.04%    0.78%   7.45%   7/5/1995
Income Fund/VA -  Service Shares
----------------------------------------------------------------------  ------------------------------------
Pioneer Fund VCT Portfolio -       -12.99%   -12.99%   -1.76%    -       -0.59%     -      6.05% 10/31/1997
Class II Shares
----------------------------------------------------------------------  ------------------------------------
Pioneer Mid-Cap Value VCT            3.96%     3.96%   32.27%  41.49%     9.76%   7.18%    8.82%   3/1/1995
Portfolio - Class II Shares
----------------------------------------------------------------------  ------------------------------------


                                      Calendar Year Returns
                                  -------------------------------
                                     2000      1999      1998
-----------------------------------------------------------------
ASSET ALLOCATION ACCOUNTS:
-----------------------------------------------------------------
Smith Barney Allocation Select         2.87%     5.55%     7.49%
Balanced Portfolio
-----------------------------------------------------------------
Smith Barney Allocation Select        -6.56%    13.97%    11.78%
Growth Portfolio
-----------------------------------------------------------------
Smith Barney Allocation Select        -8.94%    24.49%    13.15%
High Growth Portfolio
-----------------------------------------------------------------
EQUITY ACCOUNTS:
-----------------------------------------------------------------
AIM V.I. Capital Appreciation        -12.59%   41.91%    17.08%
Fund - Series II Shares
-----------------------------------------------------------------
AIM V.I. Value Fund - Series II      -16.27%    27.47%    29.88%
Shares
-----------------------------------------------------------------
Alliance Premier Growth              -18.34%    29.67%    45.19%
Portfolio-Class B*
-----------------------------------------------------------------
Alliance Technology Portfolio-       -23.14%   72.41%    60.70%
Class B
-----------------------------------------------------------------
Fidelity VIP Equity Income             6.11%     4.26%     9.44%
Portfolio - Service Class 2
-----------------------------------------------------------------
Fidelity VIP Growth Portfolio -      -12.88%   34.71%    36.76%
Service Class 2
-----------------------------------------------------------------
Fidelity VIP Mid Cap Portfolio -       4.52%    46.14%     -
Service Class 2*
-----------------------------------------------------------------
MFS Mid Cap Growth Portfolio           7.31%    61.09%         -
-----------------------------------------------------------------
MFS Research Portfolio                -7.35%   21.35%      -
-----------------------------------------------------------------
Mutal Shares Securities Fund -        11.11%  -8.07%    -1.79%
Class 2
-----------------------------------------------------------------
Oppenheimer Capital Appreciation      -2.10%    38.99%    21.67%
Fund/ VA -  Service Shares
-----------------------------------------------------------------
Oppenheimer Main Street Growth &     -10.57%    19.42%     2.73%
Income Fund/VA -  Service Shares
-----------------------------------------------------------------
Pioneer Fund VCT Portfolio -          -0.73%    13.74%   23.66%
Class II Shares
-----------------------------------------------------------------
Pioneer Mid-Cap Value VCT             15.79%     9.88%  -11.91%
Portfolio - Class II Shares
-----------------------------------------------------------------

----------------------------------------------------------------------  ------------------------------------
Putnam VT International Growth     -21.57%   -21.57%   9.28%     -       3.00%      -      7.65%   1/2/1997
Fund - Class IB Shares*
----------------------------------------------------------------------  ------------------------------------
Putnam VT Small Cap Value Fund -    17.26%    17.26%        -       -         -        -  15.25%  4/30/1999
Class IB Shares*
----------------------------------------------------------------------  ------------------------------------
Smith Barney Aggressive Growth      -5.89%    -5.89%        -    -            -     -     12.43%  11/1/1999
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Appreciation           -5.79%    -5.79%    2.18%  48.13%     0.72%    8.17%   9.14% 10/16/1991
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Fundamental Value      -7.06%    -7.06%   31.53%  55.44%     9.56%    9.22%  12.22%  12/3/1993
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Growth and Income     -12.50%   -12.50%        -       -         -        -  -6.23%  9/14/1999
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney International All     -32.47%   -32.47%  -16.89% -12.54%    -5.98%   -2.64%   0.64%  6/20/1994
Cap Growth Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Large Cap Core        -16.15%   -16.15%        -       -         -        -  -3.52%  9/14/1999
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Large Cap Growth      -14.65%   -14.65%    0.04%       -     0.01%        -   5.83%   5/1/1998
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Large Cap Value        -9.91%    -9.91%   -1.82%  31.48%    -0.61%    5.62%   9.43%  6/20/1994
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Mid Cap Core          -11.69%   -11.69%        -       -         -        -   8.40%  11/1/1999
Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Premier Selection     -15.79%   -15.79%        -       -         -        -   6.56%  9/14/1999
All Cap Growth Portfolio
----------------------------------------------------------------------  ------------------------------------
Smith Barney Small Cap Growth      -17.80%   -17.80%   18.71%       -     5.88%        -   4.40%   2/7/1997
Opportunities Portfolio
----------------------------------------------------------------------  ------------------------------------
Social Awareness Stock Portfolio   -17.27%   -17.27%   -8.18%  48.82%    -2.80%    8.27%   9.93%   5/1/1992
(Smith Barney)
----------------------------------------------------------------------  ------------------------------------
Templeton Growth Securities Fund    -3.17%    -3.17%   14.30%  14.55%     4.55%    2.75%   5.62%  3/15/1994
- Class 2
----------------------------------------------------------------------  ------------------------------------
Van Kampen Comstock Portfolio -     -4.64%    -4.64%        -       -         -        -   4.72%   5/1/1999
Class II Shares*
----------------------------------------------------------------------  ------------------------------------
Van Kampen Emerging Growth         -32.96%   -32.96%   18.34%  88.72%     5.77%   13.54%  15.18%   7/3/1995
Portfolio Class II Shares*
----------------------------------------------------------------------  ------------------------------------
Van Kampen Growth and Income        -7.83%    -7.83%   19.53%  67.42%     6.12%   10.85%  10.73% 12/23/1996
Portfolio Class II Shares*
----------------------------------------------------------------------  ------------------------------------
BOND ACCOUNTS:
----------------------------------------------------------------------  ------------------------------------
Concert Investment Series Select     3.87%     3.87%        -       -         -        -   6.14%  9/14/1999
Government Portfolio
----------------------------------------------------------------------  ------------------------------------

-----------------------------------------------------------------
Putnam VT International Growth       -11.30%   57.09%    16.25%
Fund - Class IB Shares*
-----------------------------------------------------------------
Putnam VT Small Cap Value Fund -      22.13%         -         -
Class IB Shares*
-----------------------------------------------------------------
Smith Barney Aggressive Growth        13.56%         -         -
Portfolio
-----------------------------------------------------------------
Smith Barney Appreciation             -2.28%    11.00%    16.88%
Portfolio
-----------------------------------------------------------------
Smith Barney Fundamental Value        18.22%    19.72%     3.08%
Portfolio
-----------------------------------------------------------------
Smith Barney Growth and Income        -8.74%         -         -
Portfolio
-----------------------------------------------------------------
Smith Barney International All       -25.22%    64.59%     4.43%
Cap Growth Portfolio
-----------------------------------------------------------------
Smith Barney Large Cap Core           -6.96%         -         -
Portfolio
-----------------------------------------------------------------
Smith Barney Large Cap Growth         -8.70%    28.38%         -
Portfolio
-----------------------------------------------------------------
Smith Barney Large Cap Value          10.99%    -1.82%     7.78%
Portfolio
-----------------------------------------------------------------
Smith Barney Mid Cap Core             15.69%         -         -
Portfolio
-----------------------------------------------------------------
Smith Barney Premier Selection        15.68%         -         -
All Cap Growth Portfolio
-----------------------------------------------------------------
Smith Barney Small Cap Growth          6.97%    35.02%    -5.61%
Opportunities Portfolio
-----------------------------------------------------------------
Social Awareness Stock Portfolio      -2.35%    13.66%    29.78%
(Smith Barney)
-----------------------------------------------------------------
Templeton Growth Securities Fund      -0.44%    18.57%   -10.01%
- Class 2
-----------------------------------------------------------------
Van Kampen Comstock Portfolio -       27.14%         -         -
Class II Shares*
-----------------------------------------------------------------
Van Kampen Emerging Growth           -11.99%   100.56%    34.95%
Portfolio Class II Shares*
-----------------------------------------------------------------
Van Kampen Growth and Income          16.97%    10.87%    17.41%
Portfolio Class II Shares*
-----------------------------------------------------------------
BOND ACCOUNTS:
-----------------------------------------------------------------
Concert Investment Series Select      11.93%         -         -
Government Portfolio
-----------------------------------------------------------------

----------------------------------------------------------------------  ------------------------------------
Smith Barney High Income            -5.57%    -5.57%  -14.23%  -5.56%    -4.98%   -1.14%   2.51%  6/22/1994
Portfolio
----------------------------------------------------------------------  ------------------------------------
Travelers Convertible Bond          -2.70%    -2.70%   25.12%       -     7.75%        -   6.20%   5/1/1998
Portfolio
----------------------------------------------------------------------  ------------------------------------
Travelers Managed Income             4.72%     4.72%    9.75%  21.82%     3.15%    4.02%   4.48%  6/28/1994
Portfolio
----------------------------------------------------------------------  ------------------------------------
BALANCED ACCOUNTS:
----------------------------------------------------------------------  ------------------------------------
MFS Total Return Portfolio          -1.89%    -1.89%   13.08%  47.41%     4.18%    8.07%   9.57%  6/20/1994
----------------------------------------------------------------------  ------------------------------------
MONEY MARKET ACCOUNTS:
----------------------------------------------------------------------  ------------------------------------
Smith Barney Money Market            1.73%     1.73%    8.82%  15.66%     2.86%    2.95%   2.96%  6/20/1994
Portfolio
--------------------------------------------------------------------------------------------------------------
Smith Barney Money Market           -0.23%   This yield quotation more closely reflects the current earnings
Portfolio - 7 Day Yield                      of this fund.
--------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------
Smith Barney High Income              -9.77%     0.67%    -1.44%
Portfolio
-----------------------------------------------------------------
Travelers Convertible Bond            10.41%    16.47%         -
Portfolio
-----------------------------------------------------------------
Travelers Managed Income               5.87%    -1.01%     3.10%
Portfolio
-----------------------------------------------------------------
BALANCED ACCOUNTS:
-----------------------------------------------------------------
MFS Total Return Portfolio            14.45%     0.70%     9.58%
-----------------------------------------------------------------
MONEY MARKET ACCOUNTS:
-----------------------------------------------------------------
Smith Barney Money Market              4.07%     2.79%     3.07%
Portfolio
-----------------------------------------------------------------
Smith Barney Money Market
Portfolio - 7 Day Yield
-----------------------------------------------------------------

The inception date is the date that the underlying fund commenced operations. *These funds offer multiple classes of shares. The performance above may reflect the fees and performance of another class of the same fund for periods before the current class existed. If the current class's 12b-1 fee and other expenses were higher, the performance shown would be lower. They may not be available in every jurisdiction.

                           FEDERAL TAX CONSIDERATIONS

        The following description of the federal income tax consequences under this Contract is not exhaustive and is not intended to cover all situations. Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, tax advice may be needed by a person contemplating purchase of an annuity contract and by a contract owner or beneficiary who may make elections under a contract. For further information, please consult a qualified tax adviser.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS
        Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the later of calendar year in which a participant under a qualified plan, or a Section 403(b) annuity, attains age 701/2 or retires. Minimum annual distributions under an IRA must begin by April 1st of the calendar year in which the contract owner attains 70 1/2. Distributions must also begin or be continued according to required patterns following the death of the contract owner or the annuitant.

NONQUALIFIED ANNUITY CONTRACTS
        Individuals may purchase tax-deferred annuities without tax law funding limits. The purchase payments receive no tax benefit, deduction or deferral, but increases in the value of the contract are generally deferred from tax until distribution. If a nonqualified annuity is owned by other than an individual, however, (e.g., by a corporation), the increases in value attributable to purchase payments made after February 28, 1986 are generally includable in income annually. Furthermore, for contracts issued after April 22, 1987, all deferred increases in value will be includable in the income of a contract owner when the contract owner transfers the contract without adequate consideration.

        If two or more annuity contracts are purchased from the same insurer within the same calendar year, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

        Those receiving partial distributions made before the maturity date will generally be taxed on an income-first basis to the extent of income in the contract. If you are exchanging another annuity contract for this annuity, certain pre-August 14, 1982 deposits into an annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the cash value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash distribution under the tax law.

        In order to be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Code requires any non-qualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract. Specifically,
Section 72(s) requires that (a) if an owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the new owner. Contracts will be administered by the Company in accordance with these rules and the Company will make a notification when payments should be commenced.

INDIVIDUAL RETIREMENT ANNUITIES
        To the extent of earned income for the year and not exceeding $2,000 per individual, an individual may make deductible contributions to an individual retirement annuity (IRA). There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and based on their participation in a retirement plan. If an individual is married and the spouse does not have earned income, the individual may establish IRAs for the individual and spouse. Purchase payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit of $4,000.

        The Code provides for the purchase of a Simplified Employee Pension
(SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of 15% of compensation up to $35,000 for each participant. The Internal Revenue Services has not reviewed the contract for qualifications as an IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the optional enhanced death benefit in the contract comports with IRA qualification requirements.

SIMPLE Plan IRA Form

        Effective January 1, 1997, employers may establish a savings incentive match plan for employees ("SIMPLE plan") under which employees can make elective salary reduction contributions to an IRA based on a percentage of compensation of up to $6,000. (Alternatively, the employer can establish a SIMPLE cash or deferred arrangement under IRS Section 401(k)). Under a SIMPLE plan IRA, the employer must either make a matching contribution of 100% on the first 3% or 7% contribution for all eligible employees. Early withdrawals are subject to the 10% early withdrawal penalty generally applicable to IRAs, except that an early withdrawal by an employee under a SIMPLE plan IRA, within the first two years of participation, shall be subject to a 25% early withdrawal tax.

ROTH IRAs
        Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations ($2,000 per year for annual contributions), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of a "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

        Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to any Roth IRA of the individual.

QUALIFIED PENSION AND PROFIT-SHARING PLANS
        Under a qualified pension or profit-sharing plan, purchase payments made by an employer are not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

        Distributions are generally taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Under a qualified plan, the investment in the contract may be zero.

        The contract includes an optional death benefit that in some cases may exceed the greater of the purchase payments or the contract value. The death benefit could be characterized as an incidental benefit, the amount of which is limited in any pension or profit-sharing plan. Because the death benefit may exceed this limitation, employers using the contract in connection with such plans should consult their tax adviser.

SECTION 403(b) PLANS
        Under Code section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity contracts for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to FICA (Social Security) taxes. A qualified contract issued as a tax-sheltered annuity under section 403(b) will be amended as necessary to conform to the requirements of the Code.

        The contract includes an optional death benefit that in some cases may exceed the greater of the purchase payments or the contract value. The death benefit could be characterized as an incidental benefit, the amount of which is limited in any tax-sheltered annuity under section 403(b). Because the death benefit may exceed this limitation, employers using the Contract in connection with such plans should consult their tax adviser.

        Code section 403(b)(11) restricts this distribution under Code section 403(b) annuity contracts of: (1) elective contributions made in years beginning after December 31, 1998; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the last year beginning before January 1, 1989. Distribution of those amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

FEDERAL INCOME TAX WITHHOLDING
        The portion of a distribution, which is taxable income to the recipient, will be subject to federal income tax withholding as follows:

1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(b) PLANS OR ARRANGEMENTS OR FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS

    There is a mandatory 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another retirement plan but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

    (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

    (b) a term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

    (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 701/2 or as otherwise required by law, or

    (d) the distribution is a hardship distribution.

        A distribution including a rollover that is not a direct rollover will be subject to the 20% withholding, and a 10% additional tax penalty may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

2.  OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

        To the extent not described as requiring 20% withholding in 1 above, the portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding, if the aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If no such election is made, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

3.  PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE
    YEAR)

        The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs. As of January 1, 2001, a recipient receiving periodic payments (e.g., monthly or annual payments under an annuity option) which total $15,150 or less per year, will generally be exempt from periodic withholding.

        Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient to cover tax liabilities.

        Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, U.S citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are not permitted to elect out of withholding.


                             INDEPENDENT ACCOUNTANTS

        The financial statements and schedules of The Travelers Life and Annuity Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included herein, and the financial statements of The Travelers Separate Account PF II for Variable Annuities as of December 31, 2000, and for the years ended December 31, 2000 and 1999, also included herein, have been included in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

ANNUAL REPORT
DECEMBER 31, 2000



















                      THE TRAVELERS SEPARATE ACCOUNT PF II
                      FOR VARIABLE ANNUITIES















[THE TRAVELERS INSURANCE LOGO]

The Travelers Insurance Company
The Travelers Life and Annuity Company
One Tower Square
Hartford, CT  06183

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2000



   ASSETS:
       Investments at market value:
          Concert Investment Series, 8,085,512 shares (cost $98,030,326) ......................  $   91,890,515
          Greenwich Street Series Fund, 15,489,666 shares (cost $343,077,661) .................     353,319,271
          Smith Barney Concert Allocation Series Inc., 35,795,577 shares (cost $452,816,777) ..     451,242,204
          The Travelers Series Trust, 21,629,503 shares (cost $302,489,639) ...................     317,102,630
          Travelers Series Fund Inc., 72,685,487 shares (cost $459,347,286) ...................     457,504,551
          Van Kampen Life Investment Trust, 2,517,754 shares (cost $71,183,110) ...............      64,929,524
                                                                                                 --------------

             Total Investments (cost $1,726,944,799) ..........................................                    $1,735,988,695

       RECEIVABLES:
          Dividends ...........................................................................                            88,295
          Purchase payments and transfers from other Travelers accounts .......................                         3,814,346
       Other assets ...........................................................................                             1,706
                                                                                                                   --------------

             Total Assets .....................................................................                     1,739,893,042
                                                                                                                   --------------


   LIABILITIES:
       Payables:
          Contract surrenders and transfers to other Travelers accounts .......................                           884,713
          Insurance charges ...................................................................                           585,072
          Administrative fees .................................................................                            70,209
       Accrued liabilities ....................................................................                            38,967
                                                                                                                   --------------

             Total Liabilities ................................................................                         1,578,961
                                                                                                                   --------------

   NET ASSETS:                                                                                                     $1,738,314,081
                                                                                                                   ==============





                        See Notes to Financial Statements

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000



INVESTMENT INCOME:
    Dividends ..................................................................                              $       60,318,515

EXPENSES:
    Insurance charges ..........................................................    $        17,515,403
    Administrative fees ........................................................              2,101,849
                                                                                   ----------------------

       Total expenses ..........................................................                                      19,617,252
                                                                                                             ---------------------

          Net investment income ................................................                                      40,701,263
                                                                                                             ---------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED GAIN (LOSS) ON INVESTMENTS:
    Realized gain (loss) from investment transactions:
       Proceeds from investments sold ..........................................            119,206,138
       Cost of investments sold ................................................            118,694,996
                                                                                   ----------------------

          Net realized gain (loss) .............................................                                         511,142

    Change in unrealized gain (loss) on investments:
       Unrealized gain at December 31, 1999 ....................................             96,763,820
       Unrealized gain at December 31, 2000 ....................................              9,043,896
                                                                                   ----------------------

          Net change in unrealized gain (loss) for the year ....................                                     (87,719,924)
                                                                                                             ---------------------

              Net realized gain (loss) and change in unrealized gain (loss) ....                                     (87,208,782)
                                                                                                             ---------------------

    Net decrease in net assets resulting from operations .......................                              $      (46,507,519)
                                                                                                             =====================



                        See Notes to Financial Statements

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                       STATEMENT OF CHANGES IN NET ASSETS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000                   1999
                                                                                          ----                   ----
OPERATIONS:
    Net investment income ....................................................      $       40,701,263       $     8,780,528
    Net realized gain (loss) from investment transactions ....................                 511,142               302,888
    Net change in unrealized gain (loss) on investments ......................             (87,719,924)           81,039,123
                                                                                   --------------------     -----------------

       Net increase (decrease) in net assets resulting from operations .......             (46,507,519)           90,122,539
                                                                                   --------------------     -----------------


UNIT TRANSACTIONS:
    Participant purchase payments
       (applicable to 731,263,638 and 717,655,113 units, respectively) .......             841,315,823           756,181,363
    Participant transfers from other Travelers accounts
       (applicable to 222,964,706 and 60,722,026 units, respectively) ........             261,152,848            65,167,224
    Administrative charges
       (applicable to 675,285 and 261,412 units, respectively) ...............                (823,312)             (276,901)
    Contract surrenders
       (applicable to 76,476,981 and 28,960,080 units, respectively) .........             (88,587,741)          (30,498,118)
    Participant transfers to other Travelers accounts
       (applicable to 235,819,379 and 62,192,749 units, respectively) ........            (260,330,190)          (65,164,837)
    Other payments to participants
       (applicable to 7,910,230 and 2,888,127 units, respectively) ...........              (9,029,787)           (3,039,545)
                                                                                   --------------------     -----------------


        Net increase in net assets resulting from unit transactions ..........             743,697,641           722,369,186
                                                                                   --------------------     -----------------


          Net increase in net assets .........................................             697,190,122           812,491,725

NET ASSETS:
    Beginning of year ........................................................           1,041,123,959           228,632,234
                                                                                   --------------------     -----------------

    End of year ..............................................................      $    1,738,314,081       $ 1,041,123,959
                                                                                   ====================     =================

                        See Notes to Financial Statements

                          NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

    The Travelers Separate Account PF II for Variable Annuities ("Separate Account PF II") is a separate account of The Travelers Life and Annuity Company ("Travelers Life"), which is a wholly owned subsidiary of The Travelers Insurance Company ("The Travelers"), an indirect wholly owned subsidiary of Citigroup Inc., and is available for funding certain variable annuity contracts issued by Travelers Life. Separate Account PF II is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. Separate Account PF II is comprised of the PrimElite product.

    Participant purchase payments applied to Separate Account PF II are invested in one or more sub-accounts in accordance with the selection made by the contract owner. As of December 31, 2000, the investments comprising Separate Account PF II were: Select Government Portfolio, Select Growth and Income Portfolio, Select Growth Portfolio, Select Mid Cap Portfolio and Select Small Cap Portfolio of Concert Investment Series; Appreciation Portfolio of Greenwich Street Series Fund; Select Balanced Portfolio, Select Conservative Portfolio, Select Growth Portfolio, Select High Growth Portfolio and Select Income Portfolio of Smith Barney Concert Allocation Series Inc.; MFS Mid Cap Growth Portfolio, MFS Research Portfolio and Social Awareness Stock Portfolio of The Travelers Series Trust; MFS Total Return Portfolio, Smith Barney Aggressive Growth Portfolio, Smith Barney High Income Portfolio, Smith Barney International Equity Portfolio, Smith Barney Large Cap Value Portfolio and Smith Barney Money Market Portfolio of Travelers Series Fund Inc; Comstock Portfolio Class II Shares, Emerging Growth Portfolio Class II Shares and Growth and Income Portfolio Class II Shares of Van Kampen Life Investment Trust.

    All funds are Massachusetts business trust, except for Travelers Series Fund Inc. and Smith Barney Concert Allocation Series Inc. which are incorporated under Maryland law. All funds are managed by affiliates of The Travelers. Not all funds may be available in all states or to all contact owners.

    The following is a summary of significant accounting policies consistently followed by Separate Account PF II in the preparation of its financial statements.

    SECURITY VALUATION. Investments are valued daily at the net asset values per share of the underlying funds.

    SECURITY TRANSACTIONS. Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.

    FEDERAL INCOME TAXES. The operations of Separate Account PF II form a part of the total operations of Travelers Life and are not taxed separately. Travelers Life is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). Under existing federal income tax law, no taxes are payable on the investment income of Separate Account PF II. Separate Account PF II is not taxed as a "regulated investment company" under Subchapter M of the Code.

    OTHER. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  INVESTMENTS

    The aggregate costs of purchases and proceeds from sales of investments were $902,344,983 and $119,206,138, respectively, for the year ended December 31, 2000. Realized gains and losses from investment transactions are reported on an average cost basis. The cost of investments in eligible funds was $1,726,944,799 at December 31, 2000. Gross unrealized appreciation for all investments at December 31, 2000 was $40,209,882. Gross unrealized depreciation for all investments at December 31, 2000 was $31,165,986.

3.  CONTRACT CHARGES

    Insurance charges are paid for the mortality and expense risks assumed by Travelers Life. Each business day, Travelers Life deducts a mortality and expense risk charge which is reflected in the calculation of accumulation and annuity unit values. This charge equals, on an annual basis, 1.25% of the amounts held in each funding option.

    Administrative fees are paid for administrative expenses. This fee is also deducted each business day and reflected in the calculation of accumulation and annuity unit values. This charge equals, on an annual basis, 0.15% of the amounts held in each funding option.

    For contracts in the accumulation phase, an annual charge of $30 (prorated for partial periods) is deducted from participant account balances and paid to Travelers Life to cover contract administrative charges.

    No sales charge is deducted from participant purchase payments when they are received. However, Travelers Life generally assesses a contingent deferred sales charge of up to 8% if a participant's purchase payment is surrendered within eight years of its payment date. Contract surrender payments include $3,459,456 and $1,023,451 of contingent deferred sales charges for the years ended December 31, 2000 and 1999, respectively.

4.  NET CONTRACT OWNERS' EQUITY


                                                                                       DECEMBER 31, 2000
                                                           ----------------------------------------------------------------------

                                                                 ACCUMULATION                 UNIT                 NET
                                                                    UNITS                    VALUE                ASSETS
                                                                    -----                    -----                ------
   Concert Investment Series
      Select Government Portfolio ........................             2,632,392        $          1.105      $       2,909,165
      Select Growth and Income Portfolio .................            18,344,678                   0.927             17,011,861
      Select Growth Portfolio ............................            48,044,652                   0.892             42,854,755
      Select Mid Cap Portfolio ...........................            21,516,596                   1.048             22,541,148
      Select Small Cap Portfolio .........................             8,291,558                   0.833              6,904,051


   Greenwich Street Series Fund
      Appreciation Portfolio .............................           312,397,589                   1.131            353,211,561


   Smith Barney Concert Allocation Series Inc.
      Select Balanced Portfolio ..........................           116,649,147                   1.107            129,162,249
      Select Conservative Portfolio ......................            29,371,876                   1.064             31,262,878
      Select Growth Portfolio ............................           148,142,153                   1.106            163,829,041
      Select High Growth Portfolio .......................            98,281,080                   1.153            113,355,839
      Select Income Portfolio ............................            13,550,404                   1.021             13,838,969


   The Travelers Series Trust
      MFS Mid Cap Growth Portfolio .......................           102,889,578                   1.760            181,075,623
      MFS Research Portfolio .............................           111,973,813                   1.146            128,334,928
      Social Awareness Stock Portfolio ...................             8,016,692                   0.984              7,884,743

   Travelers Series Fund Inc.
      MFS Total Return Portfolio .........................            75,344,816                   1.177             88,701,157
      Smith Barney Aggressive Growth Portfolio ...........            98,624,592                   1.021            100,733,978
      Smith Barney High Income Portfolio .................            31,714,593                   0.879             27,861,989
      Smith Barney International Equity Portfolio ........            68,195,410                   1.105             75,362,730
      Smith Barney Large Cap Value Portfolio .............           109,901,403                   1.070            117,551,927
      Smith Barney Money Market Portfolio ................            43,727,838                   1.098             48,022,846


   Van Kampen Life Investment Trust
      Comstock Portfolio Class II Shares .................             7,549,285                   1.166              8,802,834
      Emerging Growth Portfolio Class II Shares ..........            57,423,433                   0.773             44,359,114
      Growth and Income Portfolio Class II Shares ........            12,181,962                   1.046             12,740,695
                                                                                                              -----------------

   Net Contract Owners' Equity .........................................................................      $   1,738,314,081
                                                                                                              =================

5.  STATEMENT OF INVESTMENTS

    INVESTMENTS                                                                       NO. OF            MARKET
                                                                                      SHARES            VALUE
                                                                                 ----------------  -----------------
       CONCERT INVESTMENT SERIES (5.3%)
         Select Government Portfolio (Cost $2,880,912)                                    270,616  $      2,857,706
         Select Growth and Income Portfolio (Cost $17,835,643)                          1,694,413        16,927,186
         Select Growth Portfolio (Cost $46,582,863)                                     3,813,287        42,785,080
         Select Mid Cap Portfolio (Cost $22,843,392)                                    1,605,268        22,441,645
         Select Small Cap Portfolio (Cost $7,887,516)                                     701,928         6,878,898
                                                                                 ----------------  -----------------
            Total (Cost $98,030,326)                                                    8,085,512        91,890,515
                                                                                 ----------------  -----------------

       GREENWICH STREET SERIES FUND (20.3%)
         Appreciation Portfolio
            Total (Cost $343,077,661)                                                  15,489,666       353,319,271
                                                                                 ----------------  -----------------

       SMITH BARNEY CONCERT ALLOCATION SERIES INC  (26.0%)
         Select Balanced Portfolio (Cost $127,887,910)                                 10,736,983       129,165,901
         Select Conservative Portfolio (Cost $31,756,170)                               2,755,999        31,280,585
         Select Growth Portfolio (Cost $165,580,047)                                   12,838,473       163,562,157
         Select High Growth Portfolio (Cost $113,186,871)                               8,181,007       113,388,755
         Select Income Portfolio (Cost $14,405,779)                                     1,283,115        13,844,806
                                                                                 ----------------  -----------------
            Total (Cost $452,816,777)                                                  35,795,577       451,242,204
                                                                                 ----------------  -----------------

       THE TRAVELERS SERIES TRUST (18.3%)
         MFS Mid Cap Growth Portfolio (Cost $170,813,547)                              10,794,631       180,918,021
         MFS Research Portfolio (Cost $123,672,800)                                    10,561,487       128,322,068
         Social Awareness Stock Portfolio (Cost $8,003,292)                               273,385         7,862,541
                                                                                 ----------------  -----------------
            Total (Cost $302,489,639)                                                  21,629,503       317,102,630
                                                                                 ----------------  -----------------

       TRAVELERS SERIES FUND INC. (26.4%)
         MFS Total Return Portfolio (Cost $82,342,141)                                  4,992,376        88,664,606
         Smith Barney Aggressive Growth Portfolio (Cost $105,607,731)                   7,170,390       100,313,751
         Smith Barney High Income Portfolio (Cost $32,863,839)                          2,751,817        27,820,867
         Smith Barney International Equity Portfolio (Cost $80,011,830)                 4,333,279        75,355,718
         Smith Barney Large Cap Value Portfolio (Cost $110,610,637)                     5,526,518       117,438,501
         Smith Barney Money Market Portfolio (Cost $47,911,108)                        47,911,107        47,911,108
                                                                                 ----------------  -----------------
            Total (Cost $459,347,286)                                                  72,685,487       457,504,551
                                                                                 ----------------  -----------------

       VAN KAMPEN LIFE INVESTMENT TRUST (3.7%)
         Comstock Portfolio Class II Shares (Cost $7,980,448)                             728,297         8,564,773
         Emerging Growth Portfolio Class II Shares (Cost $50,631,567)                   1,062,246        43,987,616
         Growth and Income Portfolio Class II Shares (Cost $12,571,095)                   727,211        12,377,135
                                                                                 ----------------  -----------------
            Total (Cost $71,183,110)                                                    2,517,754        64,929,524
                                                                                 ----------------  -----------------

    TOTAL INVESTMENTS (100%)
       (COST $1,726,944,799)                                                                       $  1,735,988,695
                                                                                                   =================

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                           SELECT GROWTH AND INCOME
                                                       SELECT GOVERNMENT PORTFOLIO                 PORTFOLIO
                                                       -----------------------------    ------------------------------
                                                              2000           1999            2000            1999
INVESTMENT INCOME:

Dividends .........................................    $      145,952    $       -      $      153,364    $
                                                       ---------------   -----------    ----------------  ------------

EXPENSES:
Insurance charges .................................             7,857            -              66,776             -

Administrative fees ...............................               943            -               8,013             -
                                                       ---------------   -----------    ----------------  ------------
      Net investment income (loss) ................           137,152            -              78,575             -
                                                       ---------------   -----------    ----------------  ------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
   Proceeds from investments sold .................           374,632            -             141,618             -

   Cost of investments sold .......................           366,553            -             141,616             -
                                                       ---------------   -----------    ----------------  ------------

      Net realized gain (loss) ....................             8,079            -                   2             -
                                                       ---------------   -----------    ----------------  ------------

Change in unrealized gain (loss) on investments:
   Unrealized gain (loss) beginning of year                          -           -                    -            -


   Unrealized gain (loss) end of year .............           (23,206)           -            (908,457)            -
                                                       ---------------   -----------    ----------------  ------------


      Net change in unrealized gain (loss) for
        the year ..................................           (23,206)           -            (908,457)            -
                                                       ---------------   -----------    ----------------  ------------

Net increase (decrease) in net assets
      resulting from operations ...................           122,025            -            (829,880)            -
                                                       ---------------   -----------    ----------------  ------------




UNIT TRANSACTIONS:
Participant purchase payments .....................         1,517,840            -          16,066,314             -

Participant transfers from other Travelers
      accounts ....................................         1,652,700            -           2,215,683             -

Administrative charges ............................               (67)           -                (769)            -

Contract surrenders ...............................           (50,160)           -            (281,538)            -

Participant transfers to other Travelers
     accounts .....................................          (333,173)           -            (157,949)            -


Other payments to participants ....................                  -           -                    -            -
                                                       ---------------   -----------    ----------------  ------------

   Net increase (decrease) in net assets
      resulting from unit transactions ............         2,787,140            -          17,841,741             -
                                                       ---------------   -----------    ----------------  ------------

      Net increase (decrease) in net assets .......         2,909,165            -          17,011,861             -





NET ASSETS:
   Beginning of year ..............................                  -           -                   -             -
                                                       ---------------   -----------    ----------------  ------------

   End of year ....................................    $    2,909,165    $       -         $17,011,861             -
                                                       ===============   ===========    ================  ============





                                                            SELECT GROWTH PORTFOLIO
                                                       -----------------------------
                                                             2000            1999
INVESTMENT INCOME:

Dividends ........................................       $      96,668    $      -
                                                         --------------   ----------

EXPENSES:
Insurance charges ................................             186,664           -

Administrative fees ..............................              22,400           -
                                                         --------------   ----------
      Net investment income (loss) ...............            (112,396)          -
                                                         --------------   ----------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
   Proceeds from investments sold ................              46,402           -

   Cost of investments sold ......................              46,428           -
                                                         --------------   ----------

      Net realized gain (loss) ...................                 (26)          -
                                                         --------------   ----------

Change in unrealized gain (loss) on investments:
   Unrealized gain (loss) beginning of year ......                    -          -


   Unrealized gain (loss) end of year ............          (3,797,783)          -
                                                         --------------   ----------


      Net change in unrealized gain (loss)
       for the year ..............................          (3,797,783)          -
                                                         --------------   ----------

Net increase (decrease) in net assets
      resulting from operations ..................          (3,910,205)          -
                                                         --------------   ----------




UNIT TRANSACTIONS:
Participant purchase payments ....................          38,710,563           -

Participant transfers from other
    Travelers accounts ...........................           9,488,957           -

Administrative charges ...........................              (3,629)          -

Contract surrenders ..............................            (536,813)          -

Participant transfers to other Travelers
    accounts .....................................            (894,118)          -


Other payments to participants ...................                    -          -
                                                         --------------   ----------

   Net increase (decrease) in net assets
      resulting from unit transactions ...........          46,764,960           -
                                                         --------------   ----------

      Net increase (decrease) in net assets ......          42,854,755           -





NET ASSETS:
   Beginning of year .............................                   -
                                                         --------------   ----------

   End of year ...................................       $  42,854,755    $      -
                                                         ==============   ==========

         SELECT MID CAP PORTFOLIO                    SELECT SMALL CAP PORTFOLIO
-------------------------------------------   -----------------------------------------
        2000                  1999                   2000                 1999
        ----                  ----                   ----                 ----
$            134,051   $                 -    $           355,308  $                 -
---------------------  --------------------   -------------------- --------------------


              77,566                     -                 31,359                    -
               9,308                     -                  3,763                    -
---------------------  --------------------   -------------------- --------------------
              47,177                     -                320,186                    -
---------------------  --------------------   -------------------- --------------------




              91,710                     -                181,244                    -
              90,541                     -                186,821                    -
---------------------  --------------------   -------------------- --------------------

               1,169                     -                 (5,577)                   -
---------------------  --------------------   -------------------- --------------------


                   -                     -                      -                    -
            (401,747)                    -             (1,008,618)                   -
---------------------  --------------------   -------------------- --------------------

            (401,747)                    -             (1,008,618)                   -
---------------------  --------------------   -------------------- --------------------


            (353,401)                    -               (694,009)                   -
---------------------  --------------------   -------------------- --------------------





          16,371,684                     -              6,006,357                    -
           7,887,634                     -              2,028,091                    -
              (1,776)                    -                   (748)                   -
            (207,678)                    -               (115,350)                   -
          (1,155,315)                    -               (319,166)                   -
                   -                     -                 (1,124)                   -
---------------------  --------------------   -------------------- --------------------


          22,894,549                     -              7,598,060                    -
---------------------  --------------------   -------------------- --------------------


          22,541,148                     -              6,904,051                    -





                   -                     -                      -                    -
---------------------  --------------------   -------------------- --------------------

$         22,541,148   $                 -    $         6,904,051  $                 -
=====================  ====================   ==================== ====================



           APPRECIATION PORTFOLIO                       SELECT BALANCED PORTFOLIO
--------------------------------------------   -------------------------------------------
        2000                   1999                    2000                  1999
        ----                   ----                    ----                  ----
$          7,245,478   $          3,001,168    $           8,493,612  $         2,929,529
---------------------  ---------------------   ---------------------- --------------------


           4,174,431              1,775,689                1,456,655              900,882
             500,933                213,083                  174,799              108,106
---------------------  ---------------------   ---------------------- --------------------
           2,570,114              1,012,396                6,862,158            1,920,541
---------------------  ---------------------   ---------------------- --------------------




          14,442,366                699,291                5,672,148            3,683,172
          14,079,776                656,478                5,533,924            3,558,751
---------------------  ---------------------   ---------------------- --------------------

             362,590                 42,813                  138,224              124,421
---------------------  ---------------------   ---------------------- --------------------


          17,587,490              3,181,738                4,473,261            1,779,450
          10,241,610             17,587,490                1,277,991            4,473,261
---------------------  ---------------------   ---------------------- --------------------

          (7,345,880)            14,405,752               (3,195,270)           2,693,811
---------------------  ---------------------   ---------------------- --------------------


          (4,413,176)            15,460,961                3,805,112            4,738,773
---------------------  ---------------------   ---------------------- --------------------





         128,743,014            217,523,716               37,411,328           65,699,833
          31,643,330             14,213,700                9,918,775            5,296,842
            (222,532)               (65,361)                 (58,955)             (28,801)
         (21,037,210)            (6,738,468)              (8,488,742)          (4,830,764)
         (49,898,300)            (5,947,744)             (12,319,202)          (8,741,146)
          (2,627,948)              (691,499)                (680,005)            (897,535)
---------------------  ---------------------   ---------------------- --------------------


          86,600,354            218,294,344               25,783,199           56,498,429
---------------------  ---------------------   ---------------------- --------------------


          82,187,178            233,755,305               29,588,311           61,237,202





         271,024,383             37,269,078               99,573,938           38,336,736
---------------------  ---------------------   ---------------------- --------------------

$        353,211,561   $        271,024,383    $         129,162,249  $        99,573,938
=====================  =====================   ====================== ====================

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (CONTINUED)

                                                                      SELECT CONSERVATIVE PORTFOLIO
                                                                ------------------------------------------
                                                                       2000                  1999
                                                                       ----                  ----
INVESTMENT INCOME:
Dividends ..................................................     $        2,179,545    $          931,106
                                                                --------------------  --------------------

Expenses:
Insurance charges ..........................................                384,663               317,054
Administrative fees ........................................                 46,159                38,047
                                                                --------------------  --------------------
    Net investment income (loss) ...........................              1,748,723               576,005
                                                                --------------------  --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold ...........................              9,637,387             2,572,358
  Cost of investments sold .................................              9,551,893             2,566,491
                                                                --------------------  --------------------

    Net realized gain (loss) ...............................                 85,494                 5,867
                                                                --------------------  --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year .................                513,679               417,298
  Unrealized gain (loss) end of year .......................               (475,585)              513,679
                                                                --------------------  --------------------

    Net change in unrealized gain (loss) for the year ......               (989,264)               96,381
                                                                --------------------  --------------------

Net increase (decrease) in net assets
    resulting from operations ..............................                844,953               678,253
                                                                --------------------  --------------------




UNIT TRANSACTIONS:
Participant purchase payments ..............................              9,249,357            22,329,026
Participant transfers from other Travelers accounts ........              1,476,024             1,058,883
Administrative charges .....................................                (15,522)               (9,122)
Contract surrenders ........................................             (2,901,020)           (1,637,593)
Participant transfers to other Travelers accounts ..........            (10,789,724)           (2,806,534)
Other payments to participants .............................               (425,689)             (133,133)
                                                                --------------------  --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions .......................             (3,406,574)           18,801,527
                                                                --------------------  --------------------

    Net increase (decrease) in net assets ..................             (2,561,621)           19,479,780




NET ASSETS:
  Beginning of year ........................................             33,824,499            14,344,719
                                                                --------------------  --------------------

  End of year ..............................................     $       31,262,878    $       33,824,499
                                                                ====================  ====================




                                                                        SMITH BARNEY SELECT GROWTH PORTFOLIO
                                                                -----------------------------------------------------
                                                                          2000                       1999
                                                                          ----                       ----
INVESTMENT INCOME:
Dividends .................................................       $             9,117,440    $             1,957,676
                                                                -------------------------- --------------------------

Expenses:
Insurance charges .........................................                     1,916,533                    973,285
Administrative fees .......................................                       229,984                    116,794
                                                                -------------------------- --------------------------
    Net investment income (loss) ..........................                     6,970,923                    867,597
                                                                -------------------------- --------------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold ..........................                     3,118,147                    506,560
  Cost of investments sold ................................                     2,982,315                    476,171
                                                                -------------------------- --------------------------

    Net realized gain (loss) ..............................                       135,832                     30,389
                                                                -------------------------- --------------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year ................                    15,003,526                  2,793,787
  Unrealized gain (loss) end of year ......................                    (2,017,890)                15,003,526
                                                                -------------------------- --------------------------

    Net change in unrealized gain (loss) for the year .....                   (17,021,416)                12,209,739
                                                                -------------------------- --------------------------

Net increase (decrease) in net assets
    resulting from operations .............................                    (9,914,661)                13,107,725
                                                                -------------------------- --------------------------




UNIT TRANSACTIONS:
Participant purchase payments .............................                    61,255,874                 81,958,277
Participant transfers from other Travelers accounts .......                    10,202,236                  5,852,076
Administrative charges ....................................                       (98,485)                   (40,449)
Contract surrenders .......................................                    (9,806,909)                (3,030,219)
Participant transfers to other Travelers accounts .........                   (12,074,016)                (3,807,508)
Other payments to participants ............................                      (670,395)                  (440,977)
                                                                -------------------------- --------------------------

  Net increase (decrease) in net assets
    resulting from unit transactions ......................                    48,808,305                 80,491,200
                                                                -------------------------- --------------------------

    Net increase (decrease) in net assets .................                    38,893,644                 93,598,925




NET ASSETS:
  Beginning of year .......................................                   124,935,397                 31,336,472
                                                                -------------------------- --------------------------

  End of year .............................................       $           163,829,041    $           124,935,397
                                                                ========================== ==========================




                                                                          SELECT HIGH GROWTH PORTFOLIO
                                                                 ----------------------------------------------
                                                                          2000                    1999
                                                                          ----                    ----
INVESTMENT INCOME:
Dividends ................................................        $            5,401,801    $          818,986
                                                                 ------------------------  --------------------

Expenses:
Insurance charges ........................................                     1,338,620               562,160
Administrative fees ......................................                       160,634                67,459
                                                                 ------------------------  --------------------
    Net investment income (loss) .........................                     3,902,547               189,367
                                                                 ------------------------  --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold .........................                     4,116,264               298,363
  Cost of investments sold ...............................                     3,856,119               269,462
                                                                 ------------------------  --------------------

    Net realized gain (loss) .............................                       260,145                28,901
                                                                 ------------------------  --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year ...............                    14,641,598             2,152,000
  Unrealized gain (loss) end of year .....................                       201,884            14,641,598
                                                                 ------------------------  --------------------

    Net change in unrealized gain (loss) for the year ....                   (14,439,714)           12,489,598
                                                                 ------------------------  --------------------

Net increase (decrease) in net assets
    resulting from operations ............................                   (10,277,022)           12,707,866
                                                                 ------------------------  --------------------




UNIT TRANSACTIONS:
Participant purchase payments ............................                    50,211,961            48,146,404
Participant transfers from other Travelers accounts ......                    12,771,092             4,011,925
Administrative charges ...................................                       (72,571)              (25,576)
Contract surrenders ......................................                    (7,291,399)           (1,930,747)
Participant transfers to other Travelers accounts ........                   (11,768,967)           (1,619,682)
Other payments to participants ...........................                      (343,572)              (20,925)
                                                                 ------------------------  --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions .....................                    43,506,544            48,561,399
                                                                 ------------------------  --------------------

    Net increase (decrease) in net assets ................                    33,229,522            61,269,265




NET ASSETS:
  Beginning of year ......................................                    80,126,317            18,857,052
                                                                 ------------------------  --------------------

  End of year ............................................        $          113,355,839    $       80,126,317
                                                                 ========================  ====================

                   SELECT INCOME PORTFOLIO                    MFS MID CAP GROWTH PORTFOLIO
          -----------------------------------------  -----------------------------------------------
                 2000                 1999                     2000                    1999
                 ----                 ----                     ----                    ----
          $         1,004,972  $           380,589   $              9,775,070   $            74,784
          -------------------- --------------------  -------------------------  --------------------


                      165,602              133,567                  1,726,135               267,330
                       19,873               16,028                    207,136                32,080
          -------------------- --------------------  -------------------------  --------------------
                      819,497              230,994                  7,841,799              (224,626)
          -------------------- --------------------  -------------------------  --------------------




                    4,619,697            1,770,685                  1,451,309                29,871
                    4,727,588            1,756,241                  1,253,028                27,681
          -------------------- --------------------  -------------------------  --------------------

                     (107,891)              14,444                    198,281                 2,190
          -------------------- --------------------  -------------------------  --------------------


                     (154,948)             150,593                 18,975,974               690,082
                     (560,973)            (154,948)                10,104,474            18,975,974
          -------------------- --------------------  -------------------------  --------------------

                     (406,025)            (305,541)                (8,871,500)           18,285,892
          -------------------- --------------------  -------------------------  --------------------


                      305,581              (60,103)                  (831,420)           18,063,456
          -------------------- --------------------  -------------------------  --------------------





                    3,918,541            9,702,296                 99,351,862            30,855,687
                    1,078,928            1,164,500                 45,594,808             5,597,229
                       (6,632)              (3,840)                   (80,973)              (10,642)
                   (1,651,251)          (1,596,434)                (7,993,056)             (837,124)
                   (4,228,727)          (1,595,215)               (11,495,187)           (1,866,893)
                      (41,848)             (15,006)                  (584,432)               (9,898)
          -------------------- --------------------  -------------------------  --------------------


                     (930,989)           7,656,301                124,793,022            33,728,359
          -------------------- --------------------  -------------------------  --------------------

                     (625,408)           7,596,198                123,961,602            51,791,815





                   14,464,377            6,868,179                 57,114,021             5,322,206
          -------------------- --------------------  -------------------------  --------------------

          $        13,838,969  $        14,464,377   $            181,075,623   $        57,114,021
          ==================== ====================  =========================  ====================



                     MFS RESEARCH PORTFOLIO                   SOCIAL AWARENESS STOCK PORTFOLIO
         ----------------------------------------------   -----------------------------------------
                  2000                    1999                   2000                 1999
                  ----                    ----                   ----                 ----
         $             1,876,991   $                 -    $            18,134  $                 -
         ------------------------  --------------------   -------------------- --------------------


                       1,527,380               607,307                 28,113                    -
                         183,286                72,877                  3,373                    -
         ------------------------  --------------------   -------------------- --------------------
                         166,325              (680,184)               (13,352)                   -
         ------------------------  --------------------   -------------------- --------------------




                       2,485,881               421,139                293,860                    -
                       2,234,774               387,660                287,462                    -
         ------------------------  --------------------   -------------------- --------------------

                         251,107                33,479                  6,398                    -
         ------------------------  --------------------   -------------------- --------------------


                      16,176,494             2,042,867                      -                    -
                       4,649,268            16,176,494               (140,751)                   -
         ------------------------  --------------------   -------------------- --------------------

                     (11,527,226)           14,133,627               (140,751)                   -
         ------------------------  --------------------   -------------------- --------------------


                     (11,109,794)           13,486,922               (147,705)                   -
         ------------------------  --------------------   -------------------- --------------------





                      55,338,259            54,754,335              6,884,718                    -
                      15,276,971             4,664,700              1,629,298                    -
                         (77,482)              (26,342)                  (539)                   -
                      (6,322,204)           (2,228,548)               (58,369)                   -
                     (10,791,908)           (2,896,475)              (317,881)                   -
                        (586,932)             (255,138)              (104,779)                   -
         ------------------------  --------------------   -------------------- --------------------


                      52,836,704            54,012,532              8,032,448                    -
         ------------------------  --------------------   -------------------- --------------------

                      41,726,910            67,499,454              7,884,743                    -





                      86,608,018            19,108,564                      -                    -
         ------------------------  --------------------   -------------------- --------------------

         $           128,334,928   $        86,608,018    $       $ 7,884,743  $                 -
         ========================  ====================   ==================== ====================

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (CONTINUED)


                                                                        MFS TOTAL RETURN PORTFOLIO
                                                                 ------------------------------------------
                                                                       2000                  1999
                                                                       ----                  ----
INVESTMENT INCOME:
Dividends ..........................................            $         4,194,582    $        2,403,297
                                                                --------------------  ---------------------


EXPENSES:
Insurance charges ..................................                        862,824               425,189
Administrative fees ................................                        103,539                51,023
                                                                --------------------  --------------------
    Net investment income (loss) ...................                      3,228,219             1,927,085
                                                                --------------------  --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold ...................                      3,862,523               327,451
  Cost of investments sold .........................                      3,962,559               329,344
                                                                --------------------  --------------------

    Net realized gain (loss) .......................                       (100,036)               (1,893)
                                                                --------------------  --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year .........                     (1,214,241)              593,537
  Unrealized gain (loss) end of year ...............                      6,322,465            (1,214,241)
                                                                --------------------  --------------------

    Net change in unrealized gain (loss) for
      the year .....................................                      7,536,706            (1,807,778)
                                                                --------------------  --------------------

Net increase (decrease) in net assets
    resulting from operations ......................                     10,664,889               117,414
                                                                --------------------  --------------------




UNIT TRANSACTIONS:
Participant purchase payments ......................                     30,790,677            44,183,472
Participant transfers from other Travelers
  accounts .........................................                      7,423,251             3,554,028
Administrative charges .............................                        (40,343)              (16,001)
Contract surrenders ................................                     (4,118,558)           (1,761,368)
Participant transfers to other Travelers accounts...                    (11,416,006)           (1,858,747)
Other payments to participants .....................                       (756,460)             (101,471)
                                                                --------------------  --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions ...............                     21,882,561            43,999,913
                                                                --------------------  --------------------

    Net increase (decrease) in net assets ..........                     32,547,450            44,117,327




NET ASSETS:
  Beginning of year ................................                     56,153,707            12,036,380
                                                                --------------------  --------------------

  End of year ......................................            $        88,701,157   $        56,153,707
                                                                ====================  ====================




                                                                    SMITH BARNEY AGGRESSIVE GROWTH PORTFOLIO
                                                                 -----------------------------------------------
                                                                          2000                     1999
                                                                          ----                     ----
INVESTMENT INCOME:
Dividends ..........................................            $                       -   $                -
                                                                --------------------------  --------------------


EXPENSES:
Insurance charges ..................................                              416,594                     -
Administrative fees ................................                               49,991                     -
                                                                --------------------------  --------------------
    Net investment income (loss) ...................                             (466,585)                    -
                                                                --------------------------  --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold ...................                               37,777                     -
  Cost of investments sold .........................                               37,994                     -
                                                                --------------------------  --------------------

    Net realized gain (loss) .......................                                 (217)                    -
                                                                --------------------------  --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year .........                                    -                     -
  Unrealized gain (loss) end of year ...............                           (5,293,980)                    -
                                                                --------------------------  --------------------

    Net change in unrealized gain (loss) for
     the year ......................................                           (5,293,980)                    -
                                                                --------------------------  --------------------

Net increase (decrease) in net assets
    resulting from operations ......................                           (5,760,782)                    -
                                                                --------------------------  --------------------




UNIT TRANSACTIONS:
Participant purchase payments ......................                           75,629,219                     -
Participant transfers from other Travelers
    accounts .......................................                           35,193,659                     -
Administrative charges .............................                              (12,108)                    -
Contract surrenders ................................                           (1,224,072)                    -
Participant transfers to other Travelers
    accounts .......................................                           (2,998,041)                    -
Other payments to participants .....................                              (93,897)                    -
                                                                --------------------------  --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions ...............                          106,494,760                     -
                                                                --------------------------  --------------------

    Net increase (decrease) in net assets ..........                          100,733,978                     -




NET ASSETS:
  Beginning of year ................................                                    -                     -
                                                                --------------------------  --------------------

  End of year ......................................            $             100,733,978   $                 -
                                                                ==========================  ====================



                                                                  SMITH BARNEY HIGH INCOME PORTFOLIO
                                                                 -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----
INVESTMENT INCOME:
Dividends                                                       $         2,520,838  $          1,114,718
                                                                -------------------- --------------------


EXPENSES:
Insurance charges ..................................                        341,302              203,717
Administrative fees ................................                         40,956               24,446
                                                                -------------------- --------------------
    Net investment income (loss) ...................                      2,138,580              886,555
                                                                -------------------- --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold ...................                      3,881,863              432,652
  Cost of investments sold .........................                      4,232,415              444,257
                                                                -------------------- --------------------

    Net realized gain (loss) .......................                       (350,552)             (11,605)
                                                                -------------------- --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year .........                       (520,782)              80,325
  Unrealized gain (loss) end of year ...............                     (5,042,972)            (520,782)
                                                                -------------------- --------------------

    Net change in unrealized gain (loss) for
     the year ......................................                     (4,522,190)            (601,107)
                                                                -------------------- --------------------

Net increase (decrease) in net assets
    resulting from operations ......................                     (2,734,162)             273,843
                                                                -------------------- --------------------




UNIT TRANSACTIONS:
Participant purchase payments ......................                     11,451,165           18,958,105
Participant transfers from other Travelers
    accounts .......................................                      2,548,551            1,520,704
Administrative charges .............................                        (14,871)              (7,086)
Contract surrenders ................................                     (1,839,439)            (939,540)
Participant transfers to other Travelers accounts...                     (6,292,556)          (1,671,180)
Other payments to participants .....................                       (308,992)             (26,445)
                                                                -------------------- --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions ...............                      5,543,858           17,834,558
                                                                -------------------- --------------------

    Net increase (decrease) in net assets ..........                      2,809,696           18,108,401




NET ASSETS:
  Beginning of year ................................                     25,052,293            6,943,892
                                                                -------------------- --------------------

  End of year ......................................            $        27,861,989  $        25,052,293
                                                                ==================== ====================

                SMITH BARNEY INTERNATIONAL                        SMITH BARNEY LARGE CAP
                     EQUITY PORTFOLIO                                 VALUE PORTFOLIO
          -----------------------------------------   ----------------------------------------------
                 2000                 1999                     2000                    1999
                 ----                 ----                     ----                    ----
          $           467,813  $            56,768    $             3,687,132   $         2,088,096
          -------------------- --------------------   ------------------------  --------------------


                      845,653              231,754                  1,253,227               735,364
                      101,478               27,810                    150,387                88,244
          -------------------- --------------------   ------------------------  --------------------
                     (479,318)            (202,796)                 2,283,518             1,264,488
          -------------------- --------------------   ------------------------  --------------------




                    1,769,655              241,243                  9,316,992               285,527
                    1,733,331              192,012                  9,724,844               300,876
          -------------------- --------------------   ------------------------  --------------------

                       36,324               49,231                   (407,852)              (15,349)
          -------------------- --------------------   ------------------------  --------------------


                   14,543,862              434,908                 (3,262,093)            1,408,112
                   (4,656,112)          14,543,862                  6,827,864            (3,262,093)
          -------------------- --------------------   ------------------------  --------------------

                  (19,199,974)          14,108,954                 10,089,957            (4,670,205)
          -------------------- --------------------   ------------------------  --------------------


                  (19,642,968)          13,955,389                 11,965,623            (3,421,066)
          -------------------- --------------------   ------------------------  --------------------





                   52,140,420           19,026,469                 35,509,067            74,044,657
                   17,152,223            3,167,060                  9,091,583             5,755,157
                      (39,073)              (9,336)                   (62,957)              (27,476)
                   (3,467,307)          (1,032,548)                (6,258,024)           (2,734,212)
                  (11,658,017)          (1,196,091)               (23,909,310)           (2,438,928)
                     (581,520)            (135,907)                  (757,474)             (209,366)
          -------------------- --------------------   ------------------------  --------------------


                   53,546,726           19,819,647                 13,612,885            74,389,832
          -------------------- --------------------   ------------------------  --------------------

                   33,903,758           33,775,036                 25,578,508            70,968,766





                   41,458,972            7,683,936                 91,973,419            21,004,653
          -------------------- --------------------   ------------------------  --------------------

          $        75,362,730  $        41,458,972    $           117,551,927   $        91,973,419
          ==================== ====================   ========================  ====================




                 SMITH BARNEY MONEY MARKET                       COMSTOCK PORTFOLIO
                         PORTFOLIO                                 CLASS II SHARES
          -----------------------------------------    -----------------------------------------
                 2000                 1999                    2000                 1999
                 ----                 ----                    ----                 ----
          $         2,755,197  $         1,431,325     $           98,031   $                 -
          -------------------- --------------------    -------------------  --------------------


                      587,813              373,410                 13,014                     -
                       70,537               44,809                  1,562                     -
          -------------------- --------------------    -------------------  --------------------
                    2,096,847            1,013,106                 83,455                     -
          -------------------- --------------------    -------------------  --------------------




                   53,658,630           20,029,961                      -                     -
                   53,658,630           20,029,961                      -                     -
          -------------------- --------------------    -------------------  --------------------

                            -                    -                      -                     -
          -------------------- --------------------    -------------------  --------------------


                            -                    -                      -                     -
                            -                    -                584,325                     -
          -------------------- --------------------    -------------------  --------------------

                            -                    -                584,325                     -
          -------------------- --------------------    -------------------  --------------------


                    2,096,847            1,013,106                667,780                     -
          -------------------- --------------------    -------------------  --------------------





                   56,178,725           68,999,086              6,324,336                     -
                   12,810,422            9,310,420              1,849,305                     -
                      (13,280)              (6,869)                     -                     -
                   (4,619,407)          (1,200,553)               (17,952)                    -
                  (76,780,359)         (28,718,694)               (20,635)                    -
                     (464,720)            (102,245)                     -                     -
          -------------------- --------------------    -------------------  --------------------


                  (12,888,619)          48,281,145              8,135,054                     -
          -------------------- --------------------    -------------------  --------------------

                  (10,791,772)          49,294,251              8,802,834                     -





                   58,814,618            9,520,367                      -                     -
          -------------------- --------------------    -------------------  --------------------

          $        48,022,846  $        58,814,618     $        8,802,834   $                 -
          ==================== ====================    ===================  ====================

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (CONTINUED)

                                                                         EMERGING GROWTH PORTFOLIO
                                                                            CLASS II SHARES
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----
INVESTMENT INCOME:
Dividends ..................................................     $                -  $                 -
                                                                -------------------- --------------------

EXPENSES:
Insurance charges ..........................................                 85,862                    -
Administrative fees ........................................                 10,303                    -
                                                                -------------------- --------------------

    Net investment income (loss) ...........................                (96,165)                   -
                                                                -------------------- --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold ...........................                      -                    -
  Cost of investments sold .................................                      -                    -
                                                                -------------------- --------------------

    Net realized gain (loss) ...............................                      -                    -
                                                                -------------------- --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year .................                      -                    -
  Unrealized gain (loss) end of year .......................             (6,643,951)                   -
                                                                -------------------- --------------------

    Net change in unrealized gain (loss) for
     the year ..............................................             (6,643,951)                   -
                                                                -------------------- --------------------

Net increase (decrease) in net assets
    resulting from operations ..............................             (6,740,116)                   -
                                                                -------------------- --------------------




UNIT TRANSACTIONS:
Participant purchase payments ..............................             33,451,021                    -
Participant transfers from other Travelers
     accounts ..............................................             18,436,735                    -
Administrative charges .....................................                      -                    -
Contract surrenders ........................................               (230,003)                   -
Participant transfers to other Travelers accounts ..........               (558,523)                   -
Other payments to participants .............................                      -                    -
                                                                -------------------- --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions .......................             51,099,230                    -
                                                                -------------------- --------------------

    Net increase (decrease) in net assets ..................             44,359,114                    -




NET ASSETS:
  Beginning of year ........................................                      -                    -
                                                                -------------------- --------------------

  End of year ..............................................    $        44,359,114  $                 -
                                                                ==================== ====================





                                                                     GROWTH AND INCOME PORTFOLIO
                                                                           CLASS II SHARES
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----
INVESTMENT INCOME:
Dividends ................................................      $           596,536  $                 -
                                                                -------------------- --------------------

EXPENSES:
Insurance charges ........................................                   20,760                    -
Administrative fees ......................................                    2,492                    -
                                                                -------------------- --------------------

    Net investment income (loss) .........................                  573,284                    -
                                                                -------------------- --------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold .........................                     6,033                    -
  Cost of investments sold                                                    6,385                    -
                                                                -------------------- --------------------

    Net realized gain (loss)                                                   (352)                   -
                                                                -------------------- --------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year ...............                        -                    -
  Unrealized gain (loss) end of year .....................                 (193,960)                   -
                                                                -------------------- --------------------

    Net change in unrealized gain (loss) for the year ....                 (193,960)                   -
                                                                -------------------- --------------------

Net increase (decrease) in net assets
    resulting from operations ............................                  378,972                    -
                                                                -------------------- --------------------




UNIT TRANSACTIONS:
Participant purchase payments ............................                8,803,521                    -
Participant transfers from other Travelers accounts ......                3,782,592                    -
Administrative charges ...................................                        -                    -
Contract surrenders ......................................                  (71,280)                   -
Participant transfers to other Travelers accounts ........                 (153,110)                   -
Other payments to participants ...........................                        -                    -
                                                                -------------------- --------------------

  Net increase (decrease) in net assets
    resulting from unit transactions .....................               12,361,723                    -
                                                                -------------------- --------------------

    Net increase (decrease) in net assets ................               12,740,695                    -




NET ASSETS:
  Beginning of year ......................................                        -                    -
                                                                -------------------- --------------------

  End of year ............................................      $        12,740,695  $                 -
                                                                ==================== ====================





                                                                                    COMBINED
                                                               -------------------------------------------------
                                                                        2000                     1999
                                                                        ----                     ----
INVESTMENT INCOME:
Dividends ................................................     $            60,318,515   $           17,188,042
                                                               ------------------------ ------------------------

EXPENSES:
Insurance charges ........................................                  17,515,403                7,506,708
Administrative fees ......................................                   2,101,849                  900,806
                                                               ------------------------ ------------------------

    Net investment income (loss) .........................                  40,701,263                8,780,528
                                                               ------------------------ ------------------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
  Proceeds from investments sold .........................                 119,206,138               31,298,273
  Cost of investments sold ...............................                 118,694,996               30,995,385
                                                               ------------------------ ------------------------

    Net realized gain (loss) .............................                     511,142                  302,888
                                                               ------------------------ ------------------------

Change in unrealized gain (loss) on investments:
  Unrealized gain (loss) beginning of year ...............                  96,763,820               15,724,697
  Unrealized gain (loss) end of year .....................                   9,043,896               96,763,820
                                                               ------------------------ ------------------------

    Net change in unrealized gain (loss) for the year ....                 (87,719,924)              81,039,123
                                                               ------------------------ ------------------------

Net increase (decrease) in net assets
    resulting from operations ............................                 (46,507,519)              90,122,539
                                                               ------------------------ ------------------------



UNIT TRANSACTIONS:
Participant purchase payments ............................                 841,315,823              756,181,363
Participant transfers from other Travelers accounts ......                 261,152,848               65,167,224
Administrative charges ...................................                    (823,312)                (276,901)
Contract surrenders ......................................                 (88,587,741)             (30,498,118)
Participant transfers to other Travelers accounts ........                (260,330,190)             (65,164,837)
Other payments to participants ...........................                  (9,029,787)              (3,039,545)
                                                               ------------------------ ------------------------

  Net increase (decrease) in net assets
    resulting from unit transactions .....................                 743,697,641              722,369,186
                                                               ------------------------ ------------------------

    Net increase (decrease) in net assets ................                 697,190,122              812,491,725




NET ASSETS:
  Beginning of year ......................................               1,041,123,959              228,632,234
                                                               ------------------------ ------------------------

  End of year ............................................     $         1,738,314,081  $         1,041,123,959
                                                               ======================== ========================

6.    SCHEDULE OF ACCUMULATION UNITS FOR SEPARATE ACCOUNT PF II
      FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                       SELECT GOVERNMENT PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----
Accumulation units beginning of year .......................                     -                     -
Accumulation units purchased and
  transferred from other Travelers accounts ................             2,995,191                     -
Accumulation units redeemed and
  transferred to other Travelers accounts ..................              (362,799)                    -
                                                                -------------------  --------------------
Accumulation units end of year .............................             2,632,392                     -
                                                                ===================  ====================


                                                                        SELECT MID CAP PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----

Accumulation units beginning of year .......................                     -                     -
Accumulation units purchased and
  transferred from other Travelers accounts ................            22,817,818                     -
Accumulation units redeemed and
  transferred to other Travelers accounts ..................            (1,301,222)                    -
                                                                -------------------  --------------------
Accumulation units end of year .............................            21,516,596                     -
                                                                ===================  ====================


                                                                        SELECT BALANCED PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----

Accumulation units beginning of year .......................            92,958,272            37,964,992
Accumulation units purchased and
  transferred from other Travelers accounts ................            43,520,547            69,018,617
Accumulation units redeemed and
  transferred to other Travelers accounts ..................           (19,829,672)          (14,025,337)
                                                                -------------------  --------------------
Accumulation units end of year .............................           116,649,147            92,958,272
                                                                ===================  ====================


                                                                      SELECT HIGH GROWTH PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----

Accumulation units beginning of year .......................            63,571,711            18,718,704
Accumulation units purchased and
  transferred from other Travelers accounts ................            50,497,346            48,106,585
Accumulation units redeemed and
  transferred to other Travelers accounts ..................           (15,787,977)           (3,253,578)
                                                                -------------------  --------------------
Accumulation units end of year .............................            98,281,080            63,571,711
                                                                ===================  ====================




                                                                     SELECT GROWTH AND INCOME PORTFOLIO
                                                                  -----------------------------------------
                                                                         2000                  1999
                                                                         ----                  ----
Accumulation units beginning of year .....................                          -                    -
Accumulation units purchased and
  transferred from other Travelers accounts ..............                 18,804,886                    -
Accumulation units redeemed and
  transferred to other Travelers accounts ................                   (460,208)                   -
                                                                  --------------------  -------------------
Accumulation units end of year ...........................                 18,344,678                    -
                                                                  ====================  ===================


                                                                         SELECT SMALL CAP PORTFOLIO
                                                                  -----------------------------------------
                                                                         2000                  1999
                                                                         ----                  ----

Accumulation units beginning of year .....................                          -                    -
Accumulation units purchased and
  transferred from other Travelers accounts ..............                  8,777,398                    -
Accumulation units redeemed and
  transferred to other Travelers accounts ................                   (485,840)                   -
                                                                  --------------------  -------------------
Accumulation units end of year ...........................                  8,291,558                    -
                                                                  ====================  ===================


                                                                        SELECT CONSERVATIVE PORTFOLIO
                                                                  -----------------------------------------
                                                                         2000                  1999
                                                                         ----                  ----

Accumulation units beginning of year .....................                 32,731,406           14,254,579
Accumulation units purchased and
  transferred from other Travelers accounts ..............                 10,231,416           22,991,742
Accumulation units redeemed and
  transferred to other Travelers accounts ................                (13,590,946)          (4,514,915)
                                                                  --------------------  -------------------
Accumulation units end of year ...........................                 29,371,876           32,731,406
                                                                  ====================  ===================


                                                                           SELECT INCOME PORTFOLIO
                                                                  -----------------------------------------
                                                                         2000                  1999
                                                                         ----                  ----

Accumulation units beginning of year .....................                 14,503,445            6,835,035
Accumulation units purchased and
  transferred from other Travelers accounts ..............                  4,950,853           10,882,495
Accumulation units redeemed and
  transferred to other Travelers accounts ................                 (5,903,894)          (3,214,085)
                                                                  --------------------  -------------------
Accumulation units end of year ...........................                 13,550,404           14,503,445
                                                                  ====================  ===================



                                                                            SELECT GROWTH PORTFOLIO
                                                                   -----------------------------------------
                                                                          2000                 1999
                                                                          ----                 ----
Accumulation units beginning of year .....................                          -                     -
Accumulation units purchased and
  transferred from other Travelers accounts ..............                 49,558,018                     -
Accumulation units redeemed and
  transferred to other Travelers accounts ................                 (1,513,366)                    -
                                                                   -------------------  --------------------
Accumulation units end of year ...........................                 48,044,652                     -
                                                                   ===================  ====================


                                                                            APPRECIATION PORTFOLIO
                                                                   -----------------------------------------
                                                                          2000                 1999
                                                                          ----                 ----

Accumulation units beginning of year .....................                235,392,378            36,108,910
Accumulation units purchased and
  transferred from other Travelers accounts ..............                142,325,806           211,462,274
Accumulation units redeemed and
  transferred to other Travelers accounts ................                (65,320,595)          (12,178,806)
                                                                   -------------------  --------------------
Accumulation units end of year ...........................                312,397,589           235,392,378
                                                                   ===================  ====================

                                                                                 SMITH BARNEY SELECT
                                                                                  GROWTH PORTFOLIO
                                                                   -----------------------------------------
                                                                          2000                 1999
                                                                          ----                 ----

Accumulation units beginning of year .....................                106,081,505            30,475,847
Accumulation units purchased and
  transferred from other Travelers accounts ..............                 61,649,252            82,407,819
Accumulation units redeemed and
  transferred to other Travelers accounts ................                (19,588,604)           (6,802,161)
                                                                   -------------------  --------------------
Accumulation units end of year ...........................                148,142,153           106,081,505
                                                                   ===================  ====================


                                                                         MFS MID CAP GROWTH PORTFOLIO
                                                                   -----------------------------------------
                                                                          2000                 1999
                                                                          ----                 ----

Accumulation units beginning of year .....................                 34,997,093             5,280,045
Accumulation units purchased and
  transferred from other Travelers accounts ..............                 78,646,116            31,818,393
Accumulation units redeemed and
  transferred to other Travelers accounts ................                (10,753,631)           (2,101,345)
                                                                   -------------------  --------------------
Accumulation units end of year ...........................                102,889,578            34,997,093
                                                                   ===================  ====================

7.   SCHEDULE OF ACCUMULATION UNITS FOR SEPARATE ACCOUNT PF II
     FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (CONTINUED)




                                                                         MFS RESEARCH PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----
Accumulation units beginning of year .....................              70,357,077            18,932,328
Accumulation units purchased and
  transferred from other Travelers accounts ..............              55,776,909            56,477,924
Accumulation units redeemed and
  transferred to other Travelers accounts ................             (14,160,173)           (5,053,175)
                                                                -------------------  --------------------
Accumulation units end of year ...........................             111,973,813            70,357,077
                                                                ===================  ====================


                                                                 SMITH BARNEY AGGRESSIVE GROWTH PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----

Accumulation units beginning of year .....................                       -                     -
Accumulation units purchased and
  transferred from other Travelers accounts ..............             102,704,646                     -
Accumulation units redeemed and
  transferred to other Travelers accounts ................              (4,080,054)                    -
                                                                -------------------  --------------------
Accumulation units end of year ...........................              98,624,592                     -
                                                                ===================  ====================


                                                                 SMITH BARNEY LARGE CAP VALUE PORTFOLIO
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----

Accumulation units beginning of year .....................              95,910,703            21,613,178
Accumulation units purchased and
  transferred from other Travelers accounts ..............              46,266,927            79,837,895
Accumulation units redeemed and
  transferred to other Travelers accounts ................             (32,276,227)           (5,540,370)
                                                                -------------------  --------------------
Accumulation units end of year ...........................             109,901,403            95,910,703
                                                                ===================  ====================


                                                                      EMERGING GROWTH PORTFOLIO
                                                                           CLASS II SHARES
                                                                -----------------------------------------
                                                                       2000                 1999
                                                                       ----                 ----

Accumulation units beginning of year .....................                       -                     -
Accumulation units purchased and
  transferred from other Travelers accounts ..............              58,349,635                     -
Accumulation units redeemed and
  transferred to other Travelers accounts ................                (926,202)                    -
                                                                -------------------  --------------------
Accumulation units end of year ...........................              57,423,433                     -
                                                                ===================  ====================


                                                    SOCIAL AWARENESS STOCK PORTFOLIO
                                                 ----------------------------------------
                                                       2000                  1999
                                                       ----                  ----
Accumulation units beginning of year .........                    -                    -
Accumulation units purchased and
  transferred from other Travelers accounts ..            8,486,691                    -
Accumulation units redeemed and
  transferred to other Travelers accounts ....             (469,999)                   -
                                                 -------------------  -------------------
Accumulation units end of year ...............            8,016,692                    -
                                                 ===================  ===================


                                                   SMITH BARNEY HIGH INCOME PORTFOLIO
                                                 ----------------------------------------
                                                       2000                  1999
                                                       ----                  ----

Accumulation units beginning of year .........           25,856,446            7,250,612
Accumulation units purchased and
  transferred from other Travelers accounts ..           14,881,107           21,373,936
Accumulation units redeemed and
  transferred to other Travelers accounts ....           (9,022,960)          (2,768,102)
                                                 -------------------  -------------------
Accumulation units end of year ...............           31,714,593           25,856,446
                                                 ===================  ===================


                                                   SMITH BARNEY MONEY MARKET PORTFOLIO
                                                 ----------------------------------------
                                                       2000                  1999
                                                       ----                  ----

Accumulation units beginning of year .........           56,006,628            9,365,841
Accumulation units purchased and
  transferred from other Travelers accounts ..           64,248,487           75,615,908
Accumulation units redeemed and
  transferred to other Travelers accounts ....          (76,527,277)         (28,975,121)
                                                 -------------------  -------------------
Accumulation units end of year ...............           43,727,838           56,006,628
                                                 ===================  ===================



                                                     GROWTHS AND INCOME PORTFOLIO
                                                            CLASS II SHARES
                                                 ----------------------------------------
                                                       2000                  1999
                                                       ----                  ----

Accumulation units beginning of year .........                    -                    -
Accumulation units purchased and
  transferred from other Travelers accounts ..           12,400,957                    -
Accumulation units redeemed and
  transferred to other Travelers accounts ....             (218,995)                   -
                                                 -------------------  -------------------
Accumulation units end of year ...............           12,181,962                    -
                                                 ===================  ===================


                                                                           MFS TOTAL RETURN PORTFOLIO
                                                                   ------------------------------------------
                                                                           2000                  1999
                                                                           ----                  ----
Accumulation units beginning of year .........................                54,861,298           11,901,259
Accumulation units purchased and
  transferred from other Travelers accounts ..................                36,191,214           46,615,526
Accumulation units redeemed and
  transferred to other Travelers accounts ....................               (15,707,696)          (3,655,487)
                                                                    --------------------- --------------------
Accumulation units end of year ...............................                75,344,816           54,861,298
                                                                    ===================== ====================


                                                                    SMITH BARNEY INTERNATIONAL EQUITY PORTFOLIO
                                                                   -------------------------------------------
                                                                           2000                  1999
                                                                           ----                  ----

Accumulation units beginning of year .........................                28,191,109            8,642,970
Accumulation units purchased and
  transferred from other Travelers accounts ..................                52,562,912           21,768,025
Accumulation units redeemed and
  transferred to other Travelers accounts ....................               (12,558,611)          (2,219,886)
                                                                   ---------------------- --------------------
Accumulation units end of year ...............................                68,195,410           28,191,109
                                                                   ====================== ====================


                                                                       COMSTOCK PORTFOLIO CLASS II SHARES
                                                                   -------------------------------------------
                                                                           2000                  1999
                                                                           ----                  ----

Accumulation units beginning of year .........................                         -                    -
Accumulation units purchased and
  transferred from other Travelers accounts ..................                 7,584,212                    -
Accumulation units redeemed and
  transferred to other Travelers accounts ....................                   (34,927)                   -
                                                                   ---------------------- --------------------
Accumulation units end of year ...............................                 7,549,285                    -
                                                                   ====================== ====================




                                                                                       COMBINED
                                                                   -------------------------------------------
                                                                           2000                  1999
                                                                           ----                  ----

Accumulation units beginning of year .........................               911,419,071          227,344,300
Accumulation units purchased and
  transferred from other Travelers accounts ..................               954,228,344          778,377,139
Accumulation units redeemed and
  transferred to other Travelers accounts ....................              (320,881,875)         (94,302,368)
                                                                   ---------------------- --------------------
Accumulation units end of year ...............................             1,544,765,540          911,419,071
                                                                   ====================== ====================

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of The Travelers Life and Annuity Company and
Owners of Variable Annuity Contracts of The Travelers Separate Account PF II for Variable Annuities:


We have audited the accompanying statement of assets and liabilities of The Travelers Separate Account PF II for Variable Annuities (comprised of the sub-accounts listed in note 1) (collectively, "the Account") as of December 31, 2000, and the related statement of operations for the year then ended and the statement of changes in net assets for each of the years in the two-year period then ended. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of shares owned as of December 31, 2000, by correspondence with the underlying funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2000, the results of its operations for the year then ended and the changes in its net assets for each of the years in the two-year period then ended, in conformity with accounting principles generally accepted in the United States of America.


                              /s/ KMPG LLP



Hartford, Connecticut
February 15, 2001

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













































                       This page intentionally left blank

                              Independent Auditors
                                    KPMG LLP
                              Hartford, Connecticut












This report is prepared for the general information of contract owners and is not an offer of units of The Travelers Separate Account PF II for Variable Annuities or shares of Separate Account PF II's underlying funds. It should not be used in connection with any offer except in conjunction with the Prospectus for The Travelers Separate Account PF II for Variable Annuities product(s) offered by The Travelers Life and Annuity Company and the Prospectuses of the underlying funds, which collectively contain all pertinent information, including the applicable sales commissions.





















SEPPF II (Annual) (12-00) Printed in U.S.A.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholder
The Travelers Life and Annuity Company:


We have audited the accompanying balance sheets of The Travelers Life and Annuity Company as of December 31, 2000 and 1999, and the related statements of income, changes in retained earnings and accumulated other changes in equity from non-owner sources and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Travelers Life and Annuity Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




/s/ KPMG LLP
Hartford, Connecticut
January 16, 2001

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                              STATEMENTS OF INCOME
                                ($ in thousands)


FOR THE YEAR ENDED DECEMBER 31,                2000         1999          1998
                                             ---------    ---------    ---------

REVENUES
Premiums                                     $  33,941    $  25,270    $  23,677
Net investment income                          214,174      177,179      171,003
Realized investment gains (losses)              (7,396)      (4,973)      18,493
Fee income                                     127,378       63,722       27,392
Other revenues                                   9,625        4,072        1,494
                                             ---------    ---------    ---------
     Total Revenues                            377,722      265,270      242,059
                                             ---------    ---------    ---------

BENEFITS AND EXPENSES
Current and future insurance benefits           78,403       78,072       81,371
Interest credited to contractholders            77,579       56,216       51,535
Amortization of deferred acquisition costs      68,254       38,902       15,956
Operating expenses                              14,095       11,326        5,012
                                             ---------    ---------    ---------
     Total Benefits and Expenses               238,331      184,516      153,874
                                             ---------    ---------    ---------

Income before federal income taxes             139,391       80,754       88,185
                                             ---------    ---------    ---------

Federal income taxes
     Current                                    11,738       21,738       18,917
     Deferred                                   36,748        6,410       11,783
                                             ---------    ---------    ---------
     Total Federal Income Taxes                 48,486       28,148       30,700
                                             ---------    ---------    ---------

Net income                                   $  90,905    $  52,606    $  57,485
                                             =========    =========    =========









                       See Notes to Financial Statements.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                 BALANCE SHEETS
                                ($ in thousands)

DECEMBER 31,                                                                  2000          1999
                                                                           -----------   -----------

ASSETS
Fixed maturities, available for sale at fair value (including $49,465 at
      December 31, 2000 subject to securities lending agreements)          $ 2,297,141   $ 1,713,948
Equity securities, at fair value                                                22,551        33,169
Mortgage loans                                                                 132,768       155,719
Short-term securities                                                          247,377        81,119
Other invested assets                                                          222,325       190,622
                                                                           -----------   -----------
      Total Investments                                                      2,922,162     2,174,577
                                                                           -----------   -----------

Separate accounts                                                            6,802,985     4,795,165
Deferred acquisition costs                                                     579,567       350,088
Deferred federal income taxes                                                   11,296        74,478
Premium balances receivable                                                     26,184        22,420
Other assets                                                                   153,423        84,605
                                                                           -----------   -----------
     Total Assets                                                          $10,495,617   $ 7,501,333
                                                                           -----------   -----------

LIABILITIES
Future policy benefits and claims                                          $   989,576   $ 1,007,776
Contractholder funds                                                         1,631,611     1,117,819
Separate accounts                                                            6,802,985     4,795,165
Other liabilities                                                              211,441       114,408
                                                                           -----------   -----------
     Total Liabilities                                                       9,635,613     7,035,168
                                                                           -----------   -----------

SHAREHOLDER'S EQUITY
Common stock, par value $100; 100,000 shares authorized,
   30,000 issued and outstanding                                                 3,000         3,000
Additional paid-in capital                                                     417,316       167,316
Retained earnings                                                              426,066       335,161
Accumulated other changes in equity from non-owner sources                      13,622       (39,312)
                                                                           -----------   -----------
     Total Shareholder's Equity                                                860,004       466,165
                                                                           -----------   -----------

     Total Liabilities and Shareholder's Equity                            $10,495,617   $ 7,501,333
                                                                           ===========   ===========








                       See Notes to Financial Statements.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
           STATEMENTS OF CHANGES IN RETAINED EARNINGS AND ACCUMULATED
                 OTHER CHANGES IN EQUITY FROM NON-OWNER SOURCES
                                ($ in thousands)


STATEMENTS OF CHANGES IN RETAINED EARNINGS     2000         1999         1998
                                             ---------    ---------    ---------

Balance, beginning of year                   $ 335,161    $ 282,555    $ 225,070
Net income                                      90,905       52,606       57,485
                                             ---------    ---------    ---------
Balance, end of year                         $ 426,066    $ 335,161    $ 282,555
                                             =========    =========    =========

STATEMENTS OF ACCUMULATED OTHER CHANGES
IN EQUITY FROM NON-OWNER SOURCES

Balance, beginning of year                   $ (39,312)   $  87,889    $  70,277
Unrealized gains (losses), net of tax           52,934     (127,201)      17,612
                                             ---------    ---------    ---------
Balance, end of year                         $  13,622    $ (39,312)   $  87,889
                                             =========    =========    =========

SUMMARY OF CHANGES IN EQUITY
FROM NON-OWNER SOURCES

Net Income                                   $  90,905    $  52,606    $  57,485
Other changes in equity from
     non-owner sources                          52,934     (127,201)      17,612
                                             ---------    ---------    ---------
Total changes in equity from
     non-owner sources                       $ 143,839    $ (74,595)   $  75,097
                                             =========    =========    =========







                       See Notes to Financial Statements.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                            STATEMENTS OF CASH FLOWS
                           INCREASE (DECREASE) IN CASH
                                ($ in thousands)


FOR THE YEARS ENDED DECEMBER 31,                                2000           1999           1998
                                                            -----------    -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Premiums collected                                     $    33,609    $    24,804    $    22,300
     Net investment income received                             186,362        150,107        146,158
     Benefits and claims paid                                   (96,890)       (94,503)       (90,872)
     Interest credited to contractholders                       (77,579)       (50,219)       (51,535)
     Operating expenses paid                                   (325,180)      (235,166)      (122,327)
     Income taxes paid                                          (38,548)       (29,369)       (25,214)
     Other, including fee income                                176,822         46,028         46,099
                                                            -----------    -----------    -----------
         Net Cash Used in Operating Activities                 (141,404)      (188,318)       (75,391)
                                                            -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of investments
         Fixed maturities                                       220,841        213,402        113,456
         Mortgage loans                                          28,477         28,002         25,462
     Proceeds from sales of investments
         Fixed maturities                                       843,856        774,096      1,095,976
         Equity securities                                       30,772          5,146          6,020
         Mortgage loans                                          15,260           --             --
         Real estate held for sale                                2,115           --             --
     Purchases of investments
         Fixed maturities                                    (1,564,237)    (1,025,110)    (1,320,704)
         Equity securities                                      (20,361)       (12,524)       (13,653)
         Mortgage loans                                         (17,016)        (8,520)       (39,158)
     Policy loans, net                                           (2,675)        (5,316)        (2,010)
     Short-term securities (purchases) sales, net              (166,259)        45,057         43,054
     Other investments (purchases) sales, net                       327        (44,621)         1,110
     Securities transactions in course of settlement, net        21,372         (7,033)        36,459
                                                            -----------    -----------    -----------
         Net Cash Used in Investing Activities                 (607,528)       (37,421)       (53,988)
                                                            -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Contractholder fund deposits                               629,138        308,953        211,476
     Contractholder fund withdrawals                           (115,289)       (83,817)       (83,036)
     Contribution from parent company                           250,000           --             --
                                                            -----------    -----------    -----------
         Net Cash Provided by Financing Activities              763,849        225,136        128,440
                                                            -----------    -----------    -----------
Net increase (decrease) in cash                                  14,917           (603)          (939)
Cash at beginning of period                                          21            624            315
                                                            -----------    -----------    -----------
Cash at December 31,                                        $    14,938    $        21    $       624
                                                            ===========    ===========    ===========





                       See Notes to Financial Statements.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies used in the preparation of the accompanying financial statements follow.

     BASIS OF PRESENTATION

     The Travelers Life and Annuity Company (the Company) is a wholly owned subsidiary of The Travelers Insurance Company (TIC), an indirect wholly owned subsidiary of Citigroup Inc. (Citigroup). The financial statements and accompanying footnotes of the Company are prepared in conformity with accounting principles generally accepted in the United States of America
     (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and benefits and expenses during the reporting period. Actual results could differ from those estimates.

     The Company offers a variety of variable annuity products where the investment risk is borne by the contractholder, not the Company, and the benefits are not guaranteed. The premiums and deposits related to these products are reported in separate accounts. The Company considers it necessary to differentiate, for financial statement purposes, the results of the risks it has assumed from those it has not.

     Certain prior year amounts have been reclassified to conform to the 2000 presentation.

     ACCOUNTING CHANGES

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125" (FAS 140). Provisions of FAS 140 primarily relating to transfers of financial assets and securitizations that differ from provisions of FAS 125 are effective for transfers taking place after March 31, 2001. Special purpose entities
     (SPEs) used in securitizations that are currently qualifying SPEs under FAS 125 will continue to be treated as qualifying SPEs so long as they issue no new beneficial interests and accept no new asset transfers after March 31, 2001, other than transfers committed to prior to that date. Under FAS 140 qualifying SPEs are not consolidated by the transferor. It is not expected that there will be a significant effect on the Company's results of operations, financial condition or liquidity relating to a change in consolidation status for existing qualifying SPEs under FAS 140. FAS 140 also amends the accounting for collateral and requires new disclosures for collateral, securitizations, and retained interests in securitizations. These provisions are effective for financial statements for fiscal years ending after December 15, 2000. The accounting for collateral, as amended, requires (a) certain assets pledged as collateral to be separately reported in the consolidated balance sheet from assets not so encumbered and (b) disclosure of assets pledged as collateral that have not been reclassified and separately reported. The change in accounting for collateral did not have a significant effect on results of the Company's operations, financial condition or liquidity. See Note 2.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

     During the third quarter of 1998, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants' (AcSEC) Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized or expensed. The adoption of SOP 98-1 had no impact on the Company's financial condition, statement of operations or liquidity.

     ACCOUNTING POLICIES

     INVESTMENTS

     Fixed maturities include bonds, notes and redeemable preferred stocks. Fair values of investments in fixed maturities are based on quoted market prices or dealer quotes or, if these are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. Also included in fixed maturities are loan-backed and structured securities, which are amortized using the retrospective method. The effective yield used to determine amortization is calculated based upon actual historical and projected future cash flows, which are obtained from a widely accepted securities data provider. Fixed maturities are classified as "available for sale" and are reported at fair value, with unrealized investment gains and losses, net of income taxes, charged or credited directly to shareholder's equity.

     Equity securities, which include common and non-redeemable preferred stocks, are classified as "available for sale" and are carried at fair value based primarily on quoted market prices. Changes in fair values of equity securities are charged or credited directly to shareholder's equity, net of income taxes.

     Mortgage loans are carried at amortized cost. A mortgage loan is considered impaired when it is probable that the Company will be unable to collect principal and interest amounts due. For mortgage loans that are determined to be impaired, a reserve is established for the difference between the amortized cost and fair market value of the underlying collateral. In estimating fair value, the Company uses interest rates reflecting the current real estate financing market. Impaired loans were insignificant at December 31, 2000 and 1999.

     Short-term securities, consisting primarily of money market instruments and other debt issues purchased with a maturity of less than one year, are carried at amortized cost, which approximates market.

     Other invested assets include partnership investments and real estate joint ventures accounted for on the equity method of accounting. All changes in equity of these investments are recorded in net investment income. Also included in other invested assets are policy loans which are carried at the amount of the unpaid balances that are not in excess of the net cash surrender values of the related insurance policies. The carrying value of policy loans, which have no defined maturities, is considered to be fair value.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

     Accrual of investment income, included in other assets, is suspended on fixed maturities or mortgage loans that are in default, or on which it is likely that future payments will not be made as scheduled. Interest income on investments in default is recognized only as payment is received.

     DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments, including financial futures, options, forward contracts and interest rate swaps, as a means of hedging exposure to foreign currency, equity price changes and/or interest rate risk on anticipated transactions or existing assets and liabilities. Hedge accounting is generally used to account for derivatives. To qualify for hedge accounting the changes in value of the derivative must be expected to substantially offset the changes in value of the hedged item. Hedges are monitored to ensure that there is a high correlation between the derivative instruments and the hedged investment. Derivatives that do not qualify for hedge accounting are marked to market with the changes in market value reflected in realized investment gains (losses).

     Gains and losses arising from financial futures contracts are used to adjust the basis of hedged investments and are recognized in net investment income over the life of the investment.

     Payments to be received or made under interest rate swaps are accrued and recognized in net investment income. Swaps hedging investments are carried at fair value with unrealized gains and losses, net of taxes, charged or credited directly to shareholder's equity.

     Gains and losses arising from equity index options are marked to market with changes in market value reflected in realized investment gains (losses).

     Forward contracts, equity swaps and interest rate options were not significant at December 31, 2000 and 1999. Information concerning derivative financial instruments is included in Note 8.

     INVESTMENT GAINS AND LOSSES

     Realized investment gains and losses are included as a component of pre-tax revenues based upon specific identification of the investments sold on the trade date. Also included are gains and losses arising from the remeasurement of the local currency value of foreign investments to U.S. dollars, the functional currency of the Company.

     SEPARATE ACCOUNTS

     The Company has separate account assets and liabilities representing funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders. Each of these accounts have specific investment objectives. The assets and liabilities of these accounts are carried at fair value, and amounts assessed to the contractholders for management services are included in fee income. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     DEFERRED ACQUISITION COSTS

     Costs of acquiring individual life insurance and annuity business, principally commissions and certain expenses related to policy issuance, underwriting and marketing, all of which vary with and are primarily related to the production of new business, are deferred. Acquisition costs relating to traditional life insurance are amortized in relation to anticipated premiums; universal life in relation to estimated gross profits; and annuity contracts employing a level yield method. A 15 to 20-year amortization period is used for life insurance, and a seven to 20-year period is employed for annuities. Deferred acquisition costs are reviewed periodically for recoverability to determine if any adjustment is required. Adjustments, if any, are charged to income.

     VALUE OF INSURANCE IN FORCE

     The value of insurance in force is an asset recorded at the time of acquisition of an insurance company. It represents the actuarially determined present value of anticipated profits to be realized from annuity contracts at the date of acquisition using the same assumptions that were used for computing related liabilities, where appropriate. The value of insurance in force was the actuarially determined present value of the projected future profits discounted at an interest rate of 16% for the annuity business acquired. The annuity contracts are amortized employing a level yield method. The value of insurance in force, which is included in other assets, is reviewed periodically for recoverability to determine if any adjustment is required. Adjustments, if any, are charged to income.

     FUTURE POLICY BENEFITS

     Benefit reserves represent liabilities for future insurance policy benefits. Benefit reserves for life insurance and annuity policies have been computed based upon mortality, morbidity, persistency and interest assumptions applicable to these coverages, which range from 3.0% to 7.8%, including a provision for adverse deviation. These assumptions consider Company experience and industry standards. The assumptions vary by plan, age at issue, year of issue and duration.

     CONTRACTHOLDER FUNDS

     Contractholder funds represent receipts from the issuance of universal life, certain individual annuity contracts, and structured settlement contracts. Contractholder fund balances are increased by such receipts and credited interest and reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders. Interest rates credited to contractholder funds range from 3.5% to 10.0%.

     OTHER LIABILITIES

     Included in Other Liabilities is the Company's estimate of its liability for guaranty fund and other insurance-related assessments. State guaranty fund assessments are based upon the Company's share of premium written or received in one or more years prior to an insolvency occurring in the industry. Once an insolvency has occurred, the Company recognizes a liability for such assessments if it is probable that an assessment will be imposed and the amount of the assessment can be reasonably estimated. At December 31, 2000 and 1999, the Company's liability for guaranty fund assessments was not significant.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     PERMITTED STATUTORY ACCOUNTING PRACTICES

     The Company, domiciled in the State of Connecticut, prepares statutory financial statements in accordance with the accounting practices prescribed or permitted by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include certain publications of the National Association of Insurance Commissioners (NAIC) as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The impact of presently permitted accounting practices on the statutory surplus of the Company is not material.

     The NAIC recently completed a process intended to codify statutory accounting practices for certain insurance enterprises. As a result of this process, the NAIC issued a revised statutory Accounting Practices and Procedures Manual - version effective January 1, 2001 (the revised Manual) that will be effective for years beginning January 1, 2001. The State of Connecticut will require that, effective January 1, 2001, insurance companies domiciled in Connecticut prepare their statutory basis financial statements in accordance with the revised Manual subject to any deviations prescribed or permitted by the Connecticut insurance commissioner. Other states have addressed compliance with the revised Manual in a similar manner. The Company has estimated that the impact of this change on its statutory capital and surplus will not be significant.

     PREMIUMS

     Premiums are recognized as revenues when due. Reserves are established for the portion of premiums that will be earned in future periods.

     FEE INCOME

     Fee income includes mortality, administrative and equity protection charges, and management fees earned on the Universal Life and Deferred Annuity separate account businesses.

     OTHER REVENUES

     Other revenues include surrender, penalties and other charges.

     FEDERAL INCOME TAXES

     The provision for federal income taxes comprises two components, current income taxes and deferred income taxes. Deferred federal income taxes arise from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     FUTURE APPLICATION OF ACCOUNTING STANDARDS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). In June 1999, the FASB issued Statement of Financial Standards No. 137, "Deferral of the Effective Date of FASB Statement No. 133" (FAS
     137), which allows entities that have not yet adopted FAS 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133," which amends the accounting and reporting standards of FAS 133. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a recognized asset or liability or of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Upon initial application of FAS 133, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. The Company adopted the deferral provisions of FAS 137, effective January 1, 2000. The Company will adopt FAS 133, as amended, as of January 1, 2001.

     The Company has determined that the cumulative effect of FAS 133, as amended, will not be significant. The Company does, however, anticipate a significant and continuing increase in the complexity of the accounting and the recordkeeping requirements for hedging activities and for insurance-related contracts and may make changes to its risk management strategies. The Company does not expect that FAS 133, as amended, will have a significant impact on its results of operations, financial condition or liquidity in future periods.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


2.   INVESTMENTS

     FIXED MATURITIES

     The amortized cost and fair values of investments in fixed maturities were as follows:

                                                                            GROSS          GROSS
       DECEMBER 31, 2000                                   AMORTIZED      UNREALIZED      UNREALIZED       FAIR
       ($ in thousands)                                       COST          GAINS          LOSSES         VALUE
       -----------------                                   ---------      ----------      ----------      -----

       AVAILABLE FOR SALE:
            Mortgage-backed securities - CMOs and
            pass-through securities                        $  219,851     $    7,369     $    1,767     $  225,453
            U.S. Treasury securities and obligations
            of U.S. Government and government agencies
            and authorities                                   112,021         12,200            286        123,935
            Obligations of states and political
            subdivisions                                       30,583          2,698            329         32,952
            Debt securities issued by foreign
            governments                                        50,624          1,149            939         50,834
            All other corporate bonds                       1,403,462         33,805         26,904      1,410,363
            All other debt securities                         442,390         10,734          7,837        445,287
            Redeemable preferred stock                          9,007            853          1,543          8,317
                                                           ----------     ----------     ----------     ----------
                Total Available For Sale                   $2,267,938     $   68,808     $   39,605     $2,297,141
                                                           ----------     ----------     ----------     ----------


                                                                            GROSS           GROSS
       DECEMBER 31, 1999                                   AMORTIZED      UNREALIZED      UNREALIZED       FAIR
       ($ in thousands)                                      COST           GAINS           LOSSES        VALUE
       -----------------                                   ---------      ----------      ----------      -----

       AVAILABLE FOR SALE:
            Mortgage-backed securities - CMOs and
            pass-through securities                        $  211,864     $    2,103     $    7,818     $  206,149
            U.S. Treasury securities and obligations
            of U.S. Government and government agencies
            and authorities                                   116,082          2,613          3,704        114,991
            Obligations of states and political
            subdivisions                                       29,801              7          3,312         26,496
            Debt securities issued by foreign
            governments                                        44,159          2,813            198         46,774
            All other corporate bonds                       1,059,552          6,592         42,458      1,023,686
            All other debt securities                         297,911          5,065         10,353        292,623
            Redeemable preferred stock                          3,654             41            466          3,229
                                                           ----------     ----------     ----------     ----------
                Total Available For Sale                   $1,763,023     $   19,234     $   68,309     $1,713,948
                                                           ----------     ----------     ----------     ----------


     Proceeds from sales of fixed maturities classified as available for sale were $844 million, $774 million and $1.1 billion in 2000, 1999 and 1998, respectively. Gross gains of $22.4 million, $24.6

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     million and $32.6 million and gross losses of $34.1 million, $22.0 million and $17.0 million in 2000, 1999 and 1998, respectively were realized on those sales.

     Fair values of investments in fixed maturities are based on quoted market prices or dealer quotes or, if these are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. The fair value of investments for which a quoted market price or dealer quote is not available amounted to $530.2 million and $486.2 million at December 31, 2000 and 1999, respectively.

     The amortized cost and fair value of fixed maturities available for sale at December 31, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 AMORTIZED         FAIR
       ($ in thousands)                             COST          VALUE
                                                 ----------     ----------

       MATURITY:
          Due in one year or less                $   51,478     $   51,005
          Due after 1 year through 5 years          638,112        646,327
          Due after 5 years through 10 years        675,953        679,957
          Due after 10 years                        682,544        694,399
                                                 ----------     ----------
                                                  2,048,087      2,071,688
                                                 ----------     ----------

          Mortgage-backed securities                219,851        225,453
                                                 ----------     ----------
              Total Maturity                     $2,267,938     $2,297,141
                                                 ----------     ----------

     The Company makes significant investments in collateralized mortgage obligations (CMOs). CMOs typically have high credit quality, offer good liquidity, and provide a significant advantage in yield and total return compared to U.S. Treasury securities. The Company's investment strategy is to purchase CMO tranches, which are protected against prepayment risk, including planned amortization class (PAC) tranches. Prepayment protected tranches are preferred because they provide stable cash flows in a variety of interest rate scenarios. The Company does invest in other types of CMO tranches if an assessment indicates a favorable risk/return tradeoff. The Company does not purchase residual interests in CMOs.

     At December 31, 2000 and 1999, the Company held CMOs with a fair value of $189.4 million and $167.7 million, respectively. The Company's CMO holdings were 55.4% and 65.9% collateralized by GNMA, FNMA or FHLMC securities at December 31, 2000 and 1999, respectively.

     The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. The Company generally receives cash collateral from the borrower, equal to at least the market value of the loaned securities plus accrued interest, and

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

     reinvests in a short-term investment pool. See Note 10. The loaned securities remain a recorded asset of the Company, however, the Company records a liability for the amount of the collateral held, representing its obligation to return the collateral related to these loaned securities, and reports that liability as part of other liabilities in the consolidated balance sheet. At December 31, 2000 and 1999, the Company held collateral of $50.7 million and $38.2 million, respectively.

     EQUITY SECURITIES

     The cost and fair values of investments in equity securities were as follows:

                                                             GROSS       GROSS
        EQUITY SECURITIES:                                UNREALIZED   UNREALIZED      FAIR
        ($ in thousands)                        COST         GAINS       LOSSES        VALUE
                                               -------      -------      -------      -------

       DECEMBER 31, 2000
          Common stocks                        $ 2,861      $    29      $   845      $ 2,045
          Non-redeemable preferred stocks       21,150          480        1,124       20,506
                                               -------      -------      -------      -------
              Total Equity Securities          $24,011      $   509      $ 1,969      $22,551
                                               -------      -------      -------      -------

       DECEMBER 31, 1999
          Common stocks                        $ 4,966      $   730      $   256      $ 5,440
          Non-redeemable preferred stocks       29,407          533        2,211       27,729
                                               -------      -------      -------      -------
              Total Equity Securities          $34,373      $ 1,263      $ 2,467      $33,169
                                               -------      -------      -------      -------

     Proceeds from sales of equity securities were $30.8 million, $5.1 million and $6.0 million in 2000, 1999 and 1998, respectively. Gross gains of $3.3 million, $1.5 million and $2.6 million and gross losses of $.3 million, $.3 million and $.8 million were realized on those sales during 2000, 1999 and 1998, respectively.

     MORTGAGE LOANS

     Underperforming assets include delinquent mortgage loans over 90 days past due, loans in the process of foreclosure and loans modified at interest rates below market.

     At December 31, 2000 and 1999, the Company's mortgage loan portfolios consisted of the following:

            ($ in thousands)                        2000          1999
                                                --------      --------
            Current Mortgage Loans              $132,768      $151,814
            Underperforming Mortgage Loans          --           3,905
                                                --------      --------
                 Total                          $132,768      $155,719
                                                --------      --------

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)
     Aggregate annual maturities on mortgage loans at December 31, 2000 are as follows:

       ($ in thousands)

       2001                       $ 17,550
       2002                          8,990
       2003                          5,089
       2004                          8,475
       2005                          6,277
       Thereafter                   86,387
                                  --------
           Total                  $132,768
                                  ========

     CONCENTRATIONS

     Significant individual investment concentrations included $52.8 million and $63.2 million in the Tishman Speyer Joint Venture at December 31, 2000 and 1999, respectively.

     The Company participates in a short-term investment pool maintained by an affiliate. See Note 10.

     Included in fixed maturities are below investment grade assets totaling $143.8 million and $141.4 million at December 31, 2000 and 1999, respectively. The Company defines its below investment grade assets as those securities rated "Ba1" or below by external rating agencies, or the equivalent by internal analysts when a public rating does not exist. Such assets include publicly traded below investment grade bonds and certain other privately issued bonds and notes that are classified as below investment grade.

     The Company's industry concentrations of investments, primarily fixed maturities, at fair value were as follows:

       ($ in thousands)               2000              1999
                                    --------          --------
       Banking                      $222,984          $152,848
       Finance                       204,994           103,385
                                    --------          --------

     The Company held investments in foreign banks in the amount of $139 million and $125 million at December 31, 2000 and 1999, respectively, which are included in the table above.

     Below investment grade assets included in the preceding table were not significant.

     Mortgage loan investments are relatively evenly disbursed throughout the United States, with no significant holdings in any one state or property type.

     The Company monitors creditworthiness of counterparties to all financial instruments by using controls that include credit approvals, limits and other monitoring procedures. Collateral for fixed maturities often includes pledges of assets, including stock and other assets, guarantees and letters of credit. The Company's underwriting standards with respect to new mortgage loans generally require loan to value ratios of 75% or less at the time of mortgage origination.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     NON-INCOME PRODUCING INVESTMENTS

     Investments included in the December 31, 2000 and 1999 balance sheets that were non-income producing were insignificant.

     RESTRUCTURED INVESTMENTS

     Mortgage loan and debt securities which were restructured at below market terms at December 31, 2000 and 1999 were insignificant. The new terms of restructured investments typically defer a portion of contract interest payments to varying future periods. The accrual of interest is suspended on all restructured assets, and interest income is reported only as payment is received. Gross interest income on restructured assets that would have been recorded in accordance with the original terms of such assets was insignificant. Interest on these assets, included in net investment income, was insignificant.

     NET INVESTMENT INCOME

       FOR THE YEAR ENDED DECEMBER 31,
       ($ in thousands)                                2000          1999          1998
                                                     --------      --------      --------

       GROSS INVESTMENT INCOME
           Fixed maturities                          $163,091      $136,039      $130,825
           Joint ventures and partnerships             34,574        22,175        22,107
           Mortgage loans                              14,776        16,126        15,969
           Other                                        4,398         4,417         3,322
                                                     --------      --------      --------
              Total Gross Investment Income           216,839       178,757       172,223
                                                     --------      --------      --------
       Investment expenses                              2,665         1,578         1,220
                                                     --------      --------      --------
       Net investment income                         $214,174      $177,179      $171,003
                                                     --------      --------      --------

     REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES)

     Net realized investment gains (losses) for the periods were as follows:

       FOR THE YEAR ENDED DECEMBER 31,
       ($ in thousands)                                        2000           1999           1998
                                                             --------       --------       --------

       REALIZED
            Fixed maturities                                 $(11,742)      $  2,657       $ 15,620
            Joint ventures and partnerships                    (1,909)       (10,450)           529
            Mortgage Loans                                      3,825            602            623
            Other                                               2,430          2,218          1,721
                                                             --------       --------       --------
               Total Realized Investment Gains (Losses)      $ (7,396)      $ (4,973)      $ 18,493
                                                             --------       --------       --------

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     Changes in net unrealized investment gains (losses) that are included as accumulated other changes in equity from non-owner sources in shareholder's equity were as follows:

       FOR THE YEAR ENDED DECEMBER 31,
       ($ in thousands)                                         2000            1999            1998
                                                              ---------       ---------       ---------

       UNREALIZED
          Fixed maturities                                    $  78,278       $(180,409)      $  24,336
          Other                                                   3,159         (15,285)          2,760
                                                              ---------       ---------       ---------
              Total unrealized investment gains (losses)         81,437        (195,694)         27,096
          Related taxes                                          28,503         (68,493)          9,484
                                                              ---------       ---------       ---------
          Change in unrealized investment gains (losses)         52,934        (127,201)         17,612
          Balance beginning of year                             (39,312)         87,889          70,277
                                                              ---------       ---------       ---------
              Balance End of Year                             $  13,622       $ (39,312)      $  87,889
                                                              ---------       ---------       ---------


3.   REINSURANCE

     The Company participates in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and to effect business-sharing arrangements. Reinsurance is accomplished through various plans of reinsurance, primarily yearly renewable term coinsurance and modified coinsurance. The Company remains primarily liable as the direct insurer on all risks reinsured.

     Total in-force business ceded under reinsurance contracts is $17.4 billion and $12.8 billion at December 31, 2000 and 1999, including $28.9 million and $62.8 million, respectively to TIC. Total life insurance premiums ceded were $8.9 million, $6.5 million and $4.2 million in 2000, 1999 and 1998, respectively. Ceded premiums paid to TIC were immaterial for these same periods.

4.   DEPOSIT FUNDS AND RESERVES

     At December 31, 2000 and 1999, the Company had $2.6 billion and $2.1 billion of life and annuity deposit funds and reserves, respectively. Of that total, $1.4 billion and $1.4 billion, respectively, were not subject to discretionary withdrawal based on contract terms. The remaining amounts were life and annuity products that were subject to discretionary withdrawal by the contractholders. Included in the amount that is subject to discretionary withdrawal were $.9 billion and $.5 billion of liabilities that are surrenderable with market value adjustments. The remaining $.3 billion and $.2 billion of life insurance and individual annuity liabilities are subject to discretionary withdrawals with an average surrender charge of 5.4% and 4.9%, respectively. The life insurance risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent for long-term policyholders. Insurance liabilities that are surrendered or withdrawn from the Company are reduced by outstanding policy loans and related accrued interest prior to payout.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

5.   FEDERAL INCOME TAXES

     The net deferred tax assets at December 31, 2000 and 1999 were comprised of the tax effects of temporary differences related to the following assets and liabilities:

       ($ in thousands)                                                      2000            1999
                                                                          ---------       ---------
       Deferred Tax Assets:
          Benefit, reinsurance and other reserves                         $ 192,772       $ 161,629
          Investments, net                                                        0          14,270
          Other                                                               2,510           2,394
                                                                          ---------       ---------
              Total                                                         195,282         178,293
                                                                          ---------       ---------

       Deferred Tax Liabilities:
          Investments, net                                                  (16,956)           --
          Deferred acquisition costs and value of insurance in force       (165,671)       (100,537)
          Other                                                              (1,359)         (1,208)
                                                                          ---------       ---------
              Total                                                        (183,986)       (101,745)
                                                                          ---------       ---------

       Net Deferred Tax Asset Before Valuation Allowance                     11,296          76,548
       Valuation Allowance for Deferred Tax Assets                                0          (2,070)
                                                                          ---------       ---------

       Net Deferred Tax Asset After Valuation Allowance                   $  11,296       $  74,478
                                                                          ---------       ---------


     TIC and its life insurance subsidiaries, including the Company, file a consolidated federal income tax return. Federal income taxes are allocated to each member on a separate return basis adjusted for credits and other amounts required by the consolidation process. Any resulting liability has been, and will be, paid currently to TIC. Any credits for losses have been, and will be, paid by TIC to the extent that such credits are for tax benefits that have been utilized in the consolidated federal income tax return.

     The elimination of the valuation allowance for deferred tax assets in 2000 resulted from an analysis of the availability of capital gains to offset capital losses. In management's opinion, there will be adequate capital gains to make realization of existing capital losses more likely than not. The reduction in the valuation allowance was recognized by reducing goodwill.

     In management's judgment, the $11.3 million net deferred tax asset as of December 31, 2000, is fully recoverable against expected future years' taxable ordinary income and capital gains. At December 31, 2000, the Company had no ordinary or capital loss carryforwards.

     The policyholders surplus account, which arose under prior tax law, is generally that portion of the gain from operations that has not been subjected to tax, plus certain deductions. The balance of this account is approximately $2.1 million. Income taxes are not provided for on this amount because under current U.S. tax rules such taxes will become payable only to the extent such amounts are distributed as a dividend or exceed limits prescribed by federal law. Distributions are not contemplated from this account. At current rates the maximum amount of such tax would be approximately $700 thousand.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)

6.   SHAREHOLDER'S EQUITY

     SHAREHOLDER'S EQUITY AND DIVIDEND AVAILABILITY

     The Company's statutory net loss was $(66.2) million, $(23.4) million and $(3.2) million for the years ended December 31, 2000, 1999 and 1998, respectively.

     Statutory capital and surplus was $476 million and $294 million at December 31, 2000 and 1999, respectively.

     Effective January 1, 2001, the Company will prepare its statutory basis financial statements in accordance with the revised Manual subject to any deviations prescribed or permitted by its domicilary insurance commissioners (see Note 1, Summary of Significant Accounting Policies, Permitted Statutory Accounting Practices). The Company has estimated that the impact of this change on statutory capital and surplus will not be significant.

     The Company is currently subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to its parent without prior approval of insurance regulatory authorities. The Company does not have surplus available to pay dividends to TIC in 2001 without prior approval of the Connecticut Insurance Department.

     In 2000, TIC contributed $250 million as additional paid-in capital to the Company.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


ACCUMULATED OTHER CHANGES IN EQUITY FROM NON-OWNER SOURCES, NET OF TAX

Changes in each component of Accumulated Other Changes in Equity from Non-Owner Sources were as follows:


                                                      NET                             ACCUMULATED
                                                      UNREALIZED       FOREIGN        OTHER CHANGES
                                                      GAIN (LOSS) ON   CURRENCY       IN EQUITY FROM
                                                      INVESTMENT       TRANSLATION    NON-OWNER
($ in thousands)                                      SECURITIES       ADJUSTMENT     SOURCES
                                                      --------------   -----------    --------------

BALANCE, JANUARY 1, 1998                               $  70,277       $    --        $  70,277
Unrealized gains on investment securities,
   Net of tax of $15,957                                  29,632            --           29,632
Less: reclassification adjustment for gains
   Included in net income, net of tax of $(6,473)        (12,020)           --          (12,020)
                                                       ---------       ---------      ---------
CURRENT PERIOD CHANGE                                     17,612            --           17,612
                                                       ---------       ---------      ---------

BALANCE, DECEMBER 31, 1998                                87,889            --           87,889
Unrealized loss on investment securities,
   Net of tax of $(70,234)                              (130,433)           --         (130,433)
Less: reclassification adjustment for losses
  Included in net income, net of tax of $1,741             3,232            --            3,232
                                                       ---------       ---------      ---------
CURRENT PERIOD CHANGE                                   (127,201)           --         (127,201)
                                                       ---------       ---------      ---------

BALANCE, DECEMBER 31, 1999                               (39,312)           --          (39,312)
Unrealized gains on investment securities,
   Net of tax of $25,914                                  48,127            --           48,127
Less: reclassification adjustment for losses
   Included in net income, net of tax of $2,589            4,807            --            4,807
                                                       ---------       ---------      ---------
CURRENT PERIOD CHANGE                                     52,934            --           52,934
                                                       ---------       ---------      ---------
BALANCE, DECEMBER 31, 2000                             $  13,622       $    --        $  13,622
                                                       =========       =========      =========


7.   BENEFIT PLANS

     PENSION AND OTHER POSTRETIREMENT BENEFITS

     The Company participates in a qualified, noncontributory defined benefit pension plan sponsored by Citigroup. In addition, the Company provides certain other postretirement benefits to retired employees through a plan sponsored by The Travelers Insurance Group Inc. (TIGI), TIC's direct parent. The Company's share of net expense for the qualified pension and other postretirement benefit plans was not significant for 2000, 1999 and 1998.

     401(K) SAVINGS PLAN

     Substantially all of the Company's employees are eligible to participate in a 401(k) savings plan sponsored by Citigroup. The Company's expenses in connection with the 401(k) savings plan were not significant in 2000, 1999 and 1998.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


8.   DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments, including financial futures, interest rate swaps, equity swaps, options and forward contracts as a means of hedging exposure to interest rate, equity price, and foreign currency risk on anticipated transactions or existing assets and liabilities. The Company does not hold or issue derivative instruments for trading purposes. These derivative financial instruments have off-balance sheet risk. Financial instruments with off-balance sheet risk involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the balance sheet.

     The contract or notional amounts of these instruments reflect the extent of involvement the Company has in a particular class of financial instrument. However, the maximum loss of cash flow associated with these instruments can be less than these amounts. For interest rate swaps, options, and forward contracts, credit risk is limited to the amounts that it would cost the Company to replace the contracts. Financial futures contracts and purchased listed option contracts have very little credit risk since organized exchanges are the counterparties. The Company as a writer of option contracts has no credit risk since the counterparty has no performance obligation after it has paid a cash premium.

     The Company monitors creditworthiness of counterparties to these financial instruments by using criteria of acceptable risk that are consistent with on-balance sheet financial instruments. The controls include credit approvals, limits and other monitoring procedures.

     The Company uses exchange-traded financial futures contracts to manage its exposure to changes in interest rates that arise from the sale of certain insurance and investment products, or the need to reinvest proceeds from the sale or maturity of investments. To hedge against adverse changes in interest rates, the Company enters long or short positions in financial futures contracts which offset asset price changes resulting from changes in market interest rates until an investment is purchased or a product is sold.

     Margin payments are required to enter a futures contract and contract gains or losses are settled daily in cash. The contract amount of futures contracts represents the extent of the Company's involvement, but not future cash requirements, as open positions are typically closed out prior to the delivery date of the contract.

     At December 31, 2000 and 1999, the Company held financial futures contracts with notional amounts of $89.9 million and $48.7 million, respectively. The deferred gains and/or losses on these contracts were not significant at December 31, 2000 and 1999. At December 31, 2000 and 1999, the Company's futures contracts had no fair value because these contracts are marked to market and settled in cash daily.

     The Company enters into interest rate swaps in connection with other financial instruments to provide greater risk diversification and better match assets and liabilities. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. A single net payment is usually made by one counterparty at each due date. Swap agreements are not exchange-traded so they are subject to the risk of default by the counterparty.

     As of December 31, 2000 and 1999, the Company held interest rate swap contracts with notional amounts of $279.0 million and $231.1 million, respectively. The fair value of these financial instruments was $2.0 million (loss position) at December 31, 2000, and was $9.5 million (loss position) at December 31, 1999. The fair values were determined using the discounted cash flow method. At December 31, 2000 and 1999, the Company held swap contracts with affiliate counterparties, included above, with a notional amount of $37.0 million and $43.7 million and a fair value of $1.8 million (loss position) and $4.7 million (loss position), respectively.

     The Company uses equity option contracts to manage its exposure to changes in equity market prices that arise from the sale of certain insurance products. To hedge against adverse changes in the equity market prices, the Company enters long positions in equity option contracts with major financial institutions. These contracts allow the Company, for a fee, the right to receive a payment if the Standard and Poor's 500 Index falls below agreed upon strike prices.

     At December 31, 2000 and 1999, the Company held equity option contracts with notional amounts of $291.5 million and $275.4 million, respectively. The fair value of these financial instruments was $6.9 million (gain position) and $32.6 million (gain position) at December 31, 2000 and 1999, respectively. The fair value of these contracts represents the estimated replacement cost as quoted by independent third party brokers.

     The off-balance sheet risks of interest rate options, equity swaps and forward contracts were not significant at December 31, 2000 and 1999.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, the Company issues fixed and variable rate loan commitments and has unfunded commitments to partnerships and joint ventures. The off-balance sheet risk of these financial instruments was not significant at December 31, 2000 and 1999.

     FAIR VALUE OF CERTAIN FINANCIAL INSTRUMENTS

     The Company uses various financial instruments in the normal course of its business. Fair values of financial instruments that are considered insurance contracts are not required to be disclosed and are not included in the amounts discussed.

     At December 31, 2000, investments in fixed maturities had a carrying value and a fair value of $2.3 billion compared with a carrying value and a fair value of $1.8 billion and $1.7 billion, respectively, at December 31, 1999. See Notes 1 and 2.

     At December 31, 2000, mortgage loans had a carrying value of $132.7 million and a fair value of $134.1 million and in 1999 had a carrying value of $155.7 million and a fair value of $156.0 million.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     In estimating fair value, the Company used interest rates reflecting the current real estate financing market.

     The carrying values of short-term securities were $247.4 million and $81.1 million in 2000 and 1999, respectively, which approximated their fair values. Policy loans which are included in other invested assets had carrying values of $12.9 million and $10.2 million in 2000 and 1999, respectively, which also approximated their fair values.

     The carrying values of $101.4 million and $57.6 million of financial instruments classified as other assets approximated their fair values at December 31, 2000 and 1999, respectively. The carrying values of $173.5 million and $100.2 million of financial instruments classified as other liabilities also approximated their fair values at December 31, 2000 and 1999, respectively. Fair value is determined using various methods, including discounted cash flows, as appropriate for the various financial instruments.

     At December 31, 2000, contractholder funds with defined maturities had a carrying value of $1,204 million and a fair value of $1,170 million, compared with a carrying value of $879 million and a fair value of $781 million at December 31, 1999. The fair value of these contracts is determined by discounting expected cash flows at an interest rate commensurate with the Company's credit risk and the expected timing of cash flows. Contractholder funds without defined maturities had a carrying value of $583 million and a fair value of $477 million at December 31, 2000, compared with a carrying value of $482 million and a fair value of $409 million at December 31, 1999. These contracts generally are valued at surrender value.

9.   COMMITMENTS AND CONTINGENCIES

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     See Note 8.

     LITIGATION

     In the ordinary course of business, the Company is a defendant or co-defendant in various litigation matters incidental to and typical of the businesses in which it is engaged. In the opinion of the Company's management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on its results of operations, financial condition or liquidity.

10.  RELATED PARTY TRANSACTIONS

     The principal banking functions, including payment of salaries and expenses, for certain subsidiaries and affiliates of TIGI, including the Company, are handled by two companies. TIC handles banking functions for the life and annuity operations of Travelers Life & Annuity and some of its non-insurance affiliates. The Travelers Indemnity Company handles banking functions for the property-casualty operations, including most of its property-casualty insurance and non-insurance affiliates. Settlements between companies are made at least monthly. TIC provides various employee benefit coverages to certain subsidiaries of TIGI. The premiums for these coverages were charged in accordance with cost allocation procedures based upon salaries or census. In addition, investment

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     advisory and management services, data processing services and claims processing services are provided by affiliated companies. Charges for these services are shared by the companies on cost allocation methods based generally on estimated usage by department.

     TIC maintains a short-term investment pool in which the Company participates. The position of each company participating in the pool is calculated and adjusted daily. At December 31, 2000 and 1999, the pool totaled approximately $4.4 billion and $2.6 billion, respectively. The Company's share of the pool amounted to $172.5 million and $31.4 million at December 31, 2000 and 1999, respectively, and is included in short-term securities in the balance sheet.

     In the normal course of business, management of both the Company and TIC conducts reviews of the investment portfolios of each company to properly match assets with liabilities. As a result of these reviews, the Company sold $100 million of investments to TIC at arm's length, with a related loss of $1.3 million.

     The Company's TTM Modified Guaranteed Annuity Contracts are subject to a limited guarantee agreement by TIC in a principal amount of up to $450 million. TIC's obligation is to pay in full to any owner or beneficiary of the TTM Modified Guaranteed Annuity Contracts principal and interest as and when due under the annuity contract to the extent that the Company fails to make such payment. In addition, TIC guarantees that the Company will maintain a minimum statutory capital and surplus level.

     The Company sold structured settlement annuities to the insurance affiliates of Travelers Property Casualty Corp. (TPC). During 1998 it was decided to use TIC as the primary issuer of structured settlement annuities and the Company as the assignment company. Policy reserves and contractholder fund liabilities associated with these structured settlements were $726 million and $766 million at December 31, 2000 and 1999, respectively.

     The Company began distributing variable annuity products through its affiliate, Salomon Smith Barney (SSB) in 1995. Premiums and deposits related to these products were $1.6 billion, $1.1 billion and $932.1 million in 2000, 1999 and 1998, respectively. In 1996, the Company began marketing various life products through SSB as well. Premiums related to such products were $59.3 million, $40.8 million and $44.5 million in 2000, 1999 and 1998, respectively.

     During 1998, the Company began distributing deferred annuity products through its affiliates Primerica Financial Services (Primerica), CitiStreet Retirement Services (formerly The Copeland Companies), a division of CitiStreet, a joint venture between Citigroup and State Street Bank, and Citibank, N.A. (Citibank). Deposits received from Primerica were $844 million, $763 million and $216 million in 2000, 1999 and 1998 respectively. Deposits from Citibank and CitiStreet Retirement Services were $131 million and $220 million, respectively for 2000, and were insignificant in 1999 and 1998.

     The Company participates in a stock option plan sponsored by Citigroup that provides for the granting of stock options in Citigroup common stock to officers and key employees. To further encourage employee stock ownership, Citigroup introduced the WealthBuilder stock option program during 1997. Under this program, all employees meeting certain requirements are granted Citigroup stock options.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


     Most leasing functions for TIGI and its subsidiaries are handled by TPC. Rent expense related to these leases is shared by the companies on a cost allocation method based generally on estimated usage by department. The Company's rent expense was insignificant in 2000, 1999 and 1998.

     At December 31, 2000 and 1999, the Company had investments in Tribeca Investments LLC, an affiliate of the Company, in the amounts of $29.4 million and $22.3 million, respectively.

     The Company also had investments in an affiliated joint venture, Tishman Speyer, in the amount of $52.8 million and $63.2 million at December 31, 2000 and 1999, respectively.

     The Company has other affiliated investments. The individual investment with any one affiliate was insignificant at December 31, 2000 and 1999.

11.  RECONCILIATION OF NET INCOME TO NET CASH USED IN OPERATING ACTIVITIES

     The following table reconciles net income to net cash used in operating activities:

       FOR THE YEAR ENDED DECEMBER 31,                                  2000            1999            1998
       ($ in thousands)                                                 ----            ----            ----

       Net Income From Continuing Operations                         $  90,905       $  52,606       $  57,485
          Adjustments to reconcile net income to cash used in
          operating activities:
              Realized (gains) losses                                    7,396           4,973         (18,493)
              Deferred federal income taxes                             36,748           6,410          11,783
              Amortization of deferred policy acquisition costs         68,254          38,902          15,956
              Additions to deferred policy acquisition costs          (297,733)       (211,182)       (120,278)
              Investment income accrued                                (27,812)        (27,072)         (3,821)
              Premium balances                                            (332)           (466)         (6,786)
              Insurance reserves                                       (18,487)        (16,431)         (8,431)
              Other                                                       (343)        (36,058)         (2,806)
                                                                     ---------       ---------       ---------
              Net cash used in operations                            $(141,404)      $(188,318)      $ (75,391)
                                                                     ---------       ---------       ---------


12.  NON-CASH INVESTING AND FINANCING ACTIVITIES

     There were no significant non-cash investing and financing activities for 2000, 1999 and 1998.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholder
The Travelers Life and Annuity Company:

Under date of January 16, 2001, we reported on the balance sheets of The Travelers Life and Annuity Company as of December 31, 2000 and 1999, and the related statements of income, changes in retained earnings and accumulated other changes in equity from non-owner sources and cash flows for each of the years in the three-year period ended December 31, 2000, which are included in this Form 10-K. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedules listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



/s/ KPMG LLP

Hartford, Connecticut
January 16, 2001

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                                   SCHEDULE I
       SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN RELATED PARTIES
                                DECEMBER 31, 2000
                                ($ in thousands)

                                                                                              AMOUNT SHOWN IN
TYPE OF INVESTMENT                                              COST           VALUE         BALANCE SHEET (1)
                                                             ----------      ----------      -----------------
Fixed Maturities:
   Bonds:
     U.S. Government and government agencies and
     authorities                                             $  202,815      $  218,585         $  218,585
     States, municipalities and political subdivisions           30,583          32,952             32,952
     Foreign governments                                         50,624          50,834             50,834
     Public utilities                                           170,977         172,059            172,059
     Convertible bonds and bonds with warrants attached          28,128          27,380             27,380
     All other corporate bonds                                1,775,804       1,787,014          1,787,014
                                                             ----------      ----------         ----------
       Total Bonds                                            2,258,931       2,288,824          2,288,824
   Redeemable Preferred Stocks                                    9,007           8,317              8,317
                                                             ----------      ----------         ----------
     Total Fixed Maturities                                   2,267,938       2,297,141          2,297,141
                                                             ----------      ----------         ----------

Equity Securities:
   Common Stocks:
     Industrial, miscellaneous and all other                      2,861           2,045              2,045
                                                             ----------      ----------         ----------
         Total Common Stocks                                      2,861           2,045              2,045
   Non-Redeemable Preferred Stocks                               21,150          20,506             20,506
                                                             ----------      ----------         ----------
     Total Equity Securities                                     24,011          22,551             22,551
                                                             ----------      ----------         ----------

Mortgage Loans                                                  132,768                            132,768
Policy Loans                                                     12,895                             12,895
Short-Term Securities                                           247,377                            247,377
Other Investments (2) (3)                                       161,793                            155,891
                                                             ----------                         ----------
     Total Investments                                       $2,846,782                         $2,868,623
                                                             ==========                         ==========

(1) Determined in accordance with methods described in Notes 1 and 2 of Notes to Financial Statements.

(2)  Excludes investments in related parties of $53,539.

(3) Includes derivatives marked to market and recorded at fair value in the balance sheet.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                                  SCHEDULE III
                       SUPPLEMENTARY INSURANCE INFORMATION
                                    1998-2000
                                ($ in thousands)



                           FUTURE POLICY                            BENEFITS,
                           BENEFITS, LOSSES,            NET         CLAIMS, LOSSES                              OTHER
         DEFERRED POLICY   CLAIMS AND LOSS    PREMIUM   INVESTMENT  AND SETTLEMENT   AMORTIZATION OF DEFERRED   OPERATING   PREMIUMS
        ACQUISITION COSTS  EXPENSES (1)       REVENUE   INCOME      EXPENSES (2)     POLICY ACQUISITION COSTS   EXPENSES    WRITTEN
        -----------------  -----------------  -------   ----------  --------------   ------------------------   ---------   --------

2000        $579,567         $2,621,187       $33,941   $214,174      $155,982               $68,254            $14,095     $33,941

1999        $350,088         $2,125,595       $25,270   $177,179      $134,288               $38,902            $11,326     $25,270

1998        $177,808         $1,910,582       $23,677   $171,003      $132,906               $15,956            $5,012      $23,677


(1)  Includes contractholder funds.

(2)  Includes interest credited on contractholder funds.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                                   SCHEDULE IV
                                   REINSURANCE
                                ($ in thousands)

                                                                                                 PERCENTAGE
                                               CEDED TO           ASSUMED                        OF AMOUNT
                                                 OTHER          FROM OTHER            NET        ASSUMED TO
                            GROSS AMOUNT       COMPANIES         COMPANIES          AMOUNT           NET
                            ------------      -----------       ----------       -----------     ----------

                                              2000
                                              ----

Life Insurance In Force      $21,637,160      $17,355,206         $  --          $ 4,281,954          --%
Premiums:
     Annuity                 $     6,034      $      --           $  --          $     6,034
     Individual Life              36,770            8,863            --               27,907
                             -----------      -----------         -------        -----------
         Total Premiums      $    42,804      $     8,863         $  --          $    33,941          --%
                             ===========      ===========         =======        ===========

                                              1999
                                              ----

Life Insurance In Force      $15,597,352      $12,839,072         $  --          $ 2,758,280          --%
Premiums:
     Annuity                 $     1,317      $      --           $  --          $     1,317
     Individual life              30,502            6,549            --               23,953
                             -----------      -----------         -------        -----------
         Total Premiums      $    31,819      $     6,549         $  --          $    25,270          --%
                             ===========      ===========         =======        ===========

                                              1998
                                              ----

Life Insurance In Force      $10,709,709      $ 8,829,229         $  --          $ 1,880,480          --%
Premiums:
     Annuity                 $     5,557      $      --           $  --          $     5,557
     Individual life              22,340            4,220            --               18,120
                             -----------      -----------         -------        -----------
         Total Premiums      $    27,897      $     4,220         $  --          $    23,677          --%
                             ===========      ===========         =======        ===========

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 10-Q

       _X_        QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

              FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001

                                      OR

       ___   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM__________ TO__________


                       _______________________________

                       COMMISSION FILE NUMBER 33-58677
                       _______________________________


                    THE TRAVELERS LIFE AND ANNUITY COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                CONNECTICUT                               06-0904249
        (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)                Identification No.)

                ONE TOWER SQUARE, HARTFORD, CONNECTICUT 06183
             (Address of principal executive offices) (Zip Code)

                                (860) 277-0111
             (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           Yes_____X___          No_________

As of the date hereof, there were outstanding 30,000 shares of common stock, par value $100 per share, of the registrant, all of which were owned by The Travelers Insurance Company, an indirect wholly owned subsidiary of Citigroup Inc.


                          REDUCED DISCLOSURE FORMAT

The registrant meets the conditions set forth in General Instruction H(1)(a) and (b) of Form 10-Q and is therefore filing this Form 10-Q with the reduced disclosure format.

                     THE TRAVELERS LIFE AND ANNUITY COMPANY


                              TABLE OF CONTENTS


PART I - FINANCIAL INFORMATION                                                                 Page
                                                                                               ----

ITEM 1.  FINANCIAL STATEMENTS
-----------------------------
Condensed Statement of Income for the Three and
Nine Months Ended September 30, 2001 and 2000 (unaudited).........................................3

Condensed Balance Sheet as of September 30, 2001 (unaudited) and
December 31, 2000.................................................................................4

Condensed Statements of Changes in Retained Earnings and
Accumulated Other Changes in Equity from Nonowner Sources
for the Three and Nine Months Ended September 30, 2001 and 2000 (unaudited).......................5

Condensed Statement of Cash Flows for the
Nine Months Ended September 30, 2001 and 2000 (unaudited).........................................6

Notes to Condensed Financial Statements (unaudited)...............................................7

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
------------------------------------------------
FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................................10
---------------------------------------------



PART II - OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K........................................................12
-----------------------------------------



SIGNATURES.......................................................................................13

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
                        CONDENSED STATEMENT OF INCOME
                                 (UNAUDITED)
                               ($ in thousands)



                                                           THREE MONTHS ENDED     NINE MONTHS ENDED
                                                              SEPTEMBER 30,         SEPTEMBER 30,
----------------------------------------------------------------------------------------------------
                                                         2001         2000         2001        2000
                                                         ----         ----         ----        ----
REVENUES
Premiums                                               $10,236        $8,583     $28,422    $25,168
Net investment income                                   60,867        50,737     179,287    155,362
Realized investment gains/(losses)                      (2,659)       (1,914)     18,495        (94)
Fee income                                              44,984        46,090     125,279    114,316
Other revenues                                           3,385         2,189      11,272      6,507
----------------------------------------------------------------------------------------------------
    Total Revenues                                     116,813       105,685     362,755    301,259
----------------------------------------------------------------------------------------------------

BENEFITS AND EXPENSES
Current and future insurance benefits                   21,145        19,839      63,887     60,559
Interest credited to contractholders                    33,489        20,598      88,845     54,675
Amortization of deferred acquisition costs              25,690        17,761      66,282     48,092
Operating expenses                                       4,651         4,085      15,847     11,150
----------------------------------------------------------------------------------------------------
    Total Benefits and Expenses                         84,975        62,283     234,861    174,476
----------------------------------------------------------------------------------------------------
Income before federal income taxes and cumulative
     effect of change in accounting principle           31,838        43,402     127,894    126,783

Federal income taxes                                    10,715        15,177      44,186     44,332
----------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
    accounting principle                                21,123        28,225      83,708     82,451
Cumulative effect of change in accounting for
    derivative instruments and hedging activities,
net of tax                                                   -             -         (62)         -
----------------------------------------------------------------------------------------------------

Net income                                             $21,123       $28,225     $83,646    $82,451
====================================================================================================






                 See Notes to Condensed Financial Statements.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
                           CONDENSED BALANCE SHEET
                               ($ in thousands)


                                                            SEPTEMBER 30, 2001    DECEMBER 31, 2000
                                                               (UNAUDITED)
------------------------------------------------------------------------------------------------------
ASSETS
Investments (including $64,965 and $49,465 subject to
   securities lending agreements)                               $3,639,941            $2,922,162
Separate accounts                                                6,621,223             6,802,985
Deferred acquisition costs                                         747,709               579,567
Other assets                                                       279,918               190,903
------------------------------------------------------------------------------------------------------
    Total Assets                                               $11,288,791           $10,495,617
------------------------------------------------------------------------------------------------------

LIABILITIES
Future policy benefits                                          $1,059,643              $989,576
Contractholder funds                                             2,300,146             1,631,611
Separate accounts                                                6,621,223             6,802,985
Other liabilities                                                  321,257               211,441
------------------------------------------------------------------------------------------------------
    Total Liabilities                                           10,302,269             9,635,613
------------------------------------------------------------------------------------------------------

SHAREHOLDER'S EQUITY
Common stock, par value $100; 100,000 shares authorized,
    30,000 issued and outstanding                                    3,000                 3,000
Additional paid-in capital                                         417,316               417,316
Retained earnings                                                  509,712               426,066
Accumulated other changes in equity from nonowner sources           56,494                13,622
------------------------------------------------------------------------------------------------------
    Total Shareholder's Equity                                     986,522               860,004
------------------------------------------------------------------------------------------------------

    Total Liabilities and Shareholder's Equity                 $11,288,791           $10,495,617
======================================================================================================






                 See Notes to Condensed Financial Statements.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
           CONDENSED STATEMENTS OF CHANGES IN RETAINED EARNINGS AND
          ACCUMULATED OTHER CHANGES IN EQUITY FROM NONOWNER SOURCES
                                 (UNAUDITED)
                               ($ in thousands)




                                                             THREE MONTHS ENDED        NINE MONTHS ENDED
                                                               SEPTEMBER 30,             SEPTEMBER 30,
----------------------------------------------------------------------------------------------------------
STATEMENT OF CHANGES IN  RETAINED EARNINGS                       2001        2000    2001         2000
----------------------------------------------------------------------------------------------------------
Balance, beginning of period                                $488,589    $389,387    $426,066   $335,161
Net income                                                    21,123      28,225      83,646     82,451
----------------------------------------------------------------------------------------------------------
Balance, end of period                                      $509,712    $417,612    $509,712   $417,612
==========================================================================================================

----------------------------------------------------------------------------------------------------------
STATEMENT OF ACCUMULATED OTHER CHANGES
IN EQUITY FROM NONOWNER SOURCES
----------------------------------------------------------------------------------------------------------

Balance, beginning of period                                 $12,598   $(36,916)     $13,622   $(39,312)
Cumulative effect of change in accounting for derivative
    instruments and hedging activities, net of tax                -           -           62          -
Unrealized gains, net of tax                                  39,417      19,921      37,898     22,317
Derivative instrument hedging activity gains,
    net of tax                                                 4,479          -        4,912          -
----------------------------------------------------------------------------------------------------------
Balance, end of period                                       $56,494   $(16,995)     $56,494   $(16,995)
==========================================================================================================

----------------------------------------------------------------------------------------------------------
SUMMARY OF CHANGES IN EQUITY
FROM NONOWNER SOURCES
----------------------------------------------------------------------------------------------------------

Net income                                                   $21,123     $28,225     $83,646    $82,451

Other changes in equity from nonowner sources                 43,896      19,921      42,872     22,317
----------------------------------------------------------------------------------------------------------

Total changes in equity from nonowner sources                $65,019     $48,146    $126,518   $104,768
==========================================================================================================





                 See Notes to Condensed Financial Statements.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
                      CONDENSED STATEMENT OF CASH FLOWS
                         INCREASE (DECREASE) IN CASH
                                 (UNAUDITED)
                               ($ in thousands)


                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                 2001             2000
---------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                          $(122,333)      $(102,988)
---------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturities of investments
        Fixed maturities                                          68,728         167,956
        Mortgage loans                                            15,798          19,258
    Proceeds from sales of investments
        Fixed maturities                                         679,852         741,015
        Equity securities                                          6,253          27,158
        Mortgage loans                                                 -          15,260
        Real estate held for sale                                    (36)          2,115
    Purchases of investments
        Fixed maturities                                      (1,428,928)     (1,286,107)
        Equity securities                                         (2,150)        (17,763)
        Mortgage loans                                              (368)        (10,010)
    Policy loans, net                                             (3,585)         (2,296)
    Short-term securities sales (purchases), net                  89,515        (211,397)
    Other investment sales (purchases), net                          348          (3,133)
    Securities transactions in course of settlement, net          32,623          54,100
---------------------------------------------------------------------------------------------
    Net cash used in investing activities                       (541,950)       (503,844)
---------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Contractholder fund deposits                                 791,306         448,906
    Contractholder fund withdrawals                             (122,771)        (76,778)
    Contribution by parent company                                     -         250,000
---------------------------------------------------------------------------------------------
    Net cash provided by financing activities                    668,535         622,128
---------------------------------------------------------------------------------------------

Net increase in cash                                               4,252          15,296

Cash at beginning of period                                       14,938              21
---------------------------------------------------------------------------------------------
Cash at end of period                                            $19,190         $15,317
---------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes (received) paid                                $(20,911)        $31,081
=============================================================================================







                 See Notes to Condensed Financial Statements.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
             NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)


1.  BASIS OF PRESENTATION

    The Travelers Life and Annuity Company (the Company) is a wholly owned subsidiary of The Travelers Insurance Company (TIC), an indirect wholly owned subsidiary of Citigroup Inc. (Citigroup). Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The condensed financial statements and accompanying footnotes of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and are unaudited. In the opinion of management, the interim financial statements reflect all adjustments necessary (all of which were normal recurring adjustments) for a fair presentation of results for the periods reported. The accompanying condensed financial statements should be read in conjunction with the financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

    Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted.

    Certain prior year amounts have been reclassified to conform to the 2001 presentation.


2.  CHANGES IN ACCOUNTING PRINCIPLES AND ACCOUNTING STANDARDS NOT YET ADOPTED

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Effective January 1, 2001, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
    133). FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a recognized asset or liability or of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. As a result of adopting FAS 133, the Company recorded a charge of $62 thousand after tax, reflected as a cumulative catch-up adjustment in the condensed statement of income and a benefit of $62 thousand after tax, reflected as a cumulative catch-up adjustment in the accumulated other changes in equity from nonowner sources section of stockholder's equity.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
             NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                 (CONTINUED)


    RECOGNITION OF INTEREST INCOME AND IMPAIRMENT ON PURCHASED AND RETAINED INTERESTS IN SECURITIZED FINANCIAL ASSETS

    In April 2001, the Company adopted the FASB Emerging Issues Task Force
    (EITF) EITF 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Interests in Securitized Financial Assets" (EITF 99-20). EITF 99-20 establishes guidance on the recognition and measurement of interest income and impairment on certain investments, e.g., certain asset-backed securities. The recognition of impairment resulting from the adoption of EITF 99-20 was to be recorded as a cumulative catch-up adjustment. Interest income on beneficial interest falling within the scope of EITF 99-20 was to be recognized prospectively. EITF 99-20 had no effect on the Company's results of operations, financial condition or liquidity.



    BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

    In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141) and No. 142, "Goodwill and Other Intangible Assets" (FAS 142). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. Other intangible assets that are not deemed to have an indefinite useful life will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002 and for purchase business combinations consummated after June 30, 2001 which will have no impact in 2001.

    The Company is in the process of evaluating certain intangible assets to determine whether they are deemed to have an indefinite useful life. During 2002, the Company will perform the required impairment test of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on its results of operations, financial condition or liquidity.


    ASSET RETIREMENT OBLIGATIONS

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (FAS 143). FAS 143 changes the measurement of an asset retirement obligation from a cost-accumulation approach to a fair value approach, where the fair value (discounted value) of an asset retirement obligation is recognized as a liability in the period in which it is incurred and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently amortized into expense. The pre-FAS 143 prescribed practice of reporting a retirement obligation as a contra-asset will no longer be allowed. The Company is in the process of assessing the impact of the new standard that will take effect on January 1, 2003.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY
             NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                 (CONTINUED)


    IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS 144). FAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale. A long-lived asset classified as held for sale is to be measured at the lower of its carrying amount or fair value less cost to sell, and depreciation (amortization) is to cease. Impairment is recognized only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and fair value of the asset. Long-lived assets to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spinoff are considered held and used until disposed of. Accordingly, discontinued operations are no longer to be measured on a net realizable value basis, and future operating losses are no long recognized before they occur.

    The Company will adopt FAS 144 effective January 1, 2002. The provisions of the new standard are generally to be applied prospectively and are not expected to materially affect the Company's results of operations, financial condition or liquidity.


3.  SHAREHOLDER'S EQUITY

    Statutory capital and surplus of the Company was $476 million at December 31, 2000. The Company is subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to its parent without prior approval of insurance regulatory authorities. The Company does not have surplus available to pay dividends to TIC in 2001 without prior approval of the Connecticut Insurance Department.


4.  COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Company is a defendant or co-defendant in various litigation matters incidental to and typical of the businesses in which it is engaged. In the opinion of the Company's management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on its results of operations, financial condition or liquidity.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's narrative analysis of the results of operations is presented in lieu of Management's Discussion and Analysis of Financial Condition and Results of Operations, pursuant to General Instruction H(2)(a) of Form 10-Q.

RESULTS OF OPERATIONS ($ in millions)


FOR THE NINE MONTHS ENDED SEPTEMBER 30,                   2001              2000
                                                          ----              ----
Revenues                                                $362.8            $301.3

Net income (1)                                           $83.6             $82.4

(1) Includes net realized investment gains/(losses) of $12.0 million and $(.1) million in 2001 and 2000, respectively.

The Travelers Life and Annuity Company (the Company) offers fixed and variable deferred annuities and individual life insurance to individuals and small businesses. These products are distributed primarily through Salomon Smith Barney (SSB), Primerica Financial Services (Primerica), affiliates of the Company, and a nationwide network of independent financial professionals. In addition, the Company distributes these products through CitiStreet Retirement Services and Citibank, N.A. (Citibank), affiliates of the Company. The majority of the annuity business and a substantial portion of the individual life business written by the Company are accounted for as investment contracts, with the result that the deposits collected from contractholders are reported as liabilities and are not included in revenues.

Net income for the nine months ended September 30, 2001 was $83.6 million, compared to $82.4 million for the nine months ended September 30, 2000. Operating income, defined as income before net realized gains or losses on investments, decreased 14% to $71.7 million for the first nine months of 2001 from $82.5 million for the same period in the prior year. This decrease in operating earnings was attributable to interest credited to contractholders which increased 62% to $88.8 million in 2001 versus $54.7 million in 2000, partially offset by increased investment income and fee revenue. Deferred acquisition cost amortization, which increased 38% to $66.3 million from $48.1 million in 2000, was due to the rapid increase in business volume over the last two years.

The cashflows of the Company continue to be affected by the volume growth. Net cash provided by contractholder funds activity increased 80% to $668.5 million in the nine months ended September 30, 2001 from $372.1 million in the nine months ended September 30, 2000, which was then used in investing activities. Also, net cash used in operations grew 19% to $122.3 million in the nine months ended September 30, 2001 from $103.0 million in the nine months ended September 30, 2000 related to first year commission growth and other first year expenses.

Realized investment gains and losses fluctuate based upon market conditions and investment portfolio yield considerations. Gross realized gains/(losses) for the nine months ended September 30, 2001 and 2000 were $18.5 million and $(.1) million, respectively.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY

PREMIUMS AND DEPOSITS ($ in millions)


FOR THE NINE MONTHS ENDED SEPTEMBER 30,                  2001          2000
                                                         ----          ----
Individual Annuity                                     $2,328        $2,421
Individual Life                                           223           143

Other Annuity                                               5             8
                                                       ------        ------
                             Total                     $2,556        $2,572
                                                       ======        ======

The majority of the annuity business and a substantial portion of the individual life business written by the Company are accounted for as investment contracts, with the result that the deposits collected from contractholders are reported as liabilities and are not included in revenues.

Individual annuity premiums and deposits decreased 4% related to variable annuity market conditions. Cross-selling initiatives at Citigroup continue with 40% and 24% of the September 30, 2001 amounts attributable to SSB and Primerica, respectively.

The individual life premiums and deposits grew 56% to $223 million in 2001 versus $143 million in 2000 reflecting strong traditional agency universal and life production. Of the September 30, 2001 premiums, 21% were attributable to SSB.

Strong retention margins and steady sales, despite declining market conditions, drove policyholder benefit reserves, contractholder funds and separate account reserves to $10.0 billion at September 30, 2001, up from $9.4 billion at December 31, 2000.

INSURANCE REGULATIONS

Risk-based capital requirements are used as minimum capital requirements by the National Association of Insurance Commissioners and the states to identify companies that merit further regulatory action. At December 31, 2000, the Company had adjusted capital in excess of amounts requiring any regulatory action.

The Company is subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to its parent without prior approval of insurance regulatory authorities in the state of domicile. The Company does not have surplus available to pay dividends to its parent in 2001 without prior approval of the Connecticut Insurance Department. The Company did not pay any dividends to its parent during the nine months ended September 30, 2001 and 2000.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

See Note 2 of Notes to Condensed Financial Statements for a discussion of recently issued accounting pronouncements.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, the resolution of legal proceedings.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY

                         PART II - OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  EXHIBITS.

  EXHIBIT NO.     DESCRIPTION
  -----------     -----------
       3.01       Charter of The Travelers Life and Annuity Company (the
                  "Company"), as amended on April 10, 1990, incorporated
                  herein by reference to Exhibit 6(a) to the Registration
                  Statement on Form N-4, File No. 33-58131, filed on March 17,
                  1995.

       3.02 By-laws of the Company, as amended on October 20, 1994, incorporated herein by reference to Exhibit 6(b) to the Registration Statement on Form N-4, File No. 33-58131, filed on March 17, 1995.


(b)  REPORTS ON FORM 8-K.

None.

                    THE TRAVELERS LIFE AND ANNUITY COMPANY


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          THE TRAVELERS LIFE AND ANNUITY COMPANY
                                          --------------------------------------
                                                          (Registrant)

Date     November 14, 2001             /s/ Glenn D. Lammey
    ----------------------------       ------------------------------------------

                                       Glenn D. Lammey
                                       Executive Vice President,
                                       Chief Financial Officer and Chief Accounting Officer
                                       (Principal Financial Officer and Principal Accounting Officer)

ANNUAL REPORT
DECEMBER 31, 2001








                THE TRAVELERS SEPARATE ACCOUNT PF II
                FOR VARIABLE ANNUITIES








[TRAVELERS LOGO]

The Travelers Insurance Company
The Travelers Life and Annuity Company
One Tower Square
Hartford, CT 06183

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                STATEMENT OF ASSETS AND LIABILITIES (UNAUDITED)
                               DECEMBER 31, 2001

ASSETS:
   Investments in eligible funds at market value:
      Greenwich Street Series Fund, 19,683,132 shares (cost $427,600,471) ..........    $  419,271,277
      Smith Barney Allocation Series Inc., 36,625,891 shares (cost $460,061,259) ...       410,248,206
      Smith Barney Investment Series, 12,865,217 shares (cost $146,345,497) ........       128,665,603
      The Travelers Series Trust, 25,390,817 shares (cost $343,386,216) ............       248,960,538
      Travelers Series Fund Inc., 142,932,279 shares (cost $707,400,206) ...........       652,705,468
      Van Kampen Life Investment Trust, 12,439,395 shares (cost $229,535,147) ......       198,860,728
      Variable Annuity Portfolios, 980,814 shares (cost $9,607,266) ................         9,377,810
                                                                                        --------------

         Total Investments (cost $2,323,936,062) ...................................                        $2,068,089,630

   Receivables:
      Dividends ....................................................................                                50,103
                                                                                                            --------------

         Total Assets ..............................................................                         2,068,139,733
                                                                                                            --------------

LIABILITIES:
   Payables:
      Insurance charges ............................................................                               213,710
      Administrative fees ..........................................................                                25,645
                                                                                                            --------------

         Total Liabilities .........................................................                               239,355
                                                                                                            --------------

NET ASSETS:                                                                                                 $2,067,900,378
                                                                                                            ==============

                        See Notes to Financial Statements

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                       STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2001

INVESTMENT INCOME:
   Dividends .................................................................................                    $  89,244,235

EXPENSES:
   Insurance charges .........................................................................   $  23,288,971
   Administrative fees .......................................................................       2,794,677
                                                                                                 -------------

      Total expenses .........................................................................                       26,083,648
                                                                                                                  -------------

         Net investment income ...............................................................                       63,160,587
                                                                                                                  -------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED GAIN (LOSS) ON INVESTMENTS:
   Realized gain (loss) from investment transactions:
      Proceeds from investments sold .........................................................     205,701,855
      Cost of investments sold ...............................................................     227,529,047
                                                                                                 -------------

         Realized gain (loss) ................................................................                      (21,827,192)

   Change in unrealized gain (loss) on investments:
      Unrealized gain at December 31, 2000 ...................................................       9,043,896
      Unrealized loss at December 31, 2001 ...................................................    (255,846,431)
                                                                                                 -------------

         Change in unrealized gain (loss) on investments .....................................                     (264,890,327)
                                                                                                                  -------------

            Net realized gain (loss) and change in unrealized gain (loss) ....................                     (286,717,519)
                                                                                                                  -------------

   Net decrease in net assets resulting from operations ......................................                    $(223,556,932)
                                                                                                                  =============

                        See Notes to Financial Statements

                      THE TRAVELERS SEPARATE ACCOUNT PF II
                             FOR VARIABLE ANNUITIES

                       STATEMENT OF CHANGES IN NET ASSETS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                         2001               2000
                                                                                         ----               ----
                                                                                     (UNAUDITED)
OPERATIONS:
   Net investment income .......................................................   $    63,160,587    $    40,701,263
   Net realized gain (loss) from investment transactions .......................       (21,827,192)           511,142
   Net change in unrealized gain (loss) on investments .........................      (264,890,327)       (87,719,924)
                                                                                   ---------------    ---------------

      Net increase in net assets resulting from operations .....................      (223,556,932)       (46,507,519)
                                                                                   ---------------    ---------------

UNIT TRANSACTIONS:
   Participant purchase payments
      (applicable to 740,548,849 and 731,263,638 units, respectively) ..........       723,084,934        841,315,823
   Participant transfers from other Travelers accounts
      (applicable to 268,035,922 and 222,964,706 units, respectively) ..........       275,456,084        261,152,848
   Administrative charges
      (applicable to 1,351,211 and 675,285 units, respectively) ................        (1,361,145)          (823,312)
   Contract surrenders
      (applicable to 144,485,693 and 76,476,981 units, respectively) ...........      (148,566,853)       (88,587,741)
   Participant transfers to other Travelers accounts
      (applicable to 277,781,440 and 235,819,379 units, respectively) ..........      (284,404,502)      (260,330,190)
   Other payments to participants
      (applicable to 10,592,808 and 7,910,230 units, respectively) .............       (11,065,289)        (9,029,787)
                                                                                   ---------------    ---------------

      Net increase in net assets resulting from unit transactions ..............       553,143,229        743,697,641
                                                                                   ---------------    ---------------

         Net increase in net assets ............................................       329,586,297        697,190,122

NET ASSETS:
   Beginning of year ...........................................................     1,738,314,081      1,041,123,959
                                                                                   ---------------    ---------------

   End of year .................................................................   $ 2,067,900,378    $ 1,738,314,081
                                                                                   ===============    ===============

                        See Notes to Financial Statements

                   NOTES TO FINANCIAL STATEMENTS - (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

   The Travelers Separate Account PF II for Variable Annuities ("Separate Account PF II") is a separate account of The Travelers Life and Annuity Company ("Travelers Life"), which is a wholly owned subsidiary of The Travelers Insurance Company ("The Travelers"), an indirect wholly owned subsidiary of Citigroup Inc., and is available for funding certain variable annuity contracts issued by Travelers Life. Separate Account PF II is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. Separate Account PF II is comprised of the PrimElite product.

   Participant purchase payments applied to Separate Account PF II are invested in one or more sub-accounts in accordance with the selection made by the contract owner. As of December 31, 2001, the investments comprising Separate Account PF II were:

   Greenwich Street Series Fund, Massachusetts business trust, Affiliate of The Travelers
        Appreciation Portfolio
        Fundamental Value Portfolio
   Smith Barney Allocation Series Inc., Maryland business trust, Affiliate of The Travelers
        Select Balanced Portfolio
        Select Growth Portfolio
        Select High Growth Portfolio
   Smith Barney Investment Series, Massachusetts business trust, Affiliate of The Travelers
        Growth and Income Portfolio
        Select Government Portfolio
        Smith Barney Large Cap Core Portfolio
        Smith Barney Premier Selections All Cap Growth Portfolio
   The Travelers Series Trust, Massachusetts business trust, Affiliate of The Travelers
        MFS Mid Cap Growth Portfolio
        MFS Research Portfolio
        Social Awareness Stock Portfolio
   Travelers Series Fund Inc., Maryland business trust, Affiliate of The Travelers
        MFS Total Return Portfolio
        Smith Barney Aggressive Growth Portfolio
        Smith Barney High Income Portfolio
        International All Cap Growth Portfolio
        Smith Barney Large Cap Value Portfolio
        Smith Barney Large Capitalization Growth Portfolio
        Smith Barney Mid Cap Core Portfolio
        Smith Barney Money Market Portfolio
   Van Kampen Life Investment Trust, Delaware business trust
        Comstock Portfolio Class II Shares
        Emerging Growth Portfolio Class II Shares
        Growth and Income Portfolio Class II Shares
   Variable Annuity Portfolios, Massachusetts business trust
        Smith Barney Small Cap Growth Opportunities Portfolio

   Effective April 27, 2001, as a result of an approved plan of reorganization, shares of Select Conservative Portfolio and Select Income Portfolio were exchanged for shares of Select Balance Portfolio within the Smith Barney Allocation Series Inc.

   Effective April 27, 2001, as a result of an approved plan of reorganization, shares of Select Small Cap Portfolio of the Smith Barney Investment Series were exchanged for shares of CitiFunds Small Cap Growth VIP Portfolio of Variable Annuity Portfolios. The CitiFunds Small Cap Growth VIP Portfolio had a subsequent name change to Smith Barney Small Cap Growth Opportunity Portfolio effective May 1, 2001.

   Not all funds may be available in all states or to all contact owners.

   The following is a summary of significant accounting policies consistently followed by Separate Account PF II in the preparation of its financial statements.

   SECURITY VALUATION. Investments are valued daily at the net asset values per share of the underlying funds.

   SECURITY TRANSACTIONS. Security transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.

   FEDERAL INCOME TAXES. The operations of Separate Account PF II form a part of the total operations of Travelers Life and are not taxed separately. Travelers Life is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). Under existing federal income tax law, no taxes are payable on the investment income of Separate Account PF
   II. Separate Account PF II is not taxed as a "regulated investment company" under Subchapter M of the Code.

   OTHER. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVESTMENTS

   The aggregate costs of purchases and proceeds from sales of investments were $824,520,310 and $227,529,047, respectively, for the year ended December 31, 2001. Realized gains and losses from investment transactions are reported on an average cost basis. The cost of investments in eligible funds was $2,323,936,062 at December 31, 2001. Gross unrealized appreciation for all investments at December 31, 2001 was $1,064,677. Gross unrealized depreciation for all investments at December 31, 2001 was $256,911,108.

3. CONTRACT CHARGES

   Insurance charges are paid for the mortality and expense risks assumed by Travelers Life. Each business day, Travelers Life deducts a mortality and expense risk charge which is reflected in the calculation of accumulation and annuity unit values. This charge equals, on an annual basis, 1.25% of the amounts held in each funding option.

   Administrative fees are paid for administrative expenses. This fee is also deducted each business day and reflected in the calculation of accumulation and annuity unit values. This charge equals, on an annual basis, 0.15% of the amounts held in each funding option.

   For contracts in the accumulation phase, an annual charge of $30 (prorated for partial periods) is deducted from participant account balances and paid to Travelers Life to cover contract administrative charges.

   No sales charge is deducted from participant purchase payments when they are received. However, Travelers Life generally assesses a contingent deferred sales charge of up to 8% if a participant's purchase payment is surrendered within eight years of its payment date. Contract surrender payments include $5,738,518 and $3,459,456 of contingent deferred sales charges for the years ended December 31, 2001 and 2000, respectively.

4. NET CONTRACT OWNERS' EQUITY

                                                                                      DECEMBER 31, 2001
                                                                    --------------------------------------------------

                                                                    ACCUMULATION         UNIT                 NET
                                                                        UNITS            VALUE              ASSETS
                                                                        -----            -----              ------
Greenwich Street Series Fund
   Appreciation Portfolio
      125me, 15adm .............................................     336,418,349     $       1.071     $   360,167,820
   Fundamental Value Portfolio
      125me, 15adm .............................................      64,153,523             0.921          59,055,020

Smith Barney Allocation Series Inc.
   Select Balanced Portfolio
      125me, 15adm .............................................     172,335,872             1.077         185,579,075
   Select Growth Portfolio
      125me, 15adm .............................................     135,503,046             0.983         133,265,782
   Select High Growth Portfolio
      125me, 15adm .............................................      91,359,358             1.000          91,355,925

Smith Barney Investment Series
   Smith Barney Premier Selections All Cap Growth Portfolio
      125me, 15adm .............................................      33,868,061             0.887          30,030,745
   Select Government Portfolio
      125me, 15adm .............................................       8,557,026             1.154           9,872,839
   Growth and Income Portfolio
      125me, 15adm .............................................      37,624,621             0.816          30,685,286
   Smith Barney Large Cap Core Portfolio
      125me, 15adm .............................................      77,234,297             0.752          58,061,800

The Travelers Series Trust
   MFS Mid Cap Growth Portfolio
      125me, 15adm .............................................     104,171,307             1.325         137,989,777
   MFS Research Portfolio
      125me, 15adm .............................................     105,780,845             0.876          92,703,527
   Social Awareness Stock Portfolio
      125me, 15adm .............................................      22,300,728             0.818          18,238,251

4. NET CONTRACT OWNERS' EQUITY

                                                                                    DECEMBER 31, 2001
                                                                -------------------------------------------------------

                                                                 ACCUMULATION             UNIT                 NET
                                                                    UNITS                 VALUE              ASSETS
                                                                    -----                 -----              ------
Travelers Series Fund Inc.
   MFS Total Return Portfolio
      125me, 15adm ..........................................      99,836,615          $       1.161     $  115,904,451
   Smith Barney Aggressive Growth Portfolio
      125me, 15adm ..........................................     210,647,462                  0.966        203,512,489
   Smith Barney High Income Portfolio
      125me, 15adm ..........................................      44,411,528                  0.834         37,033,629
   Smith Barney International All Cap Growth Portfolio
      125me, 15adm ..........................................      71,952,232                  0.750         53,966,374
   Smith Barney Large Capitalization Growth Portfolio
      125me, 15adm ..........................................       3,651,010                  0.903          3,295,396
   Smith Barney Large Cap Value Portfolio
      125me, 15adm ..........................................     130,549,518                  0.969        126,448,491
   Smith Barney Mid Cap Core Portfolio
      125me, 15adm ..........................................       8,351,207                  0.938          7,829,502
   Smith Barney Money Market Portfolio
      125me, 15adm ..........................................      93,223,072                  1.123        104,689,751

Van Kampen Life Investment Trust
   Comstock Portfolio Class II Shares
      125me, 15adm ..........................................      67,881,536                  1.118         75,866,551
   Emerging Growth Portfolio Class II Shares
      125me, 15adm ..........................................     135,230,509                  0.521         70,392,769
   Growth and Income Portfolio Class II Shares
      125me, 15adm ..........................................      54,264,239                  0.969         52,578,407

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
      125me, 15adm ..........................................       9,833,197                  0.954          9,376,721
                                                                                                         --------------

Net Contract Owners' Equity ........................................................................     $2,067,900,378
                                                                                                         ==============

5. STATEMENT OF INVESTMENTS

INVESTMENTS                                                                               NO. OF              MARKET
                                                                                          SHARES              VALUE
                                                                                     ---------------   ----------------
  GREENWICH STREET SERIES FUND (20.3%)
     Appreciation Portfolio (Cost $367,677,853)                                           16,615,910   $    360,209,484
     Fundamental Value Portfolio (Cost $59,922,618)                                        3,067,222         59,061,793
                                                                                     ---------------   ----------------
        Total (Cost $427,600,471)                                                         19,683,132        419,271,277
                                                                                     ---------------   ----------------

  SMITH BARNEY ALLOCATION SERIES INC. (19.8%)
     Select Balanced Portfolio (Cost $198,370,559)                                        16,691,498        185,600,433
     Select Growth Portfolio (Cost $149,159,814)                                          11,603,578        133,281,215
     Select High Growth Portfolio (Cost $112,530,886)                                      8,330,815         91,366,558
                                                                                     ---------------   ----------------
        Total (Cost $460,061,259)                                                         36,625,891        410,248,206
                                                                                     ---------------   ----------------

  SMITH BARNEY INVESTMENT SERIES (6.2%)
     Smith Barney Premier Selections All Cap Growth Portfolio (Cost $34,187,981)           2,501,345         30,034,245
     Select Government Portfolio (Cost $9,500,434)                                           883,182          9,873,971
     Growth and Income Portfolio (Cost $33,667,564)                                        3,431,228         30,688,835
     Smith Barney Large Cap Core Portfolio (Cost $68,989,518)                              6,049,462         58,068,552
                                                                                     ---------------   ----------------
        Total (Cost $146,345,497)                                                         12,865,217        128,665,603
                                                                                     ---------------   ----------------

  THE TRAVELERS SERIES TRUST (12.0%)
     MFS Mid Cap Growth Portfolio (Cost $201,768,493)                                     14,063,321        138,005,878
     MFS Research Portfolio (Cost $121,232,966)                                           10,572,954         92,714,292
     Social Awareness Stock Portfolio (Cost $20,384,757)                                     754,543         18,240,368
                                                                                     ---------------   ----------------
        Total (Cost $343,386,216)                                                         25,390,817        248,960,538
                                                                                     ---------------   ----------------

  TRAVELERS SERIES FUND INC. (31.6%)
     MFS Total Return Portfolio (Cost $115,539,852)                                        6,935,397        115,917,778
     Smith Barney Aggressive Growth Portfolio (Cost $212,723,658)                         15,113,374        203,536,246
     Smith Barney High Income Portfolio (Cost $46,457,921)                                 4,313,282         37,037,867
     Smith Barney International All Cap Growth Portfolio (Cost $81,055,785)                4,509,245         53,972,573
     Smith Barney Large Capitalization Growth Portfolio (Cost $3,285,684)                    251,929          3,295,778
     Smith Barney Large Cap Value Portfolio (Cost $136,158,341)                            6,804,860        126,463,141
     Smith Barney Mid Cap Core Portfolio (Cost $7,527,287)                                   630,816          7,830,407
     Smith Barney Money Market Portfolio (Cost $104,651,678)                             104,373,375        104,651,678
                                                                                     ---------------   ----------------
        Total (Cost $707,400,206)                                                        142,932,279        652,705,468
                                                                                     ---------------   ----------------

  VAN KAMPEN LIFE INVESTMENT TRUST (9.6%)
     Comstock Portfolio Class II Shares (Cost $77,385,736)                                 6,650,641         75,875,291
     Emerging Growth Portfolio Class II Shares (Cost $98,220,280)                          2,482,602         70,400,965
     Growth and Income Portfolio Class II Shares (Cost $53,929,131)                        3,306,151         52,584,472
                                                                                     ---------------   ----------------
        Total (Cost $229,535,147)                                                         12,439,395        198,860,728
                                                                                     ---------------   ----------------

  VARIABLE ANNUITY PORTFOLIOS (0.5%)
     Smith Barney Small Cap Growth Opportunities Portfolio
        Total (Cost $9,607,266)                                                              980,814          9,377,810
                                                                                     ---------------   ----------------

TOTAL INVESTMENT OPTIONS (100%)
  (Cost $2,323,936,062)                                                                                $  2,068,089,630
                                                                                                       ================

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                             APPRECIATION PORTFOLIO
                                                                       -----------------------------------
                                                                             2001                2000
                                                                             ----                ----
INVESTMENT INCOME:
Dividends ..........................................................   $    3,905,490      $     7,245,478
                                                                       --------------      ---------------

EXPENSES:
Insurance charges ..................................................        4,361,494            4,174,431
Administrative fees ................................................          523,379              500,932
                                                                       --------------      ---------------
               Net investment income (loss) ........................         (979,383)           2,570,114
                                                                       --------------      ---------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold ..............................       13,446,160           14,442,366
       Cost of investments sold ....................................       14,069,419           14,079,776
                                                                       --------------      ---------------

               Realized gain (loss) ................................         (623,259)             362,590
                                                                       --------------      ---------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ....................       10,241,610           17,587,490
       Unrealized gain (loss) end of year ..........................       (7,468,369)          10,241,610
                                                                       --------------      ---------------

               Change in unrealized gain (loss) on investments .....      (17,709,979)          (7,345,880)
                                                                       --------------      ---------------

Net increase (decrease) in net assets
               resulting from operations ...........................      (19,312,621)          (4,413,176)
                                                                       --------------      ---------------




UNIT TRANSACTIONS:
Participant purchase payments ......................................       66,717,011          128,743,014
Participant transfers from other Travelers accounts ................       12,273,560           31,643,330
Administrative charges .............................................         (290,261)            (222,532)
Contract surrenders ................................................      (28,301,390)         (21,037,210)
Participant transfers to other Travelers accounts ..................      (21,513,085)         (49,898,300)
Other payments to participants .....................................       (2,616,955)          (2,627,948)
                                                                       --------------      ---------------

       Net increase (decrease) in net assets
               resulting from unit transactions ....................       26,268,880           86,600,354
                                                                       --------------      ---------------

               Net increase (decrease) in net assets ...............        6,956,259           82,187,178




NET ASSETS:
       Beginning of year ...........................................      353,211,561          271,024,383
                                                                       --------------      ---------------

       End of year .................................................   $  360,167,820      $   353,211,561
                                                                       ==============      ===============

                                                                        FUNDAMENTAL VALUE PORTFOLIO
                                                                       ------------------------------
                                                                           2001              2000
                                                                           ----              ----
INVESTMENT INCOME:
Dividends ..........................................................   $   1,697,679     $          -
                                                                       -------------     ------------

EXPENSES:
Insurance charges ..................................................         214,587                -
Administrative fees ................................................          25,750                -
                                                                       -------------     ------------
               Net investment income (loss) ........................       1,457,342                -
                                                                       -------------     ------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold ..............................         184,643                -
       Cost of investments sold ....................................         230,449                -
                                                                       -------------     ------------

               Realized gain (loss) ................................         (45,806)               -
                                                                       -------------     ------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ....................               -                -
       Unrealized gain (loss) end of year ..........................        (860,825)               -
                                                                       -------------     ------------

               Change in unrealized gain (loss) on investments .....        (860,825)               -
                                                                       -------------     ------------

Net increase (decrease) in net assets
               resulting from operations ...........................         550,711                -
                                                                       -------------     ------------




UNIT TRANSACTIONS:
Participant purchase payments ......................................      47,479,399                -
Participant transfers from other Travelers accounts ................      13,748,406                -
Administrative charges .............................................          (4,554)               -
Contract surrenders ................................................        (683,414)               -
Participant transfers to other Travelers accounts ..................      (1,838,741)               -
Other payments to participants .....................................        (196,787)               -
                                                                       -------------     ------------

       Net increase (decrease) in net assets
               resulting from unit transactions ....................      58,504,309                -
                                                                       -------------     ------------

               Net increase (decrease) in net assets ...............      59,055,020                -




NET ASSETS:
       Beginning of year ...........................................               -                -
                                                                       -------------     ------------

       End of year .................................................   $  59,055,020     $          -
                                                                       =============     ============

                                                                          SELECT CONSERVATIVE PORTFOLIO
                                                                       --------------------------------
                                                                           2001                2000
                                                                           ----                ----
INVESTMENT INCOME:
Dividends ..........................................................   $    2,631,328    $    2,179,545
                                                                       --------------    --------------

EXPENSES:
Insurance charges ..................................................          129,076           384,663
Administrative fees ................................................           15,489            46,159
                                                                       --------------    --------------
               Net investment income (loss) ........................        2,486,763         1,748,723
                                                                       --------------    --------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold ..............................       34,092,719         9,637,387
       Cost of investments sold ....................................       36,551,822         9,551,893
                                                                       --------------    --------------

               Realized gain (loss) ................................       (2,459,103)           85,494
                                                                       --------------    --------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ....................         (475,585)          513,679
       Unrealized gain (loss) end of year ..........................                -          (475,585)
                                                                       --------------    --------------

               Change in unrealized gain (loss) on investments .....          475,585          (989,264)
                                                                       --------------    --------------

Net increase (decrease) in net assets
               resulting from operations ...........................          503,245           844,953
                                                                       --------------    --------------




UNIT TRANSACTIONS:
Participant purchase payments ......................................        2,555,044         9,249,357
Participant transfers from other Travelers accounts ................          725,863         1,476,024
Administrative charges .............................................             (201)          (15,522)
Contract surrenders ................................................         (932,186)       (2,901,020)
Participant transfers to other Travelers accounts ..................      (34,085,852)      (10,789,724)
Other payments to participants .....................................          (28,791)         (425,689)
                                                                       --------------    --------------

       Net increase (decrease) in net assets
               resulting from unit transactions ....................      (31,766,123)       (3,406,574)
                                                                       --------------    --------------

               Net increase (decrease) in net assets ...............      (31,262,878)       (2,561,621)




NET ASSETS:
       Beginning of year ...........................................       31,262,878        33,824,499
                                                                       --------------    --------------

       End of year .................................................   $            -    $   31,262,878
                                                                       ==============    ==============

    SELECT INCOME PORTFOLIO          SELECT BALANCED PORTFOLIO               SELECT GROWTH PORTFOLIO
-----------------------------     --------------------------------      ----------------------------------
     2001            2000              2001             2000                 2001               2000
     ----            ----              ----             ----                 ----               ----
$   1,220,356   $   1,004,972     $   11,697,633   $     8,493,612      $             -    $     9,117,400
-------------   -------------     --------------   ---------------      ---------------    ---------------


       56,561         165,602          2,069,632         1,456,655            1,799,064          1,916,532
        6,787          19,873            248,356           174,799              215,887            229,984
-------------   -------------     --------------   ---------------      ---------------    ---------------
    1,157,008         819,497          9,379,645         6,862,158           (2,014,951)         6,970,923
-------------   -------------     --------------   ---------------      ---------------    ---------------




   15,071,495       4,619,697         12,520,444         5,672,148           19,844,249          3,118,147
   16,555,069       4,727,588         13,163,660         5,533,924           21,903,170          2,982,315
-------------   -------------     --------------   ---------------      ---------------    ---------------

   (1,483,574)       (107,891)          (643,216)          138,224           (2,058,921)           135,832
-------------   -------------     --------------   ---------------      ---------------    ---------------


     (560,973)       (154,948)         1,277,991         4,473,261           (2,017,890)        15,003,526
            -        (560,973)       (12,770,126)        1,277,991          (15,878,599)        (2,017,890)
-------------   -------------     --------------   ---------------      ---------------    ---------------

      560,973        (406,025)       (14,048,117)       (3,195,270)         (13,860,709)       (17,021,416)
-------------   -------------     --------------   ---------------      ---------------    ---------------


      234,407         305,581         (5,311,688)        3,805,112          (17,934,581)        (9,914,661)
-------------   -------------     --------------   ---------------      ---------------    ---------------





      860,328       3,918,541         39,129,578        37,411,328           12,854,098         61,255,874
      463,910       1,078,928         55,426,050         9,918,775            2,475,200         10,202,236
         (107)         (6,632)          (103,472)          (58,955)            (123,750)           (98,485)
     (660,897)     (1,651,251)       (16,412,851)       (8,488,742)         (12,385,081)        (9,806,909)
  (14,725,271)     (4,228,727)       (13,963,895)      (12,319,202)         (14,855,385)       (12,074,016)
      (11,339)        (41,848)        (2,346,896)         (680,005)            (593,760)          (670,395)
-------------   -------------     --------------   ---------------      ---------------    ---------------


  (14,073,376)       (930,989)        61,728,514        25,783,199          (12,628,678)        48,808,305
-------------   -------------     --------------   ---------------      ---------------    ---------------

  (13,838,969)       (625,408)        56,416,826        29,588,311          (30,563,259)        38,893,644





   13,838,969      14,464,377        129,162,249        99,573,938          163,829,041        124,935,397
-------------   -------------     --------------   ---------------      ---------------    ---------------

$           -   $  13,838,969     $  185,579,075   $   129,162,249      $   133,265,782    $   163,829,041
=============   =============     ==============   ===============      ===============    ===============

     SELECT HIGH GROWTH PORTFOLIO
------------------------------------
     2001                  2000
     ----                  ----
$     9,613,158     $      5,401,801
---------------     ----------------


      1,229,248            1,338,620
        147,510              160,634
---------------     ----------------
      8,236,400            3,902,547
---------------     ----------------




     11,920,077            4,116,264
     13,948,392            3,856,119
---------------     ----------------

     (2,028,315)             260,145
---------------     ----------------


        201,884           14,641,598
    (21,164,328)             201,884
---------------     ----------------

    (21,366,212)         (14,439,714)
---------------     ----------------


    (15,158,127)         (10,277,022)
---------------     ----------------





      8,648,105           50,211,961
      1,923,518           12,771,092
        (96,322)             (72,571)
     (7,680,418)          (7,291,399)
     (9,239,623)         (11,768,967)
       (397,047)            (343,572)
---------------     ----------------


     (6,841,787)          43,506,544
---------------     ----------------

    (21,999,914)          33,229,522





    113,355,839           80,126,317
---------------     ----------------

$    91,355,925     $    113,355,839
===============     ================

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)


                                                                      SELECT SMALL CAP PORTFOLIO
                                                                     ---------------------------
                                                                         2001           2000
                                                                         ----           ----
INVESTMENT INCOME:
Dividends .........................................................  $          -   $    355,308
                                                                     ------------   ------------

EXPENSES:
Insurance charges .................................................        29,817         31,359
Administrative fees ...............................................         3,578          3,763
                                                                     ------------   ------------
                Net investment income (loss) ......................       (33,395)       320,186
                                                                     ------------   ------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold .............................     8,440,095        181,244
       Cost of investments sold ...................................     9,987,531        186,821
                                                                     ------------   ------------

                Realized gain (loss) ..............................    (1,547,436)        (5,577)
                                                                     ------------   ------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ...................    (1,008,618)             -
       Unrealized gain (loss) end of year .........................             -     (1,008,618)
                                                                     ------------   ------------

                Change in unrealized gain (loss) on investments ...     1,008,618     (1,008,618)
                                                                     ------------   ------------

Net increase (decrease) in net assets
                resulting from operations .........................      (572,213)      (694,009)
                                                                     ------------   ------------




UNIT TRANSACTIONS:
Participant purchase payments .....................................     1,951,393      6,006,357
Participant transfers from other Travelers accounts ...............       484,745      2,028,091
Administrative charges ............................................           (25)          (748)
Contract surrenders ...............................................      (169,074)      (115,350)
Participant transfers to other Travelers accounts .................    (8,589,523)      (319,166)
Other payments to participants ....................................        (9,354)        (1,124)
                                                                     ------------   ------------

       Net increase (decrease) in net assets
                resulting from unit transactions ..................    (6,331,838)     7,598,060
                                                                     ------------   ------------

                Net increase (decrease) in net assets .............    (6,904,051)     6,904,051




NET ASSETS:
       Beginning of year ..........................................     6,904,051              -
                                                                     ------------   ------------

       End of year ................................................  $          -   $  6,904,051
                                                                     ============   ============

                                                                      SMITH BARNEY PREMIER SELECTIONS
                                                                          ALL CAP GROWTH PORTFOLIO
                                                                     ---------------------------------
                                                                          2001               2000
                                                                          ----               ----
INVESTMENT INCOME:
Dividends .........................................................  $            -     $      134,051
                                                                     --------------     --------------

EXPENSES:
Insurance charges .................................................         352,481             77,566
Administrative fees ...............................................          42,298              9,308
                                                                     --------------     --------------
                Net investment income (loss) ......................        (394,779)            47,177
                                                                     --------------     --------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold .............................       2,365,958             91,710
       Cost of investments sold ...................................       2,727,170             90,541
                                                                     --------------     --------------

                Realized gain (loss) ..............................        (361,212)             1,169
                                                                     --------------     --------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ...................        (401,747)                 -
       Unrealized gain (loss) end of year .........................      (4,153,736)          (401,747)
                                                                     --------------     --------------

                Change in unrealized gain (loss) on investments ...      (3,751,989)          (401,747)
                                                                     --------------     --------------

Net increase (decrease) in net assets
                resulting from operations .........................      (4,507,980)          (353,401)
                                                                     --------------     --------------




UNIT TRANSACTIONS:
Participant purchase payments .....................................      13,745,462         16,371,684
Participant transfers from other Travelers accounts ...............       3,633,424          7,887,634
Administrative charges ............................................         (19,632)            (1,776)
Contract surrenders ...............................................      (1,713,315)          (207,678)
Participant transfers to other Travelers accounts .................      (3,511,257)        (1,155,315)
Other payments to participants ....................................        (137,105)                 -
                                                                     --------------     --------------

       Net increase (decrease) in net assets
                resulting from unit transactions ..................      11,997,577         22,894,549
                                                                     --------------     --------------

                Net increase (decrease) in net assets .............       7,489,597         22,541,148




NET ASSETS:
       Beginning of year ..........................................      22,541,148                  -
                                                                     --------------     --------------

       End of year ................................................  $   30,030,745     $   22,541,148
                                                                     ==============     ==============


                                                                        SELECT GOVERNMENT PORTFOLIO
                                                                     --------------------------------
                                                                          2001               2000
                                                                          ----               ----
INVESTMENT INCOME:
Dividends .........................................................  $            -     $     145,952
                                                                     --------------     -------------

EXPENSES:
Insurance charges .................................................         126,126             7,857
Administrative fees ...............................................          15,135               943
                                                                     --------------     -------------
                Net investment income (loss) ......................        (141,261)          137,152
                                                                     --------------     -------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold .............................       4,092,495           374,632
       Cost of investments sold ...................................       3,954,177           366,553
                                                                     --------------     -------------

                Realized gain (loss) ..............................         138,318             8,079
                                                                     --------------     -------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ...................         (23,206)                -
       Unrealized gain (loss) end of year .........................         373,537           (23,206)
                                                                     --------------     -------------

                Change in unrealized gain (loss) on investments ...         396,743           (23,206)
                                                                     --------------     -------------

Net increase (decrease) in net assets
                resulting from operations .........................         393,800           122,025
                                                                     --------------     -------------




UNIT TRANSACTIONS:
Participant purchase payments .....................................       4,744,036         1,517,840
Participant transfers from other Travelers accounts ...............       7,317,682         1,652,700
Administrative charges ............................................          (3,955)              (67)
Contract surrenders ...............................................        (762,955)          (50,160)
Participant transfers to other Travelers accounts .................      (4,722,550)         (333,173)
Other payments to participants ....................................          (2,384)                -
                                                                     --------------     -------------

       Net increase (decrease) in net assets
                resulting from unit transactions ..................       6,569,874         2,787,140
                                                                     --------------     -------------

                Net increase (decrease) in net assets .............       6,963,674         2,909,165




NET ASSETS:
       Beginning of year ..........................................       2,909,165                 -
                                                                     --------------     -------------

       End of year ................................................  $    9,872,839     $   2,909,165
                                                                     ==============     =============

                                  SMITH BARNEY LARGE CAP CORE
 GROWTH AND INCOME PORTFOLIO                PORTFOLIO                 MFS MID CAP GROWTH PORTFOLIO
-----------------------------    ------------------------------     ---------------------------------
    2001              2000            2001             2000              2001               2000
    ----              ----            ----             ----              ----               ----
$           -    $    153,364    $            -    $     96,668     $   33,078,017     $    9,775,070
-------------    ------------    --------------    ------------     --------------     --------------


      294,850          66,776           626,246         186,664          1,943,105          1,726,135
       35,382           8,013            75,150          22,400            233,173            207,136
-------------    ------------    --------------    ------------     --------------     --------------
     (330,232)         78,575          (701,396)       (112,396)        30,901,739          7,841,799
-------------    ------------    --------------    ------------     --------------     --------------




    1,202,863         141,618         1,440,698          46,402         13,295,373          1,451,309
    1,354,794         141,616         1,751,594          46,428         17,469,607          1,253,028
-------------    ------------    --------------    ------------     --------------     --------------

     (151,931)              2          (310,896)            (26)        (4,174,234)           198,281
-------------    ------------    --------------    ------------     --------------     --------------


     (908,457)              -        (3,797,783)              -         10,104,474         18,975,974
   (2,978,729)       (908,457)      (10,920,966)     (3,797,783)       (63,762,615)        10,104,474
-------------    ------------    --------------    ------------     --------------     --------------

   (2,070,272)       (908,457)       (7,123,183)     (3,797,783)       (73,867,089)        (8,871,500)
-------------    ------------    --------------    ------------     --------------     --------------


   (2,552,435)       (829,880)       (8,135,475)     (3,910,205)       (47,139,584)          (831,420)
-------------    ------------    --------------    ------------     --------------     --------------





   17,163,017      16,066,314        26,159,124      38,710,563         26,338,411         99,351,862
    2,291,362       2,215,683         4,275,343       9,488,957         11,375,572         45,594,808
      (10,373)           (769)          (31,083)         (3,629)          (132,609)           (80,973)
   (1,388,773)       (281,538)       (3,184,541)       (536,813)       (12,619,361)        (7,993,056)
   (1,713,408)       (157,949)       (3,703,712)       (894,118)       (20,430,876)       (11,495,187)
     (115,965)              -          (172,611)              -           (477,399)          (584,432)
-------------    ------------    --------------    ------------     --------------     --------------


   16,225,860      17,841,741        23,342,520      46,764,960          4,053,738        124,793,022
-------------    ------------    --------------    ------------     --------------     --------------

   13,673,425      17,011,861        15,207,045      42,854,755        (43,085,846)       123,961,602





   17,011,861               -        42,854,755               -        181,075,623         57,114,021
-------------    ------------    --------------    ------------     --------------     --------------

$  30,685,286    $ 17,011,861    $   58,061,800    $ 42,854,755     $  137,989,777     $  181,075,623
=============    ============    ==============    ============     ==============     ==============


      MFS RESEARCH PORTFOLIO
--------------------------------
      2001             2000
      ----             ----
$    6,626,362     $   1,876,991
--------------     -------------


     1,306,945         1,527,380
       156,833           183,286
--------------     -------------
     5,162,584           166,325
--------------     -------------




    11,080,610         2,485,881
    13,300,161         2,234,774
--------------     -------------

    (2,219,551)          251,107
--------------     -------------


     4,649,268        16,176,494
   (28,518,674)        4,649,268
--------------     -------------

   (33,167,942)      (11,527,226)
--------------     -------------


   (30,224,909)      (11,109,794)
--------------     -------------





     9,961,929        55,338,259
     3,764,132        15,276,971
       (89,723)          (77,482)
    (7,716,319)       (6,322,204)
   (10,805,751)      (10,791,908)
      (520,760)         (586,932)
--------------     -------------


    (5,406,492)       52,836,704
--------------     -------------

   (35,631,401)       41,726,910





   128,334,928        86,608,018
--------------     -------------

$   92,703,527     $ 128,334,928
==============     =============

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)

                                                                                SOCIAL AWARENESS
                                                                                 STOCK PORTFOLIO
                                                                        -----------------------------
                                                                            2001             2000
                                                                            ----             ----
INVESTMENT INCOME:
Dividends .........................................................     $     65,798     $     18,134
                                                                        ------------     ------------

EXPENSES:
Insurance charges .................................................          166,211           28,113
Administrative fees ...............................................           19,945            3,373
                                                                        ------------     ------------
               Net investment income (loss) .......................         (120,358)         (13,352)
                                                                        ------------     ------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold .............................          459,558          293,860
       Cost of investments sold ...................................          524,195          287,462
                                                                        ------------     ------------

               Realized gain (loss) ...............................          (64,637)           6,398
                                                                        ------------     ------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ...................         (140,751)               -
       Unrealized gain (loss) end of year .........................       (2,144,389)        (140,751)
                                                                        ------------     ------------

               Change in unrealized gain (loss) on investments ....       (2,003,638)        (140,751)
                                                                        ------------     ------------

Net increase (decrease) in net assets
               resulting from operations ..........................       (2,188,633)        (147,705)
                                                                        ------------     ------------




UNIT TRANSACTIONS:
Participant purchase payments .....................................       12,255,800        6,884,718
Participant transfers from other Travelers accounts ...............        2,316,956        1,629,298
Administrative charges ............................................           (7,878)            (539)
Contract surrenders ...............................................         (601,043)         (58,369)
Participant transfers to other Travelers accounts .................       (1,332,101)        (317,881)
Other payments to participants ....................................          (89,593)        (104,779)
                                                                        ------------     ------------

       Net increase (decrease) in net assets
               resulting from unit transactions ...................       12,542,141        8,032,448
                                                                        ------------     ------------

               Net increase (decrease) in net assets ..............       10,353,508        7,884,743




NET ASSETS:
       Beginning of year ..........................................        7,884,743                -
                                                                        ------------     ------------

       End of year ................................................     $ 18,238,251     $  7,884,743
                                                                        ============     ============


                                                                            MFS TOTAL RETURN PORTFOLIO
                                                                        ---------------------------------
                                                                             2001               2000
                                                                             ----               ----
INVESTMENT INCOME:
Dividends .........................................................     $    6,194,731      $   4,194,582
                                                                        --------------      -------------

EXPENSES:
Insurance charges .................................................          1,261,869            862,824
Administrative fees ...............................................            151,424            103,539
                                                                        --------------      -------------
               Net investment income (loss) .......................          4,781,438          3,228,219
                                                                        --------------      -------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold .............................          3,607,220          3,862,523
       Cost of investments sold ...................................          3,596,471          3,962,559
                                                                        --------------      -------------

               Realized gain (loss) ...............................             10,749           (100,036)
                                                                        --------------      -------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ...................          6,322,465         (1,214,241)
       Unrealized gain (loss) end of year .........................            377,926          6,322,465
                                                                        --------------      -------------

               Change in unrealized gain (loss) on investments ....         (5,944,539)         7,536,706
                                                                        --------------      -------------

Net increase (decrease) in net assets
               resulting from operations ..........................         (1,152,352)        10,664,889
                                                                        --------------      -------------




UNIT TRANSACTIONS:
Participant purchase payments .....................................         34,393,305         30,790,677
Participant transfers from other Travelers accounts ...............         10,900,304          7,423,251
Administrative charges ............................................            (66,373)           (40,343)
Contract surrenders ...............................................         (7,678,154)        (4,118,558)
Participant transfers to other Travelers accounts .................         (8,369,615)       (11,416,006)
Other payments to participants ....................................           (823,821)          (756,460)
                                                                        --------------      -------------

       Net increase (decrease) in net assets
               resulting from unit transactions ...................         28,355,646         21,882,561
                                                                        --------------      -------------

               Net increase (decrease) in net assets ..............         27,203,294         32,547,450




NET ASSETS:
       Beginning of year ..........................................         88,701,157         56,153,707
                                                                        --------------      -------------

       End of year ................................................     $  115,904,451      $  88,701,157
                                                                        ==============      =============

                                                                           SMITH BARNEY AGGRESSIVE GROWTH
                                                                                     PORTFOLIO
                                                                        -----------------------------------
                                                                             2001                2000
                                                                             ----                ----
INVESTMENT INCOME:
Dividends .........................................................     $            -     $              -
                                                                        --------------     ----------------

EXPENSES:
Insurance charges .................................................          1,886,837              416,594
Administrative fees ...............................................            226,421               49,991
                                                                        --------------     ----------------
               Net investment income (loss) .......................         (2,113,258)            (466,585)
                                                                        --------------     ----------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold .............................          2,186,266               37,777
       Cost of investments sold ...................................          2,713,174               37,994
                                                                        --------------     ----------------

               Realized gain (loss) ...............................           (526,908)                (217)
                                                                        --------------     ----------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ...................         (5,293,980)                   -
       Unrealized gain (loss) end of year .........................         (9,187,412)          (5,293,980)
                                                                        --------------     ----------------

               Change in unrealized gain (loss) on investments ....         (3,893,432)          (5,293,980)
                                                                        --------------     ----------------

Net increase (decrease) in net assets
               resulting from operations ..........................         (6,533,598)          (5,760,782)
                                                                        --------------     ----------------




UNIT TRANSACTIONS:
Participant purchase payments .....................................        107,370,620           75,629,219
Participant transfers from other Travelers accounts ...............         25,749,089           35,193,659
Administrative charges ............................................           (107,563)             (12,108)
Contract surrenders ...............................................        (10,031,685)          (1,224,072)
Participant transfers to other Travelers accounts .................        (13,249,545)          (2,998,041)
Other payments to participants ....................................           (418,807)             (93,897)
                                                                        --------------     ----------------

       Net increase (decrease) in net assets
               resulting from unit transactions ...................        109,312,109          106,494,760
                                                                        --------------     ----------------

               Net increase (decrease) in net assets ..............        102,778,511          100,733,978




NET ASSETS:
       Beginning of year ..........................................        100,733,978                    -
                                                                        --------------     ----------------

       End of year ................................................     $  203,512,489     $    100,733,978
                                                                        ==============     ================

   SMITH BARNEY HIGH INCOME        SMITH BARNEY INTERNATIONAL ALL         SMITH BARNEY LARGE
          PORTFOLIO                     CAP GROWTH PORTFOLIO         CAPITALIZATION GROWTH PORTFOLIO
------------------------------    --------------------------------   -------------------------------
     2001            2000              2001              2000             2001              2000
     ----            ----              ----              ----             ----              ----
$   3,781,310    $   2,520,838    $            -    $      467,813   $           -    $            -
-------------    -------------    --------------    --------------   -------------    --------------


      402,972          341,302           754,150           845,653          13,173                 -
       48,357           40,956            90,498           101,478           1,581                 -
-------------    -------------    --------------    --------------   -------------    --------------
    3,329,981        2,138,580          (844,648)         (479,318)        (14,754)                -
-------------    -------------    --------------    --------------   -------------    --------------




    3,451,678        3,881,863         4,171,517         1,769,655         259,486                 -
    4,150,362        4,232,415         5,682,261         1,733,331         259,055                 -
-------------    -------------    --------------    --------------   -------------    --------------

     (698,684)        (350,552)       (1,510,744)           36,324             431                 -
-------------    -------------    --------------    --------------   -------------    --------------


   (5,042,972)        (520,782)       (4,656,112)       14,543,862               -                 -
   (9,420,054)      (5,042,972)      (27,083,211)       (4,656,112)         10,094                 -
-------------    -------------    --------------    --------------   -------------    --------------

   (4,377,082)      (4,522,190)      (22,427,099)      (19,199,974)         10,094                 -
-------------    -------------    --------------    --------------   -------------    --------------


   (1,745,785)      (2,734,162)      (24,782,491)      (19,642,968)         (4,229)                -
-------------    -------------    --------------    --------------   -------------    --------------





   13,907,430       11,451,165        10,379,611        52,140,420       2,838,820                 -
    5,126,135        2,548,551         4,813,488        17,152,223         824,121                 -
      (20,195)         (14,871)          (53,877)          (39,073)           (274)                -
   (3,034,380)      (1,839,439)       (4,776,958)       (3,467,307)        (85,390)                -
   (4,903,453)      (6,292,556)       (6,805,324)      (11,658,017)       (277,652)                -
     (158,112)        (308,992)         (170,805)         (581,520)              -                 -
-------------    -------------    --------------    --------------   -------------    --------------


   10,917,425        5,543,858         3,386,135        53,546,726       3,299,625                 -
-------------    -------------    --------------    --------------   -------------    --------------

    9,171,640        2,809,696       (21,396,356)       33,903,758       3,295,396                 -





   27,861,989       25,052,293        75,362,730        41,458,972               -                 -
-------------    -------------    --------------    --------------   -------------    --------------

$  37,033,629    $  27,861,989    $   53,966,374    $   75,362,730   $   3,295,396    $            -
=============    =============    ==============    ==============   =============    ==============

   SMITH BARNEY LARGE CAP VALUE
              PORTFOLIO
----------------------------------
      2001               2000
      ----               ----
$     6,169,688    $     3,687,132
---------------    ---------------


      1,551,343          1,253,227
        186,161            150,387
---------------    ---------------
      4,432,184          2,283,518
---------------    ---------------




      4,204,789          9,316,992
      4,518,896          9,724,844
---------------    ---------------

       (314,107)          (407,852)
---------------    ---------------


      6,827,864         (3,262,093)
     (9,695,200)         6,827,864
---------------    ---------------

    (16,523,064)        10,089,957
---------------    ---------------


    (12,404,987)        11,965,623
---------------    ---------------





     31,983,685         35,509,067
      6,569,326          9,091,583
        (93,335)           (62,957)
     (8,741,856)        (6,258,024)
     (7,482,903)       (23,909,310)
       (933,366)          (757,474)
---------------    ---------------


     21,301,551         13,612,885
---------------    ---------------

      8,896,564         25,578,508





    117,551,927         91,973,419
---------------    ---------------

$   126,448,491    $   117,551,927
===============    ===============

6. SCHEDULE OF SEPARATE ACCOUNT PF II OPERATIONS AND CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)

                                                                                 SMITH BARNEY MID CAP CORE
                                                                                         PORTFOLIO
                                                                                ---------------------------
                                                                                    2001            2000
                                                                                    ----            ----
INVESTMENT INCOME:
Dividends ..................................................................    $         -     $         -
                                                                                -----------     -----------

EXPENSES:
Insurance charges ..........................................................         27,476               -
Administrative fees ........................................................          3,297               -
                                                                                -----------     -----------
                Net investment income (loss) ...............................        (30,773)              -
                                                                                -----------     -----------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold ......................................        148,716               -
       Cost of investments sold ............................................        168,903               -
                                                                                -----------     -----------

                Realized gain (loss) .......................................        (20,187)              -
                                                                                -----------     -----------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ............................              -               -
       Unrealized gain (loss) end of year ..................................        303,120               -
                                                                                -----------     -----------

                Change in unrealized gain (loss) on investments ............        303,120               -
                                                                                -----------     -----------

Net increase (decrease) in net assets
                resulting from operations ..................................        252,160               -
                                                                                -----------     -----------




UNIT TRANSACTIONS:
Participant purchase payments ..............................................      6,295,102               -
Participant transfers from other Travelers accounts ........................      1,589,192               -
Administrative charges .....................................................           (724)              -
Contract surrenders ........................................................        (97,186)              -
Participant transfers to other Travelers accounts ..........................       (209,042)              -
Other payments to participants .............................................              -               -
                                                                                -----------     -----------

       Net increase (decrease) in net assets
                resulting from unit transactions ...........................      7,577,342               -
                                                                                -----------     -----------

                Net increase (decrease) in net assets ......................      7,829,502               -




NET ASSETS:
       Beginning of year ...................................................              -               -
                                                                                -----------     -----------

       End of year .........................................................    $ 7,829,502     $         -
                                                                                ===========     ===========

                                                                                    SMITH BARNEY MONEY MARKET
                                                                                            PORTFOLIO
                                                                                --------------------------------
                                                                                      2001              2000
                                                                                      ----              ----
INVESTMENT INCOME:
Dividends ..................................................................    $     2,336,721   $    2,755,197
                                                                                ---------------   --------------

EXPENSES:
Insurance charges ..........................................................            886,777          587,813
Administrative fees ........................................................            106,413           70,537
                                                                                ---------------   --------------
                Net investment income (loss) ...............................          1,343,531        2,096,847
                                                                                ---------------   --------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold ......................................         35,271,001       53,658,630
       Cost of investments sold ............................................         35,271,001       53,658,630
                                                                                ---------------   --------------

                Realized gain (loss) .......................................                  -                -
                                                                                ---------------   --------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ............................                  -                -
       Unrealized gain (loss) end of year ..................................                  -                -
                                                                                ---------------   --------------

                Change in unrealized gain (loss) on investments ............                  -                -
                                                                                ---------------   --------------

Net increase (decrease) in net assets
                resulting from operations ..................................          1,343,531        2,096,847
                                                                                ---------------   --------------




UNIT TRANSACTIONS:
Participant purchase payments ..............................................         76,689,182       56,178,725
Participant transfers from other Travelers accounts ........................         53,253,430       12,810,422
Administrative charges .....................................................            (25,441)         (13,280)
Contract surrenders ........................................................         (9,872,455)      (4,619,407)
Participant transfers to other Travelers accounts ..........................        (64,400,515)     (76,780,359)
Other payments to participants .............................................           (320,827)        (464,720)
                                                                                ---------------   --------------

       Net increase (decrease) in net assets
                resulting from unit transactions ...........................         55,323,374      (12,888,619)
                                                                                ---------------   --------------

                Net increase (decrease) in net assets ......................         56,666,905      (10,791,772)




NET ASSETS:
       Beginning of year ...................................................         48,022,846       58,814,618
                                                                                ---------------   --------------

       End of year .........................................................    $   104,689,751   $   48,022,846
                                                                                ===============   ==============

                                                                                 COMSTOCK PORTFOLIO CLASS II
                                                                                            SHARES
                                                                                ------------------------------
                                                                                     2001             2000
                                                                                     ----             ----
INVESTMENT INCOME:
Dividends ..................................................................    $       75,306   $      98,031
                                                                                --------------   -------------

EXPENSES:
Insurance charges ..........................................................           534,668          13,014
Administrative fees ........................................................            64,161           1,562
                                                                                --------------   -------------
                Net investment income (loss) ...............................          (523,523)         83,455
                                                                                --------------   -------------

REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED
       GAIN (LOSS) ON INVESTMENTS:
Realized gain (loss) from investment transactions:
       Proceeds from investments sold ......................................           177,425               -
       Cost of investments sold ............................................           190,097               -
                                                                                --------------   -------------

                Realized gain (loss) .......................................           (12,672)              -
                                                                                --------------   -------------

Change in unrealized gain (loss) on investments:
       Unrealized gain (loss) beginning of year ............................           584,325               -
       Unrealized gain (loss) end of year ..................................        (1,510,445)        584,325
                                                                                --------------   -------------

                Change in unrealized gain (loss) on investments ............        (2,094,770)        584,325
                                                                                --------------   -------------

Net increase (decrease) in net assets
                resulting from operations ..................................        (2,630,965)        667,780
                                                                                --------------   -------------




UNIT TRANSACTIONS:
Participant purchase payments ..............................................        59,458,002       6,324,336
Participant transfers from other Travelers accounts ........................        16,724,604       1,849,305
Administrative charges .....................................................           (18,426)              -
Contract surrenders ........................................................        (2,859,078)        (17,952)
Participant transfers to other Travelers accounts ..........................        (3,423,305)        (20,635)
Other payments to participants .............................................          (187,115)              -
                                                                                --------------   -------------

       Net increase (decrease) in net assets
                resulting from unit transactions ...........................        69,694,682       8,135,054
                                                                                --------------   -------------

                Net increase (decrease) in net assets ......................        67,063,717       8,802,834




NET ASSETS:
       Beginning of year ...................................................         8,802,834               -
                                                                                --------------   -------------

       End of year .........................................................    $   75,866,551   $   8,802,834
                                                                                ==============   =============

                                                                              SMITH BARNEY
 EMERGING GROWTH PORTFOLIO CLASS       GROWTH AND INCOME PORTFOLIO           SMALL CAP GROWTH
            II SHARES                        CLASS II SHARES              OPPORTUNITIES PORTFOLIO
---------------------------------    --------------------------------    --------------------------
     2001               2000             2001               2000              2001          2000
     ----               ----             ----               ----              ----          ----
$            -     $            -    $     150,658     $      596,536    $           -    $       -
--------------     --------------    -------------     --------------    -------------    ---------


       761,094             85,862          432,721             20,760           70,448            -
        91,331             10,303           51,927              2,491            8,454            -
--------------     --------------    -------------     --------------    -------------    ---------
      (852,425)           (96,165)        (333,990)           573,284          (78,902)           -
--------------     --------------    -------------     --------------    -------------    ---------




     1,453,472                  -          194,210              6,033        1,118,638            -
     2,079,919                  -          210,565              6,385        1,197,133            -
--------------     --------------    -------------     --------------    -------------    ---------

      (626,447)                 -          (16,355)              (352)         (78,495)           -
--------------     --------------    -------------     --------------    -------------    ---------


    (6,643,951)                 -         (193,960)                 -                -            -
   (27,819,315)        (6,643,951)      (1,344,659)          (193,960)        (229,456)           -
--------------     --------------    -------------     --------------    -------------    ---------

   (21,175,364)        (6,643,951)      (1,150,699)          (193,960)        (229,456)           -
--------------     --------------    -------------     --------------    -------------    ---------


   (22,654,236)        (6,740,116)      (1,501,044)           378,972         (386,853)           -
--------------     --------------    -------------     --------------    -------------    ---------





    48,100,036         33,451,021       39,153,709          8,803,521        1,952,697            -
    11,043,368         18,436,735        7,030,247          3,782,592        9,337,057            -
       (41,163)                 -          (14,464)                 -           (5,365)           -
    (3,459,149)          (230,003)      (2,291,953)           (71,280)        (426,991)           -
    (6,801,390)          (558,523)      (2,386,185)          (153,110)      (1,064,543)           -
      (153,811)                 -         (152,598)                 -          (29,281)           -
--------------     --------------    -------------     --------------    -------------    ---------


    48,687,891         51,099,230       41,338,756         12,361,723        9,763,574            -
--------------     --------------    -------------     --------------    -------------    ---------

    26,033,655         44,359,114       39,837,712         12,740,695        9,376,721            -





    44,359,114                  -       12,740,695                  -                -            -
--------------     --------------    -------------     --------------    -------------    ---------

$   70,392,769     $   44,359,114    $  52,578,407     $   12,740,695    $   9,376,721    $       -
==============     ==============    =============     ==============    =============    =========



              COMBINED
-------------------------------------
      2001                  2000
      ----                  ----
$     89,244,235     $     60,318,515
----------------     ----------------


      23,288,971           17,515,402
       2,794,679            2,101,847
----------------     ----------------
      63,160,587           40,701,263
----------------     ----------------




     205,701,855          119,206,136
     227,529,047          118,694,995
----------------     ----------------

     (21,827,192)             511,141
----------------     ----------------


       9,043,896           96,763,821
    (255,846,431)           9,043,896
----------------     ----------------

    (264,890,327)         (87,719,925)
----------------     ----------------


    (223,556,932)         (46,507,519)
----------------     ----------------





     723,084,934          841,315,823
     275,456,084          261,152,848
      (1,361,145)            (823,313)
    (148,566,853)         (88,587,742)
    (284,404,502)        (260,330,190)
     (11,065,289)          (9,029,787)
----------------     ----------------


     553,143,229          743,697,641
----------------     ----------------

     329,586,297          697,190,122





   1,738,314,081        1,041,123,959
----------------     ----------------

$  2,067,900,378     $  1,738,314,081
================     ================

7.  SCHEDULE OF ACCUMULATION UNITS FOR SEPARATE ACCOUNT PF II
    FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                              APPRECIATION PORTFOLIO                FUNDAMENTAL VALUE PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............        312,397,589         235,392,378                   -                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         73,201,979         142,325,806          67,246,940                   -
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (49,181,218)        (65,320,595)         (3,093,417)                  -
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................        336,418,350         312,397,589          64,153,523                   -
                                                         ============        ============        ============        ============


                                                           SELECT CONSERVATIVE PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............         29,371,876          32,731,406
Accumulation units purchased and
  transferred from other Travelers accounts ......          3,050,384          10,231,416
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (32,422,260)        (13,590,946)
                                                         ------------        ------------
Accumulation units end of year ...................                  -          29,371,876
                                                         ============        ============



                                                              SELECT INCOME PORTFOLIO                SELECT BALANCED PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............         13,550,404          14,503,445         116,649,147          92,958,272
Accumulation units purchased and
  transferred from other Travelers accounts ......          1,271,337           4,950,853          86,059,295          43,520,547
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (14,821,741)         (5,903,894)        (30,372,570)        (19,829,672)
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................                  -          13,550,404         172,335,872         116,649,147
                                                         ============        ============        ============        ============


                                                             SELECT GROWTH PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............        148,142,153         106,081,505
Accumulation units purchased and
  transferred from other Travelers accounts ......         14,991,044          61,649,252
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (27,630,151)        (19,588,604)
                                                         ------------        ------------
Accumulation units end of year ...................        135,503,046         148,142,153
                                                         ============        ============



                                                           SELECT HIGH GROWTH PORTFOLIO             SELECT SMALL CAP PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............         98,281,080          63,571,711           8,291,558                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         10,041,514          50,497,346           3,110,581           8,777,398
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (16,963,236)        (15,787,977)        (11,402,139)           (485,840)
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................         91,359,358          98,281,080                   -           8,291,558
                                                         ============        ============        ============        ============


                                                          SMITH BARNEY PREMIER SELECTIONS
                                                              ALL CAP GROWTH PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............         21,516,596                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         18,262,537          22,817,818
Accumulation units redeemed and
  transferred to other Travelers accounts ........         (5,911,072)         (1,301,222)
                                                         ------------        ------------
Accumulation units end of year ...................         33,868,061          21,516,596
                                                         ============        ============



                                                            SELECT GOVERNMENT PORTFOLIO            GROWTH AND INCOME PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............          2,632,392                   -          18,344,678                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         10,717,583           2,995,191          23,197,085          18,804,886
Accumulation units redeemed and
  transferred to other Travelers accounts ........         (4,792,949)           (362,799)         (3,917,142)           (460,208)
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................          8,557,026           2,632,392          37,624,621          18,344,678
                                                         ============        ============        ============        ============


                                                           SMITH BARNEY LARGE CAP CORE
                                                                    PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............         48,044,652                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         38,249,301          49,558,018
Accumulation units redeemed and
  transferred to other Travelers accounts ........         (9,059,656)         (1,513,366)
                                                         ------------        ------------
Accumulation units end of year ...................         77,234,297          48,044,652
                                                         ============        ============

7. SCHEDULE OF ACCUMULATION UNITS FOR SEPARATE ACCOUNT PF II
   FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)


                                                           MFS MID CAP GROWTH PORTFOLIO               MFS RESEARCH PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............        102,889,578          34,997,093         111,973,813          70,357,077
Accumulation units purchased and
  transferred from other Travelers accounts ......         24,655,083          78,646,116          13,871,346          55,776,909
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (23,373,354)        (10,753,631)        (20,064,314)        (14,160,173)
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................        104,171,307         102,889,578         105,780,845         111,973,813
                                                         ============        ============        ============        ============

                                                         SOCIAL AWARENESS STOCK PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............          8,016,692                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         16,679,524           8,486,691
Accumulation units redeemed and
  transferred to other Travelers accounts ........         (2,395,488)           (469,999)
                                                         ------------        ------------
Accumulation units end of year ...................         22,300,728           8,016,692
                                                         ============        ============


                                                                                                  SMITH BARNEY AGGRESSIVE GROWTH
                                                             MFS TOTAL RETURN PORTFOLIO                     PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............         75,344,816          54,861,298          98,624,592                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         39,239,607          36,191,214         137,335,464         102,704,646
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (14,747,808)        (15,707,696)        (25,312,594)         (4,080,054)
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................         99,836,615          75,344,816         210,647,462          98,624,592
                                                         ============        ============        ============        ============


                                                             SMITH BARNEY HIGH INCOME
                                                                     PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............         31,714,593          25,856,446
Accumulation units purchased and
  transferred from other Travelers accounts ......         22,049,045          14,881,107
Accumulation units redeemed and
  transferred to other Travelers accounts ........         (9,352,110)         (9,022,960)
                                                         ------------        ------------
Accumulation units end of year ...................         44,411,528          31,714,593
                                                         ============        ============


                                                          SMITH BARNEY INTERNATIONAL ALL                SMITH BARNEY LARGE
                                                               CAP GROWTH PORTFOLIO              CAPITALIZATION GROWTH PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............         68,195,410          28,191,109                   -                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         17,395,739          52,562,912           4,049,045                   -
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (13,638,917)        (12,558,611)           (398,035)                  -
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................         71,952,232          68,195,410           3,651,010                   -
                                                         ============        ============        ============        ============

                                                           SMITH BARNEY LARGE CAP VALUE
                                                                    PORTFOLIO
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............        109,901,403          95,910,703
Accumulation units purchased and
  transferred from other Travelers accounts ......         37,962,376          46,266,927
Accumulation units redeemed and
  transferred to other Travelers accounts ........        (17,314,261)        (32,276,227)
                                                         ------------        ------------
Accumulation units end of year ...................        130,549,518         109,901,403
                                                         ============        ============


                                                             SMITH BARNEY MID CAP CORE              SMITH BARNEY MONEY MARKET
                                                                    PORTFOLIO                                PORTFOLIO
                                                         --------------------------------        --------------------------------
                                                             2001                2000                2001                2000
                                                             ----                ----                ----                ----

Accumulation units beginning of year .............                  -                   -          43,727,838          56,006,628
Accumulation units purchased and
  transferred from other Travelers accounts ......          8,710,427                   -         116,404,786          64,248,487
Accumulation units redeemed and
  transferred to other Travelers accounts ........           (359,220)                  -         (66,909,552)        (76,527,277)
                                                         ------------        ------------        ------------        ------------
Accumulation units end of year ...................          8,351,207                   -          93,223,072          43,727,838
                                                         ============        ============        ============        ============


                                                            COMSTOCK PORTFOLIO CLASS II
                                                                    SHARES
                                                         --------------------------------
                                                             2001                2000
                                                             ----                ----

Accumulation units beginning of year .............          7,549,285                   -
Accumulation units purchased and
  transferred from other Travelers accounts ......         66,091,125           7,584,212
Accumulation units redeemed and
  transferred to other Travelers accounts ........         (5,758,874)            (34,927)
                                                         ------------        ------------
Accumulation units end of year ...................         67,881,536           7,549,285
                                                         ============        ============

7.  SCHEDULE OF ACCUMULATION UNITS FOR SEPARATE ACCOUNT PF II
    FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)




                                    EMERGING GROWTH PORTFOLIO        GROWTH AND INCOME PORTFOLIO     SMITH BARNEY SMALL CAP GROWTH
                                       CLASS II SHARES                     CLASS II SHARES              OPPORTUNITIES PORTFOLIO
                                   ------------------------------   -----------------------------   ------------------------------
                                         2001            2000            2001            2000            2001             2000
                                         ----            ----            ----            ----            ----             ----

Accumulation units beginning
  of year                             57,423,433               -      12,181,962               -                -               -
Accumulation units purchased
  and transferred from other
  Travelers accounts                  96,106,247      58,349,635      47,164,458      12,400,957       11,470,919               -
Accumulation units redeemed
  and transferred to other
  Travelers accounts                 (18,299,171)       (926,202)     (5,082,181)       (218,995)      (1,637,722)              -
                                   --------------   -------------   -------------   -------------   --------------  --------------
Accumulation units end of year       135,230,509      57,423,433      54,264,239      12,181,962        9,833,197               -
                                   ==============   =============   =============   =============   ==============  ==============


                                              COMBINED
                                   ------------------------------
                                        2001            2000
                                        ----            ----

Accumulation units beginning
  of year                          1,544,765,540     911,419,071
Accumulation units purchased
  and transferred from other
  Travelers accounts               1,008,584,771     954,228,344
Accumulation units redeemed
  and transferred to other
  Travelers accounts                (434,211,152)   (320,881,875)
                                   --------------  --------------
Accumulation units end of year     2,119,139,159   1,544,765,540
                                   ==============  ==============

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

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








                       This page intentionally left blank

                                  PRIMELITE II




                       STATEMENT OF ADDITIONAL INFORMATION

                  SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES









                      Individual Variable Annuity Contract
                                    issued by


                     The Travelers Life and Annuity Company
                                One Tower Square
                           Hartford, Connecticut 06183










L-12956-TLAC-S                                                     February 2002

                                     PART C

                                Other Information

Item 24. Financial Statements and Exhibits

(a) The financial statements of the Registrant and the Report of Independent Accountants thereto are contained in the Registrant's Annual Report and are included in the Statement of Additional Information. The financial statements of the Registrant include:

            Statement of Assets and Liabilities as of December 31, 2000 Statement of Operations for the year ended December 31, 2000 Statement of Changes in Net Assets for the years ended December 31, 2000 and 1999
            Statement of Investments as of December 31, 2000
            Notes to Financial Statements


         The unaudited financial statements of the Registrant are contained in the Registrant's unaudited Annual Report and are included in the Statement of Additional Information. The unaudited financial statements of the Registrant include:

            Statement of Assets and Liabilities as of December 31, 2001 (unaudited)
            Statement of Operations for the year ended December 31, 2001 (unaudited)
            Statement of Changes in Net Assets for the years ended December 31, 2001 and 2000 (unaudited)
            Statement of Investments as of December 31, 2001 (unaudited)
            Notes to Financial Statements (unaudited)


         The financial statements of The Travelers Life and Annuity Company and the report of Independent Auditors, are contained in the Statement of Additional Information. The financial statements of The Travelers Life and Annuity Company include:

            Statements of Income for the years ended December 31, 2000, 1999 and 1998
            Balance Sheets as of December 31, 2000 and 1999
            Statements of Changes in Retained Earnings and Accumulated Other Changes in Equity from Non-Owner Sources for the years ended December 31, 2000, 1999 and 1998
            Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998
            Notes to Financial Statements


         The unaudited condensed financial statements of The Travelers Life and Annuity Company are contained in the Statement of Additional Information. The unaudited condensed financial statements of The Travelers Life and Annuity Company include:

            Condensed Statement of Income for the Three and Nine Months ended September 30, 2001 and 2000 (unaudited)
            Condensed Balance Sheet as of September 30, 2001 and December 31, 2000 (unaudited)
            Condensed Statements of Changes in Retained Earnings and Accumulated Other Changes in Equity from Nonowner Sources for the Three and Nine Months ended September 30, 2001 and 2000 (unaudited)
            Condensed Statement of Cash Flows for the Nine Months ended September 30, 2001 and 2000 (unaudited)
            Notes to Condensed Financial Statements (unaudited)


(b)      Exhibits

1. Resolution of The Travelers Life and Annuity Company Board of Directors authorizing the establishment of the Registrant. (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form N-4 filed July 31, 1997.)

2.       Not Applicable.

3(a). Distribution and Principal Underwriting Agreement among the Registrant, The Travelers Life and Annuity Company and Travelers Distribution LLC (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, File No. 333-58809 filed February 26, 2001.)

3(b). Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to Post-Effective Amendment No. 4 the Registration Statement on Form N-4, File No. 333-27689 filed April 6, 2001.)


4.       Variable Annuity Contract. (Incorporated herein by reference to
         Exhibit 4 to Pre-Effective Amendment No. 1 filed January 23, 2002.)


5. Application. (Incorporated herein by reference to Exhibit 5 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed November 4, 1997.)

6(a). Charter of The Travelers Life and Annuity Company, as amended on April 10, 1990. (Incorporated herein by reference to Exhibit 6(a) to Registration Statement on Form N-4, File No. 33-58131, filed via Edgar on March 17, 1995.)

6(b). By-Laws of The Travelers Life and Annuity Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 6(b) to the Registration Statement on Form N-4, File No. 33-58131, filed via Edgar on March 17, 1995.)

8. Participation Agreements. (Incorporated herein by reference to Exhibit 8 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6, File No. 333-96521 filed May 24, 2000.)


9. Opinion of Counsel as to the legality of securities being registered. (Incorporated herein by reference to Exhibit 9 to Pre-Effective Amendment No. 1 filed January 23, 2002.)


10(a). Consent of KPMG LLP, Independent Certified Public Accountants filed herewith.


13. Computation of Total Return Calculations - Standardized and Non-Standardized. (Incorporated herein by reference to Exhibit 13 to Pre-Effective Amendment No. 13 filed January 23, 2002.)


15. Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for George C. Kokulis, Katherine M. Sullivan and Glenn D. Lammey. (Incorporated herein by reference to Exhibit 15 to the Registration Statement on Form N-4 filed April 17, 2000.)

         Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Glenn D. Lammey, Marla Berman Lewitus and William R. Hogan. (Incorporated herein by reference to Exhibit 15 to Post-Effective Amendment No. 4 to the Registration Statement on Form N04, File No. 333-32581 filed April 6, 2001.)

         Item 25. Directors and Officers of the Depositor


Name and Principal                 Positions and Offices
Business Address                   with Insurance Company
----------------                   ----------------------

George C. Kokulis*                 Director, President and Chief Executive
                                    Officer
Glenn D. Lammey*                   Director, Executive Vice President, Chief
                                    Financial Officer, Chief Accounting
                                     Officer
Stuart Baritz***                   Senior Vice President
William H. Heyman**                Senior Vice President
William R. Hogan*                  Director, Senior Vice President
Madelyn Lankton*                   Senior Vice President and Chief
Information Officer
Marla Berman Lewitus*              Director, Senior Vice President and
General Counsel
Brendan Lynch*                     Senior Vice President
Warren H. May*                     Senior Vice President
Laura Pantaleo*                    Senior Vice Presidnet
Kathleen Preston*                  Senior Vice President
David A. Tyson*                    Senior Vice President
F. Denney Voss**                   Senior Vice President
David A. Golino*                   Vice President and Controller
Donald R. Munson, Jr.*             Vice President
Tim W. Still*                      Vice President
Linn K. Richardson*                Second Vice President and Actuary
Paul Weissman*                     Second Vice President and Actuary
Ernest J. Wright*                  Vice President and Secretary
Kathleen A. McGah*                 Assistant Secretary and
                                     Deputy General Counsel

Principal Business Address:
*    The Travelers Insurance Company           **  Citigroup Inc.
     One Tower Square                              399 Park Avenue
     Hartford, CT  06183                           New York, N.Y. 10048

***  Travelers Portfolio Group
     1345 Avenue of the Americas
     New York, NY 10105


Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

         Incorporated herein by reference to Exhibit 16 to Post-Effective Amendment No.4 to the Registration Statement on Form N-4, File No. 333-27689, filed April 6, 2001.


Item 27.  Number of Contract Owners

As of February 28, 2001, 44,698 contract owners held qualified and non-qualified contracts offered by the Registrant.


Item 28.  Indemnification

Sections 33-770 to 33-778, inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

Citigroup Inc. also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrant. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.


Rule 484 Undertaking

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriter

(a)      Travelers Distribution LLC
         One Tower Square
         Hartford, CT 06183

Travelers Distribution LLC also serves as principal underwriter and distributor for the following funds:

The Travelers Fund U for Variable Annuities, The Travelers Fund VA for Variable Annuities, The Travelers Fund BD for Variable Annuities, The Travelers Fund BD II for Variable Annuities, The The Travelers Fund BD III for Variable Annuities, Travelers Fund BD IV for Variable Annuities, The Travelers Fund ABD for Variable Annuities, The Travelers Fund ABD II for Variable Annuities, The Travelers Separate Account PF for Variable Annuities, The Travelers Separate Account QP for Variable Annuities, The Travelers Separate Account TM for Variable Annuities, The Travelers Separate Account TM II for Variable Annuities, The Travelers Separate Account Five for Variable Annuities, The Travelers Separate Account Six for Variable Annuities, The Travelers Separate Account Seven for Variable Annuities, The Travelers Separate Account Eight for Variable Annuities, The Travelers Separate Account Nine for Variable Annuities, The Travelers Separate Account Ten for Variable Annuities, The Travelers Fund UL for Variable Life Insurance, The Travelers Fund UL II for Variable Life Insurance, The Travelers Fund UL III for Variable Life Insurance, The Travelers Variable Life Insurance Separate Account One, The Travelers Variable Life Insurance Separate Account Two, The Travelers Variable Life Insurance Separate Account Three, The Travelers Variable Life Insurance Separate Account Four, The Travelers Separate Account MGA, The Travelers Separate Account MGA II, The Travelers Growth and Income Stock Account for Variable Annuities, The Travelers Quality Bond Account for Variable Annuities, The Travelers Money Market Account for Variable Annuities, The Travelers Timed Growth and Income Stock Account for Variable Annuities, The Travelers Timed Short-Term Bond Account for Variable Annuities and The Travelers Timed Aggressive Stock Account for Variable Annuities, Citicorp Life Variable Annuity Separate Account and First Citicorp Life Variable Annuity Separate Account.

(b) The information required by this Item 29 with respect to each director and officer of Travelers Distribution LLC is incorporated by reference to Schedule A of Form BD filed by Travelers Distribution LLC pursuant to the Securities and Exchange Act of 1934 (File No. 8-50244).

(c) Not Applicable


Item 30. Location of Accounts and Records

(1)      The Travelers Life and Annuity Company
         One Tower Square
         Hartford, Connecticut  06183


Item 31. Management Services

Not Applicable.


Item 32. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

The Company hereby represents:

(a). That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf, in the City of Hartford, and State of Connecticut, on this 31st day of January, 2002.



          THE TRAVELERS SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
                                  (Registrant)


                     THE TRAVELERS LIFE AND ANNUITY COMPANY
                                   (Depositor)



                                   By:*GLENN D. LAMMEY
                                       ------------------------------
                                       Glenn D. Lammey, Chief Financial Officer,
                                       Chief Accounting Officer



As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of January 2002.




*GEORGE C. KOKULIS              Director, President and Chief Executive Officer
--------------------------
 (George C. Kokulis)            (Principal Executive Officer)


*GLENN D. LAMMEY                Director, Chief Financial Officer,
--------------------------
 (Glenn D. Lammey)              Chief Accounting Officer
                                (Principal Financial Officer)


*MARLA BERMAN LEWITUS           Director
--------------------------
 (Marla Berman Lewitus)


*WILLIAM R. HOGAN               Director
--------------------------
 (William R. Hogan)


*By: /s/Ernest J. Wright, Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
No.          Description                                                            Method of Filing
---          -----------                                                            ----------------
10.        Consent of KPMG LLP, Independent Certified Public Accountants             Electronically